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Exhibit 99(a)(1)(A)

OFFER TO PURCHASE FOR CASH
ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
AND THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS
OF
MGI PHARMA, INC.
AT
$41.00 NET PER SHARE
BY
JAGUAR ACQUISITION CORP.
A WHOLLY OWNED SUBSIDIARY OF
EISAI CORPORATION OF NORTH AMERICA
A WHOLLY OWNED SUBSIDIARY OF
EISAI CO., LTD.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 22, 2008, UNLESS THE OFFER IS EXTENDED.

        The offer described in this offer to purchase is being made pursuant to the Agreement and Plan of Merger, dated as of December 10, 2007 (as such agreement may be amended or supplemented from time to time, the "Merger Agreement"), by and among Eisai Co., Ltd., a corporation organized under the laws of Japan ("Parent"), Jaguar Acquisition Corp. ("Purchaser"), a Minnesota corporation and a wholly owned subsidiary of Eisai Corporation of North America, which is a Delaware corporation and a wholly owned subsidiary of Parent, and MGI PHARMA, INC., a Minnesota corporation (the "Company"). Following consummation of the offer, Purchaser will be merged with and into the Company (the "merger"), and each share of the Company's common stock, par value $0.01 per share (the "Common Stock"), including the associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of July 14, 1998, as amended, between the Company and Wells Fargo Bank, N.A. (formerly Norwest Bank Minnesota, N.A.), as rights agent, (the shares of the Common Stock, together with the Rights being referred to collectively as the "Shares") not previously purchased in the offer will be converted into the right to receive in cash the same price per Share paid in the offer, subject to applicable appraisal rights. The offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn, as of the expiration date of the offer, a number of Shares that, together with Shares then beneficially owned by Parent or Purchaser will constitute at least a majority of all Shares then outstanding (on a fully diluted basis) and (ii) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of Shares pursuant to the offer having expired or terminated. Certain other conditions to the consummation of the offer are described in Section 13—"Certain Conditions of the Offer" of this offer to purchase.

        The board of directors of the Company has unanimously (i) determined that the Merger Agreement, the offer, the merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interest of the Company and the shareholders of the Company; (ii) approved and taken all corporate action required to be taken by the board of directors of the Company to authorize the consummation of the offer, the merger and the other transactions contemplated by the Merger Agreement; (iii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement (including the offer and the merger) and (iv) recommended that the shareholders of the Company accept the offer, tender their Shares to Purchaser pursuant to the offer, and approve and adopt the Merger Agreement, if required by the Minnesota Business Corporation Act to approve and adopt the Merger Agreement.

IMPORTANT

        If you want to tender your Shares in the offer you should (i) complete and sign the letter of transmittal (or a facsimile thereof) that accompanies this offer to purchase in accordance with the instructions in the letter of transmittal and mail or deliver the completed and signed letter of transmittal and all other required documents to Computershare Trust Company, N.A., acting as the depositary for the offer, together with certificates representing Shares tendered or follow the procedure for book-entry transfer set forth in Section 3—"Procedure for Tendering Shares" of this offer to purchase or (ii) request your broker, dealer, bank, trust company or other nominee to tender your Shares for you. If your Shares are registered in the name of a broker, dealer, bank, trust company or other nominee, you must contact such person if you wish to tender those Shares.

        If you want to tender your Shares and your certificates representing such Shares are not immediately available or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender such Shares by following the guaranteed delivery procedure set forth in Section 3—"Procedure for Tendering Shares" of this offer to purchase.

        Questions and requests for assistance may be directed to Georgeson Inc., our information agent (the "Information Agent"), or to J.P. Morgan Securities Inc., our dealer manager (the "Dealer Manager"), at their respective addresses and telephone numbers set forth on the back cover of this offer to purchase. Requests for additional copies of this offer to purchase, the letter of transmittal, the notice of guaranteed delivery and related documents may be directed to the Information Agent or to your broker, dealer, bank, trust company or other nominee.

The Dealer Manager for the offer is:
 J.P. Morgan Securities Inc.

December 21, 2007

SUMMARY TERM SHEET

        The following are answers to some of the questions you, as a shareholder of MGI PHARMA, INC., a Minnesota corporation (the "Company"), may have about the offer. This summary highlights important information contained in this offer to purchase but does not purport to be complete. We urge you to read carefully the entire offer to purchase and the letter of transmittal and the other documents to which we refer you before making any decision as to whether to tender your Shares.

Who is offering to buy my Shares?

        We are Jaguar Acquisition Corp., a Minnesota corporation, or "Purchaser," formed for the purpose of making this offer and merging with the Company. We are a wholly owned subsidiary of Eisai Corporation of North America, or "Eisai US." Eisai US is a direct, wholly owned subsidiary of Eisai Co., Ltd., a corporation organized under the laws of Japan, or "Parent." Unless the context otherwise requires, the terms "we," "our" and "us" refer to Purchaser. See the "Introduction" and Section 9—"Certain Information Concerning Parent, Eisai US and Purchaser" of this offer to purchase.

What are the classes and amounts of securities sought in the offer?

        We are seeking to purchase all of the outstanding shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), including the associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of July 14, 1998 (as amended, the "Rights Agreement"), between the Company and Wells Fargo Bank, N.A. (formerly Norwest Bank, N.A.), as rights agent (the Rights, together with shares of the Common Stock being referred to collectively as the "Shares"). See the "Introduction" and Section 1—"Terms of the Offer" of this offer to purchase.

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $41.00 per Share net to you, in cash, without interest, less any required tax withholdings (the "Offer Price"). If you are the record owner of your Shares and you directly tender your Shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, banker or other nominee, and your broker, banker or other nominee tenders your Shares on your behalf, your broker, banker or other nominee may charge you a fee for doing so. You should consult your broker, banker or other nominee to determine whether any charges will apply. See the "Introduction" of this offer to purchase.

Do you have the financial resources to pay for Shares?

        We estimate the total amount of funds necessary to complete the offer and the merger (described below) and to pay related fees and expenses to be approximately $3.9 billion. JPMorgan Chase Bank, N.A. will provide us, through Parent, with funds, which, together with cash on hand of Parent, are sufficient to purchase all Shares validly tendered in the offer and to provide funding for the merger of us with and into the Company pursuant to an Agreement and Plan of Merger, dated as of December 10, 2007 (as such agreement may be amended or supplemented from time to time, the "Merger Agreement"), by and among the Company, Parent and us, which is expected to follow the successful completion of the offer. See Section 12—"Source and Amount of Funds" of this offer to purchase.

i

Is your financial condition relevant to my decision to tender my Shares in the offer?

        No. We do not think our financial condition is relevant to your decision whether to tender your Shares and accept the offer because:

  •
  the offer is being made for all the outstanding Shares solely for cash;

  •
  we, through Parent, will have sufficient funds available to purchase all Shares validly tendered in the offer in light of Parent's financial capacity in relation to the amount of consideration payable;

  •
  the offer is not subject to any financing condition; and

  •
  if we consummate the offer, we expect to acquire any remaining Shares for the same cash price in the merger.

        See Section 12—"Source and Amount of Funds" of this offer to purchase.

How long do I have to decide whether to tender my Shares in the offer?

        You will have at least until 12:00 midnight, New York City time, on January 22, 2008, to tender your Shares in the offer (the "Initial Expiration Date"), or in the event the Initial Expiration Date has been extended as discussed below, the date to which the offer has been so extended (the Initial Expiration Date, or such later date to which the Initial Expiration Date has been extended is referred to as the "Expiration Date"). Furthermore, if you cannot deliver everything required to make a valid tender by that time, you may still participate in the offer by using the guaranteed delivery procedure that is described in this offer to purchase prior to that time. See Sections 1—"Terms of the Offer" and 3—"Procedure for Tendering Shares" of this offer to purchase.

Can the offer be extended and under what circumstances?

        Yes. We have agreed in the Merger Agreement that:

  •
  If, on or prior to any scheduled Expiration Date, all of the conditions to our obligation to accept for payment and pay for Shares have not been satisfied or waived (if permitted by the Merger Agreement), we must, at the request of the Company, extend the offer for one or more successive periods of not more than 10 business days, each in order to permit the satisfaction of such conditions. However, we are not required to extend the offer beyond the earlier of (i) the date that the Merger Agreement terminates in accordance with its terms and (ii) June 18, 2008 (the "Initial Outside Date") or if the HSR Condition and/or the Governmental Approval Condition (both, as defined below) has not been satisfied or waived (if permitted by the Merger Agreement) September 16, 2008 (the "Extended Outside Date").

  •
  If at any otherwise scheduled Expiration Date, any of the conditions to our obligation to accept for payment and pay for Shares have not been satisfied or waived (if permitted by the Merger Agreement), we may, in our sole discretion, extend the offer for one or more successive periods of not more than 10 business days until the Merger Agreement terminates in accordance with its terms.

  •
  If the offer has expired and we have accepted the Shares tendered for payment, we may, in our sole discretion, make available a "subsequent offering period" in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), provided that if more than 80% of the then outstanding Shares have been validly tendered and not withdrawn pursuant to the offer following the Expiration Date, we must, at the request of the Company, provide for a "subsequent offering period" of not less than 10 business days in accordance with Rule 14d-11 under the Exchange Act; further provided that we will not be so required if, prior to the commencement of such "subsequent offering period", Parent, we and our respective related organizations (as defined in Section 302A.11 Subdivision 25 of the Minnesota Business Corporation Act (the "MBCA")) own in the aggregate more than 90% of the outstanding Shares.

  •
  We must extend the offer for any period or periods required by applicable law, rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or its staff or The NASDAQ Stock Market LLC ("NASDAQ") or its staff.

        See Section 1—"Terms of the Offer" of this offer to purchase for more details on our obligation and ability to extend the offer.

How will I be notified if the offer is extended?

        If we extend the offer, we will inform Computershare Trust Company, N.A., the depositary for the offer (the "Depositary"), of any extension and will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1—"Terms of the Offer" of this offer to purchase.

What are the most significant conditions to the offer?

        The offer is conditioned upon, among other things,

  •
  there being validly tendered and not properly withdrawn prior to any then scheduled Expiration Date a number of Shares which, together with Shares then beneficially owned by Parent or us, will constitute at least a majority of the sum of (i) all Shares then outstanding plus (ii) all Shares issuable upon exercise, conversion or exchange of any Company Options, Company Tandem Option-SARs, RSUs, Warrants (each as defined below), or other rights to acquire Shares then outstanding that are vested and exercisable, convertible and exchangeable as of any then scheduled Expiration Date or that would be vested and exercisable, convertible or exchangeable (including after giving effect to the acceleration of any vesting or exercisability, convertibility or exchangeability that may occur as a result of the offer) at any time following the then scheduled Expiration Date, assuming that the holder of such Company Options, Company Tandem Options-SARs, RSUs, Warrants or other rights satisfies the vesting or exercisability, convertibility or exchangeability conditions applicable thereto during such time period (collectively, the "Minimum Condition"); and

  •
  (i) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the transactions contemplated by the Merger Agreement (including the offer and the merger) having expired or terminated prior to the then scheduled Expiration Date (the "HSR Condition") and (ii) any other Required Approvals (as defined below) having been obtained or any waiting period (or extension thereof) having lapsed, expired or terminated, either unconditionally or on terms satisfactory to Parent, in each case, prior to any then scheduled Expiration Date (collectively, the "Government Approval Condition").

        The offer is also subject to a number of other important conditions. We can waive some of these conditions without the Company's consent. We cannot, however, waive the Minimum Condition without the consent of the Company. See Section 13—"Certain Conditions of the Offer" of this offer to purchase.

If I decide not to tender, how will the offer affect my Shares?

        If you decide not to tender your Shares in the offer and the merger occurs, you will subsequently receive the same amount of cash per Share that you would have received had you tendered your Shares in the offer, without any interest being paid on such amount, subject to your proper exercise of dissenters' rights. Therefore, if the merger takes place, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares, unless you seek to exercise your dissenters' rights. If you exercise your right to dissent under the MBCA, you may receive a different amount from the consideration being paid in the merger. If you decide not to tender your Shares in the offer and we purchase the tendered Shares, but the merger does not occur, which is highly unlikely under the terms of the Merger Agreement, there may be so few remaining shareholders and publicly traded Shares that Shares will no longer be eligible to be traded through NASDAQ or other securities exchanges and there may not be an active public trading market for Shares. Also, as described below, the Company may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See the "Introduction" and Sections 15—"Certain Legal Matters" and 7—"Certain Effects of the Offer on the Market for Shares; Margin Regulation; Exchange Act Registration" of this offer to purchase.

What is the market value of my Shares as of a recent date?

        On November 28, 2007, the last trading day before the Company announced that it was exploring strategic alternatives, the last sale price of Shares reported on NASDAQ was $29.55 per Share. On December 20, the last trading day before we commenced the offer, the last sale price of Shares reported on NASDAQ was $40.25 per Share. We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6—"Price Range of Shares; Dividends" of this offer to purchase.

How do I tender my Shares?

        To tender your Shares, you must, prior to the expiration of the offer, deliver the certificates representing your Shares or confirmation of a book-entry transfer of such Shares into the Depositary's account, together with a completed letter of transmittal and any other documents required by the letter of transmittal. If your Shares are held in street name (that is, through a broker, dealer, bank, trust company or other nominee), they can be tendered by your broker, dealer, bank, trust company or other nominee through the Depositary. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the offer, you may still participate in the offer by having a broker, a bank or other fiduciary that is an eligible institution guarantee on or prior to the expiration of the offer that the missing items will be received by the Depositary within 3 trading days after the expiration of the offer. For the tender to be valid, however, the Depositary must receive the missing items within that three-trading-day period. See Section 3—"Procedure for Tendering Shares" of this offer to purchase.

Can holders of Company Options, Company Tandem Option-SARs, RSUs, Warrants or other rights to purchase Shares participate in the offer?

        The offer is only for the outstanding Shares and not for any Company Options, Company Tandem Option-SARs, RSUs, Warrants or other rights to purchase Shares. See Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Effect of the Merger on the Company's Capitalization" of this offer to purchase.

Until what time may I withdraw my previously tendered Shares?

        You may withdraw your previously tendered Shares at any time until the offer expires. In addition, if we have not accepted your Shares for payment by February 18, 2008, you may withdraw them at any time after that date until we accept Shares for payment. This right to withdraw will not apply to any Shares tendered in any "subsequent offering period," if one is provided. See Section 4—"Withdrawal Rights" of this offer to purchase.

How do I withdraw my previously tendered Shares?

        To withdraw your previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw your Shares. If you tendered your Shares by giving instructions to your broker, banker or other nominee, you must instruct your broker, banker or other nominee to arrange for the withdrawal of your Shares. See Section 4—"Withdrawal Rights" of this offer to purchase.

What does the Company's board of directors think of the offer?

        The Company's board of directors, by resolutions duly adopted, has unanimously (i) determined that the Merger Agreement, the offer, the merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interest of the Company and the shareholders of the Company, (ii) approved and taken all corporate action required to be taken by the board of directors of the Company to authorize the consummation of the transactions contemplated by the Merger Agreement, including the offer and the merger, (iii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the offer and the merger, and (iv) recommended that the shareholders of the Company accept the offer, tender their Shares to us pursuant to the offer and approve and adopt the Merger Agreement if required by the MBCA to approve and adopt the Merger Agreement. See Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement" of this offer to purchase. A more complete description of the reasons for the actions of the Company's board of directors is set forth in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") that is being mailed to the shareholders of the Company together with this offer to purchase. See the "Introduction" of this offer to purchase.

If Shares are purchased in the offer, will the Company continue as a public company?

        No. Following the purchase of Shares in the offer, we expect to consummate the merger. If the merger takes place, the Company no longer will be publicly owned. Even if for some reason the merger does not take place, if we purchase all of the tendered Shares, there may be so few remaining shareholders and publicly held Shares that Shares will no longer be eligible to be traded through NASDAQ or other securities exchanges, there may not be an active public trading market for Shares, and the Company may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See Sections 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement" and 7—"Effect of the Offer on the Market for Shares; Margin Regulation; Exchange Act Registration" of this offer to purchase.

Will the offer be followed by a merger if all Shares are not tendered in the offer?

        Yes. If we accept for payment all of Shares validly tendered and not withdrawn pursuant to the offer, we will merge with and into the Company, as required by the Merger Agreement, subject to the terms and conditions of the Merger Agreement, the requirements of applicable law and a vote of the Company's shareholders, if a vote is required.

        If we acquire at least 90% of the issued and outstanding Shares pursuant to the offer or otherwise (including, without limitation, pursuant to exercise of the Top-Up Option (as defined below)), we will complete the merger as soon as possible, without a meeting of the Company's shareholders, under the "short-form" merger provisions of Minnesota law.

        See Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—'Short-Form' Merger" of this offer to purchase.

v

What is a Top-Up Option and when could it be exercised?

        As part of the Merger Agreement, the Company granted to us an irrevocable option to purchase up to a number of newly issued Shares that, when added to the number of Shares owned by Parent, us and our respective related organizations at the time of such exercise, would result in Parent, us and our respective related organizations owning one Share more than 90% of the outstanding Shares (the "Top-Up Option") at a price per Share equal to the Offer Price. See Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—The Top-Up Option" of this offer to purchase for a more detailed discussion of the limitations on, and the conditions to, the exercise of the Top-Up Option.

Who should I call if I have questions about the offer?

        You may call Georgeson Inc. at (212) 440-9800 (for banks and brokers) and (888) 605-7543 (toll free for all others) or J.P. Morgan Securities Inc. at (212) 622-4918 (collect) or (866) 538-1292 (toll free). Georgeson Inc. is acting as the information agent (the "Information Agent") and J.P. Morgan Securities Inc. is acting as the dealer manager (the "Dealer Manager") for the offer. See the back cover of this offer to purchase.

To the Holders of Shares of the Company:

Introduction

        Jaguar Acquisition Corp., a Minnesota corporation and a wholly owned subsidiary of Eisai Corporation of North America, which is a wholly owned subsidiary of Eisai Co., Ltd, a corporation organized under the laws of Japan, hereby offers to purchase all of the outstanding Shares of common stock, par value $0.01 per share, of MGI PHARMA, INC., a Minnesota corporation, including the associated preferred share purchase rights, at a price of $41.00 per Share, net to the seller in cash and without interest, upon the terms and subject to the conditions set forth in this offer to purchase and in the related letter of transmittal. Tendering shareholders whose Shares are registered in their own names and who tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the letter of transmittal, transfer taxes on the purchase of Shares by us pursuant to the offer. We or Parent will pay all fees and expenses of J.P. Morgan Securities Inc., as Dealer Manager, Computershare Trust Company, N.A., as Depositary, and Georgeson Inc., as Information Agent.

        The offer is being made pursuant to the Merger Agreement, which provides that following the offer, we will be merged with and into the Company and each Share not previously acquired in the offer will be converted into the right to receive in cash and without interest, the same price paid in the offer, subject to dissenters' rights.

        The offer is conditioned upon, among other things, (i) there being validly tendered pursuant to the offer and not properly withdrawn a number of Shares which, together with Shares beneficially owned by Parent or us, will constitute at least a majority of (a) all Shares then outstanding plus (b) all of the Shares issuable upon exercise, conversion or exchange of any Company Options, Company Tandem Option-SARs, RSUs, Warrants, or other rights to acquire Shares then outstanding that are vested and exercisable, convertible and exchangeable as of any then scheduled Expiration Date or that would be vested and exercisable, convertible or exchangeable (including after giving effect to the acceleration of any vesting or exercisability, convertibility or exchangeability that may occur as a result of the offer) at any time following the then scheduled Expiration Date, assuming that the holder of such Company Options, Company Tandem Options-SARs, RSUs, Warrants or other rights satisfies the vesting or exercisability, convertibility or exchangeability conditions applicable thereto during such time period and (ii) (a) any waiting period under the HSR Act, applicable to the transactions contemplated by the Merger Agreement (including the offer and the merger) has expired or terminated prior to the then scheduled Expiration Date and (b) any other Required Approvals have been obtained or any waiting period (or extension thereof) have lapsed, expired or terminated, either unconditionally or on terms satisfactory to Parent, in each case, prior to any then scheduled Expiration Date. Certain other conditions to the consummation of the offer are described in Section 13—"Certain Conditions of the Offer." The Company has advised us that, as of November 30, 2007, there were 81,268,043 Shares issued and outstanding, and there were 18,905,905 Shares reserved for issuance upon exercise of all outstanding Company Options, Company Tandem Option-SARs, RSUs and Warrants and upon conversion of the Company's convertible notes. Accordingly, as of November 30, 2007 if 50,086,975 Shares had been validly tendered and not properly withdrawn, the Minimum Condition would have been satisfied.

        THE COMPANY'S BOARD OF DIRECTORS, BY RESOLUTIONS DULY ADOPTED, HAS UNANIMOUSLY (I) DETERMINED THAT THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE ADVISABLE AND IN THE BEST INTEREST OF THE COMPANY AND THE SHAREHOLDERS OF THE COMPANY, (II) APPROVED AND TAKEN ALL CORPORATE ACTION REQUIRED TO BE TAKEN BY THE BOARD OF DIRECTORS OF THE COMPANY TO AUTHORIZE THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER, (III) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED

BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER AND (IV) RECOMMENDED THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER, TENDER THEIR SHARES TO US PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT IF REQUIRED BY THE MBCA TO APPROVE AND ADOPT THE MERGER AGREEMENT. A more complete description of the Company's board of directors' reasons for approving the offer and the merger is set forth in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to the shareholders of the Company together with this offer to purchase.

        Lehman Brothers Inc., the Company's financial advisor for the offer and the merger ("Lehman Brothers"), has delivered to the Company's board of directors its written opinion, dated December 10, 2007, to the effect that, as of such date and based upon and subject to the facts and assumptions stated therein, that, from a financial point of view, the $41.00 per Share in cash to be received by holders of Shares pursuant to the offer was fair to such holders. A copy of the written opinion of Lehman Brothers setting forth, among other things, the procedures followed, the matters considered, the assumptions made and the limitations of the review conducted by Lehman Brothers in rendering its opinion, is included as an annex to the Schedule 14D-9. Shareholders of the Company are urged to read the full text of the opinion carefully and in its entirety.

        The merger is subject to the satisfaction or waiver of certain conditions, including, if required, the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. If the Minimum Condition is satisfied, we will have sufficient voting power to approve the merger without the affirmative vote of any other shareholder of the Company. The Company has agreed, if required, as promptly as practicable following the "Acceptance Time" (as defined below in this offer to purchase) and the expiration of any "subsequent offering period," to duly call, give notice of, convene and hold a meeting of its shareholders for the purposes of considering and taking action upon the approval and adoption of the Merger Agreement. Parent and we have agreed to vote its and our Shares in favor of the approval and adoption of the Merger Agreement.

        Shareholders will be able to exercise dissenters' rights, however, in connection with the merger if they comply with applicable Minnesota law and do not vote such Shares in favor of approval and adoption of the Merger Agreement, if such a vote is required, and if they otherwise comply with the requirements of applicable Minnesota law regarding the exercise of dissenters' rights.

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.    Terms of the Offer.

        Upon the terms and subject to the conditions set forth in this offer to purchase and the related letter of transmittal (and, if the offer is extended or amended, including the terms and conditions of such extension or amendment), we will accept for payment, and pay for, all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn. "Expiration Date" means 12:00 midnight, New York City time, on January 22, 2008, unless and until we have extended the period for which the offer is open, in which event the term "Expiration Date" will mean the latest time and date on which the offer, as so extended by us, will expire.

        The offer is conditioned upon, among other things, (i) the Minimum Condition and (ii) the HSR Condition. Certain other conditions to the consummation of the offer are described in Section 13—"Certain Conditions of the Offer."

        The Merger Agreement provides that the offer may, and in certain events is required to, be extended by us, as follows: (i) if on or prior to any then scheduled Expiration Date, all of the conditions of the offer (including the Minimum Condition and all other conditions of the offer) have not been satisfied, or waived by Parent or us if permitted under the Merger Agreement, we must (and Parent should cause us to), at the request of the Company, extend the offer for one or more successive periods of not more than 10 business days each in order to permit the satisfaction of such conditions, each until the earlier of (x) the termination of the Merger Agreement in accordance with its terms and (y) (A) June 18, 2008 or (B) September 16, 2008 in the event that the HSR Condition and/or the Governmental Approval Condition has not been satisfied or waived by Parent or us, if permitted under the Merger Agreement, by January 22, 2008; (ii) we may, in our sole discretion, extend the offer for one or more successive periods of not more than 10 business days each, if at any otherwise scheduled Expiration Date any of the conditions of the offer have not been satisfied or waived by Parent or us, if permitted under the Merger Agreement, until the termination of the Merger Agreement in accordance with its terms; (iii) we must extend the offer for any period or periods required by applicable law, rule, regulation, interpretation or position of the SEC or its staff or NASDAQ or its staff; (iv) we may, in our sole discretion, provide for a "subsequent offering period" in accordance with Rule 14d-11 promulgated under the Exchange Act. In the event that more than 80% of the then outstanding Shares have been validly tendered and not withdrawn pursuant to the offer following the Expiration Date, we must (and Parent should cause us to), at the request of the Company, provide for a "subsequent offering period" in accordance with Rule 14d-11 promulgated under the Exchange Act of at least 10 business days immediately following the Expiration Date; provided, that we are not required to make available such a "subsequent offering period" in the event that, prior to the commencement of such "subsequent offering period," Parent, we and our respective related organizations, in the aggregate, own more than 90% of the outstanding Shares.

        On the terms and subject to conditions of the offer and the Merger Agreement, properly after the Expiration Date and in accordance with Rule 14e-1 under the Exchange Act (which requires that a bidder pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer), we will accept and pay for all Shares validly tendered and not withdrawn pursuant to the offer that we become obligated to purchase pursuant to the offer.

        If we make a material change in the terms of the offer or the information concerning the offer or waive a material condition of the offer, we will disseminate additional offer materials and extend the offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changed terms or information. We understand the SEC's view to be that an offer should remain open for a minimum of 5 business days from the date a material change is first published, sent or given to security holders and, if material changes are made with respect to information not materially less significant than the Offer Price and the number of Shares being sought, a minimum of 10 business days may be required to allow adequate dissemination and investor response. A change in the Offer Price or a change in percentage of securities sought generally requires an offer remain open for a minimum of 10 business days from the date the change is first published, sent or given to security holders. The requirement to extend an offer does not apply to the extent that the number of business days remaining between the occurrence of the change and the then scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment.

        In accordance with the Merger Agreement, the Company has provided us with the Company's shareholder list and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of the Company, for the purpose of disseminating the offer to holders of Shares. This offer to purchase and the related letter of transmittal, together with the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.    Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment, and will pay for, Shares validly tendered prior to the Expiration Date and not properly withdrawn. If we include a subsequent offering period, we will accept for payment, and promptly pay for, all validly tendered Shares as they are received during any such subsequent offering period. Subject to the terms of the Merger Agreement and the applicable rules of the SEC, we expressly reserve the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law.

        In all cases, payment for Shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the Depositary of:

  •
  certificates representing those Shares (or a confirmation of a book-entry transfer of those Shares into the Depositary's account or an affidavit of loss relating to such certificates);

  •
  a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of a letter of transmittal); and

  •
  any other documents required by the letter of transmittal.

        Accordingly, tendering shareholders may be paid at different times depending upon when certificates or Book-Entry Confirmations (as defined below) with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the offer or any delay in making payment.

        The Offer Price paid to any holder of Shares for Shares tendered in the offer will be the highest per-Share consideration paid to any other holder of Shares for Shares tendered in the offer.

        For purposes of the offer (including during a "subsequent offering period"), we will be deemed to have accepted for payment Shares validly tendered and not properly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of those Shares pursuant to the offer. Payment for Shares accepted for payment pursuant to the offer will be made by deposit of the Offer Price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting those payments to you. If we extend the offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the offer for any reason, then, without prejudice to our rights under the offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights" or as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

        If we do not accept the tendered Shares for any reason, or if certificates are submitted for more Shares than are tendered, we will return certificates for the unpurchased Shares, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account pursuant to the procedures set forth in Section 3—"Procedure for Tendering the Shares" of this offer to purchase, such Shares will be credited to the Depositary's account), promptly following expiration or termination of the offer.

        We reserve the right to transfer or assign in whole or in part from time to time to one or more of Parent's direct or indirect subsidiaries the right to purchase all or any portion of Shares tendered pursuant to the offer, but any such transfer or assignment will not relieve us of our obligations under the offer and will in no way prejudice your rights to receive payment for Shares validly tendered and accepted for payment pursuant to the offer.

3.    Procedure for Tendering Shares.

        A shareholder must follow one of the following procedures to validly tender Shares in the offer:

  •
  for Shares held as physical certificates, the certificates representing the tendered Shares (or an affidavit of loss relating to such certificates), a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees and any other documents required by the letter of transmittal, must be received by the Depositary at its address set forth on the back cover of this offer to purchase before the Expiration Date (unless the tender is made during a "subsequent offering period," if one is provided, in which case Shares, the letter of transmittal and other documents must be received before the expiration of the "subsequent offering period");

  •
  for Shares held in book-entry form, either a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message and any other required documents, must be received by the Depositary at its address set forth on the back cover of this offer to purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under "Book-Entry Transfer" and a Book-Entry Confirmation must be received by the Depositary, in each case before the Expiration Date (unless the tender is made during a "subsequent offering period," if one is provided, in which case Shares, the letter of transmittal or an Agent's Message and other documents must be received before the expiration of the "subsequent offering period"); or

  •
  the tendering shareholder must comply with the guaranteed delivery procedures described below under "Guaranteed Delivery" before the Expiration Date.

        The method of delivery of Shares, the letter of transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility (as defined below), is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested and properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Book-Entry Transfer.    The Depositary has agreed to establish an account or accounts with respect to Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the offer promptly after the date of this offer to purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message in lieu of the letter of transmittal, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this offer to purchase before the Expiration Date (except with respect to a "subsequent offering period," if one is provided, in which case Shares, the letter of transmittal or an Agent's Message, and other documents must be received before the expiration of the "subsequent offering period"), or the tendering shareholder must comply with the guaranteed delivery procedures described under "Guaranteed Delivery" below for a valid tender of Shares by book-entry transfer. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to in this offer to purchase as a "Book-Entry Confirmation."

        The term "Agent's Message" means a message, transmitted through electronic means by the Book-Entry Transfer Facility in accordance with the normal procedures of the Book-Entry Transfer Facility and the Depositary to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering Shares that are the subject of Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against the participant. The term "Agent's Message" also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office. For Shares to be validly tendered during any "subsequent offering period," the tendering shareholder must comply with the foregoing procedures, except that the required documents and certificates must be received before the expiration of the "subsequent offering period." Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

        Signature Guarantees.    No signature guarantee is required on the letter of transmittal:

  •
  if the letter of transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of Shares) of Shares tendered with such letter of transmittal and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the letter of transmittal; or

  •
  if Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Signature Program or other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution" and, collectively, "Eligible Institutions").

        In all other cases, all signatures on the letter of transmittal must be guaranteed by an Eligible Institution. See Instruction 1 to the letter of transmittal. If a certificate representing Shares is registered in the name of a person other than the signer of the letter of transmittal, or if payment is to be made, or a certificate representing Shares not tendered or not accepted for payment is to be returned, to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the certificate, with the signature or signatures on the certificate or stock powers guaranteed by an Eligible Institution as provided in the letter of transmittal. See Instruction 5 to the letter of transmittal.

        Guaranteed Delivery.    If a shareholder desires to tender Shares in the offer and the certificates representing such Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary before the Expiration Date, the shareholder's tender may still be effected if all the following conditions are met:

  •
  the tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, is received by the Depositary, as provided below, before the Expiration Date; and

  •
  the certificates representing such Shares (or a Book-Entry Confirmation), in proper form for transfer, together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of a letter of transmittal), and any other documents required by the letter of transmittal are received by the Depositary within 3 trading days after the date of execution of the notice of guaranteed delivery. A "trading day" is any day on which quotations are available for shares listed through NASDAQ.

        The notice of guaranteed delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail (or if sent by a Book-Entry Transfer Facility, a message transmitted through electronic means in accordance with the usual procedures of the Book-Entry Transfer Facility and the Depositary; provided, however, if the notice is sent by a Book-Entry Transfer Facility through electronic means, it must state that the Book-Entry Transfer Facility has received an express acknowledgment from the participant on whose behalf the notice is given that the participant has received and agrees to become bound by the form of the notice) to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such notice of guaranteed delivery made available by us.

        Tender Constitutes an Agreement.    The tender of Shares pursuant to the procedures described above will constitute your acceptance of the offer, as well as your representation and warranty that you have the full power and authority to tender and assign Shares tendered, as specified in the letter of transmittal. Our acceptance for payment of Shares tendered pursuant to the offer will constitute a binding agreement between you and us upon the terms and subject to the conditions of the offer.

        Appointment as Proxy.    By executing a letter of transmittal as set forth above, you irrevocably appoint our designees as your proxies, each with full power of substitution, to the full extent of your rights with respect to Shares tendered by you and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this offer to purchase. These proxies will be considered coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, we deposit the payment for Shares with the Depositary. Upon the effectiveness of this appointment, all prior powers of attorney, proxies and consents given by you will be revoked, and no subsequent powers of attorney, proxies and consents may be given by you (and, if given, will not be deemed effective). Our designees will, with respect to Shares for which the appointment is effective, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's shareholders. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares, we must be able to exercise full voting rights with respect to such Shares.

        Company Options, Company Tandem Option—SARs, RSUs, Warrants and Other Rights to Purchase Shares.    The offer is only for the outstanding Shares and not for any Company Options, Company Tandem Option-SARs, RSUs, Warrants or other rights to purchase Shares. See Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—Effect of the Merger on the Company's Capitalization" for treatment of Company Options, Company Tandem Option-SARs, RSUs, Warrants or other rights to purchase Shares in the merger.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, us, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the offer will be final and binding.

        Backup Withholding.    In order to avoid "backup withholding" of federal income tax on payments of cash pursuant to the offer, if you tender your Shares in the offer you must, unless an exemption applies, provide the Depositary with your correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that your TIN is correct and that you are not subject to backup withholding. If you do not provide your correct TIN or fail to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on you and payment of cash to you pursuant to the offer may be subject to backup withholding. All shareholders surrendering their Shares pursuant to the offer should complete and sign the main signature form and the Substitute Form W-9, included as part of the letter of transmittal, to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 8 to the letter of transmittal.

4.    Withdrawal Rights.

        Tenders of your Shares pursuant to the offer are irrevocable except that you may withdraw Shares tendered pursuant to the offer at any time prior to the Expiration Date and, unless theretofore accepted for payment by us pursuant to the offer, you may also withdraw any tendered Shares at any time after February 18, 2008. Pursuant to Rule 14d-11 of the Exchange Act, no withdrawal rights will apply to Shares tendered in a "subsequent offering period" and no withdrawal rights apply during the "subsequent offering period" with respect to Shares tendered in the offer and accepted for payment.

        For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this offer to purchase. Any such notice of withdrawal must specify the name of the person having tendered Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) representing Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3—"Procedure for Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates representing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing such Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. None of Parent, us, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of any tender of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the offer. Any withdrawn Shares, however, may be retendered by following one of the procedures described in Section 3—"Procedure for Tendering Shares" at any time prior to the Expiration Date.

5.    Certain Federal Income Tax Consequences of the Offer and the Merger.

        The following is a summary of the material U.S. federal income tax consequences of the offer and the merger to U.S. holders whose Shares are purchased pursuant to the offer or whose Shares are converted to cash in the merger. This summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to the offer and the merger. The discussion applies only to holders that hold their Shares as capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are in special tax situations (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, life insurance companies, tax-exempt organizations or non-U.S. persons), or to persons holding Shares as part of a "straddle," "hedge," "conversion transaction," constructive sale or other integrated transaction, or whose functional currency is not the U.S. dollar, or to persons who exercise dissenters' rights in the merger. This discussion does not address any aspect of U.S. federal gift or estate tax, state, local or foreign taxation.

        This discussion is based on the tax laws of the United States, including the Internal Revenue Code of 1986 (the "Code"), its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, as in effect on the date of this document.

        BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH SHAREHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT, STATE, LOCAL AND OTHER TAX LAWS.

        If a partnership holds Shares, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Shares, you should consult your tax advisors.

        The receipt of cash for Shares pursuant to the offer or the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder's adjusted tax basis in Shares sold pursuant to the offer or converted to cash in the merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the offer or converted to cash in the merger. Such gain or loss will be capital gain or loss and will be long-term gain or loss if, on the date of sale (or, if applicable, the date of the merger), Shares were held for more than one year. Long-term capital gains recognized by an individual in the taxable years beginning before January 1, 2011 will generally be subject to a maximum U.S. federal income tax rate of 15%. The deductibility of capital losses recognized on the exchange may be subject to limitations under the Code.

        Payments in connection with the offer or the merger may be subject to "backup withholding" at a rate of 28% for a non-corporate U.S. holder. The amount of any backup withholding from a payment to you will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS. Certain persons generally are entitled to exemption from backup withholding, including corporations. Each shareholder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering shareholders may be able to prevent backup withholding by completing the Substitute Form W-9 included in the letter of transmittal.

6.    Price Range of Shares; Dividends.

        Shares trade through NASDAQ under the symbol "MOGN." The following table sets forth, for the calendar quarters indicated, the high and low sales prices for Shares through NASDAQ based upon public sources:

	Share Sales Price
Calendar Year
	High	Low
2005:
First Quarter	$28.17	$21.26
Second Quarter	$26.59	$19.75
Third Quarter	$27.70	$21.42
Fourth Quarter	$23.63	$15.73
2006:
First Quarter	$17.45	$15.75
Second Quarter	$22.06	$15.72
Third Quarter	$21.89	$13.27
Fourth Quarter	$19.88	$16.79
2007:
First Quarter	$23.21	$16.98
Second Quarter	$24.09	$20.40
Third Quarter	$28.32	$22.26
Fourth Quarter (through December 20, 2007)	$40.40	$27.76

Source: Bloomberg Finance

        On November 28, 2007, the last full trading day before the Company's announcement that it was exploring strategic alternatives, the last reported sales price of Shares reported on NASDAQ was $29.55 per share. On December 20, 2007, the last full trading day before commencement of the offer, the last reported sales price of Shares reported on the NASDAQ was $40.25 per Share.

  We urge you to obtain a current market quotation for Shares.

        The Company has not declared or paid a cash dividend with respect to Shares since the January 1, 2005. See Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Covenants and Agreements" of this offer to purchase with respect to the Company's ability to declare or issue dividends at this time.

7.    Certain Effects of the Offer on the Market for Shares; Margin Regulation; Exchange Act Registration.

        Reduced Liquidity; Possible Delisting.    The purchase of Shares pursuant to the offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

        Shares are listed on NASDAQ. Depending on the number of Shares purchased pursuant to the offer, following the completion of the offer, Shares may no longer be eligible for listing on NASDAQ. According to the published guidelines of the National Association of Securities Dealers, Shares might no longer be eligible for listing on NASDAQ if, among other things,:

  •
  the number of Shares publicly held was less than 750,000, the aggregate market value of publicly held Shares was less than $5 million, shareholders' equity was less than $10 million, there were fewer than 400 holders of round lots, the minimum bid price per Share was less than $1, and there were fewer than two registered and active market makers for Shares, or

  •
  the number of Shares publicly held was less than 1,100,000, the aggregate market value of publicly held Shares was less than $15 million, the minimum bid price per Share was less than $1, there were fewer than 400 holders of round lots, there were fewer than four registered and active market makers, and either (x) the Company market value of listed securities was less than $50 million or (y) the total assets and total revenue of the Company for the most recently completed fiscal year or two of the last three most recently completed fiscal years was less than $50 million.

        Any Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of Shares are not considered as being publicly held for this purpose.

        If Shares were to cease to be listed on NASDAQ, the market for Shares could be adversely affected. It is possible that Shares would be traded or quoted on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges. The extent of the public market for Shares and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of Shares remaining at that time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of Shares under the Exchange Act, as described below, and other factors.

        After completion of the offer, the Company will be eligible to elect "controlled company" status pursuant to Rule 4350 of the NASDAQ Marketplace Rules, which means that the Company would be exempt from the requirement that the Company's board of directors be comprised of a majority of "independent directors" and the related rules covering the independence of directors serving on the Compensation Committee of the Company's board of directors. The controlled company exemption does not modify the independence requirements for the Company's Audit Committee. In addition, according to Article VIII of the Company's Second Amended and Restated Articles of Incorporation and Section 3.02 of the Company's Amended and Restated Bylaws, a majority of the persons comprising the board of directors of the Company must at all times be persons who are not (i) employed by the Company or any corporation controlled by, controlling or under common control with the Company, (ii) engaged in rendering consulting or professional services for compensation (other than by reason of their membership on the board of directors of the Company and other than as the Company's independent legal counsel) for the Company or any corporation controlled by, controlling or under common control with the Company or (iii) related to, or directly or indirectly controlled by, any person described in subpart (i) or (ii). For purposes of these provisions, "control" means direct or indirect beneficial ownership of over 25% of a corporation's voting stock.

        Status as Margin Securities.    Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending on factors similar to those described above with respect to listing and market quotations, following completion of the offer, Shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event Shares would be ineligible as collateral for margin loans made by brokers.

        Registration Under the Exchange Act.    Shares are currently registered under the Exchange Act. The Company can terminate that registration upon application to the SEC if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares. Termination of registration of Shares under the Exchange Act would reduce the information that the Company must furnish to its shareholders and to the SEC and would make some provisions of the Exchange Act, including the short swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) or 14(c) and the related requirement to furnish an annual report to shareholders, no longer applicable with respect to Shares. Furthermore, the ability of the Company's affiliates and persons holding restricted securities of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A under the Securities Act of 1933, as amended, could be impaired or eliminated. If registration of Shares under the Exchange Act were terminated, Shares would no longer be eligible for NASDAQ reporting or for continued inclusion on the Federal Reserve Board list of margin securities. We intend to seek to cause the Company to apply for termination of registration of Shares as soon as possible after consummation of the offer.

8.    Certain Information Concerning the Company.

        General Information.    The Company is a Minnesota corporation with its principal executive offices located at 5775 West Old Shakopee Road, Suite 100, Bloomington, MN 55437. According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006, the Company is a biopharmaceutical company focused in oncology and acute care that acquires, researches, develops and commercializes proprietary pharmaceutical products that address the unmet needs of patients.

        Except as otherwise set forth herein, the information concerning the Company contained in this offer to purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Parent, we, the Information Agent and the Dealer Manager have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, Parent, we, the Information Agent and the Dealer Manager cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, us, the Information Agent or the Dealer Manager.

        Available Information.    The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's offices at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information regarding the public reference room may be obtained from the SEC by telephoning 1-800-SEC-0330. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 and can be obtained electronically on the SEC's website at http://www.sec.gov.

        Certain Financial Information and Projections.    During the course of the discussions between the Company and Parent that led to the execution of the Merger Agreement, the Company's management provided certain financial projections regarding the Company's future performance, which were otherwise not publicly available, to Parent and its financial advisor. The information provided included the Company management's projections of financial performance for the Company for the remaining portion of fiscal year ending December 31, 2007, as well future periods (without regard to the impact on the Company of a transaction with Parent). These projections were based on the assumption that each of the Company's current drug candidates that are in various stages of clinical trials ultimately are approved by the U.S. Food and Drug Administration, without delay and for human use, following the conclusion of the pending clinical trials and any subsequent trials that are anticipated by the Company.

        The following table presents a forecast of the Company's revenues and earnings before interest and taxes ("EBIT") through 2012 as provided by the Company to Parent and its financial advisor.

	2007	2008	2009	2010	2011	2012
Revenues	$400	$608	$980	$1,350	$1,625	$1,944
EBIT	$(18)	$86	$205	$85	$394	$553

    in millions

        Additional information provided to Parent and its financial advisor with respect to the period from 2013 through 2020 is not shown in the chart above because the revenues and EBIT during the period from 2013 through 2020 are subject to significantly greater risk associated with approval of the Company's current drug candidates, some of which are only in early clinical trials.

        The Company has advised Parent that it does not as a matter of course make public financial projections of the nature described above and the aforementioned projections are included in this offer to purchase solely because such information was provided to Parent and its financial advisor. These projections were not prepared (1) with a view toward public disclosure, (2) in compliance with any regulations or guidelines promulgated by the SEC or the American Institute of Certified Public Accountants relating to the presentation of prospective financial information or (3) in accordance with U.S. generally accepted accounting principles ("GAAP"). The Company's independent registered public accounting firm has not examined or compiled any of the financial projections and has not expressed any conclusion or provided any form of assurance with respect to the projections. The Company has advised Parent that (i) its internal financial projections are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments and (ii) the projections were based on a number of internal assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters that are inherently subject to significant business, economic, competitive and regulatory uncertainties, all of which are difficult to predict and some of which are beyond the control of the Company. Accordingly, there can be no assurance, and no representation or warranty is or has been made by any of the Company, Parent or any of their representatives, that the projected results will be realized or that actual results will not vary materially from those described above. The foregoing information is forward looking in nature and inherently subject to significant uncertainties and contingencies, including industry performance, general business and economic conditions, currency exchange rates, customer requirements, competition, adverse changes in applicable laws, regulations or rules governing environmental, tax and accounting matters, and other risks described in the Company's Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2006, its reports on Form 10-Q for the first, second and third quarter of 2007 and other documents filed with the SEC. In addition, the projections may be affected by the Company's ability to achieve strategic goals, objectives and targets over the applicable period. The assumptions upon which the projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control. The projections also reflect assumptions as to certain business decisions that are subject to change. Such projections cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. The inclusion of this information should not be regarded as an indication that the Company, Parent or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied on as such. None of the Company, Parent or any of their respective financial advisors or the Dealer Manager assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections described above. None of the Company, Parent or any of their respective financial advisors or the Dealer

Manager intends to, and each of them disclaims any obligation to, update, revise or correct such projections if they are or become inaccurate (even in the short term). The projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the offer and the merger. There can be no assurance that the announcement of the offer and the merger will not cause customers of the Company to delay or cancel purchases of the Company's products and services pending the consummation of the offer and the merger or the clarification of our intentions with respect to the conduct of the Company's business thereafter. Any such delay or cancellation of customer sales is likely to affect adversely the ability of the Company to achieve the results reflected in such financial projections. Further, the financial projections do not take into account the effect of any failure to occur of the offer or the merger and should not be viewed as accurate or continuing in that context.

        Holders of Shares are cautioned not to place undue reliance on the projections included in this offer to purchase.

9.    Certain Information Concerning Parent, Eisai US and Purchaser.

        Parent is a corporation organized under the laws of Japan and a research-based human health care (hhc) company that discovers, develops and markets products throughout the world. Parent focuses its efforts in three therapeutic areas: integrative neuroscience, including neurology and psychiatric medicines; gastrointestinal disorders and integrated oncology, including supportive-care treatments. The principal executive offices of Parent are located at 4-6-10 Koshikawa, Bunkyo-ku, Tokyo 112-8088, Japan (telephone number 81-3-3817-3700). Parent maintains a website at http://www.eisai.co.jp. The website and the information contained on or connected to the website are not part of this offer to purchase and are not incorporated herein by reference.

        We are a Minnesota corporation and to date have engaged in no activities other than those incident to our formation and the commencement of the offer. We are a wholly owned subsidiary of Eisai US, which is a wholly owned subsidiary of Parent. Our principal executive offices are located at 100 Tice Boulevard, Woodcliff Lake, NJ 07677 (telephone number (201) 692-1100).

        Eisai US is a Delaware corporation and a wholly owned subsidiary of Parent. Eisai US is the regional U.S. headquarters and holding company for the U.S. pharmaceutical operations for Parent. Eisai US is the direct parent company of Eisai Inc., Eisai Medical Research Inc., Eisai Research Institute of Boston, Inc., Morphotek, Inc., Eisai Machinery U.S.A. Inc. and us, and through these subsidiaries, it conducts and directs pharmaceutical operations, including research, clinical development, manufacturing and sales and marketing. Eisai US's executive offices are located at 100 Tice Boulevard, Woodcliff Lake, NJ 07677 (telephone number (201) 692-1100).

        The name, citizenship, business address, current principal occupation (including the name, principal business and address of the organization in which such occupation is conducted) and material positions held during the past 5 years (including the name, principal business and address of the organization in which such occupation was conducted) of each of the directors and executive officers of Parent, Eisai US and us are set forth in Schedule A attached hereto. The identity and background of each affiliate and associate of Parent, Eisai US and us are set forth in Schedule B attached hereto.

        Except as provided in the Merger Agreement or as otherwise described in this offer to purchase, none of Parent, Eisai US, us or any of the persons listed in Schedule A of this offer to purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any Shares, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such Shares, finders' fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

        Except as described in this offer to purchase, none of Parent, Eisai US, us or any of the persons listed in Schedule A of this offer to purchase has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the offer.

        Except as described in this offer to purchase, there have been no negotiations, transactions or material contacts between Parent, Eisai US, us or any of the persons listed in Schedule A of this offer to purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of any Shares, an election of directors or a sale or other transfer of a material amount of assets.

        Except as described in this offer to purchase and in Schedule A of this offer to purchase, as of the date of this offer to purchase, (i) none of Parent, Eisai US, us or our respective subsidiaries, affiliates or any persons listed in Schedule A of this offer to purchase or any associate of any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Parent, Eisai US, us or our respective subsidiaries, affiliates or any of the persons or entities referred to above nor any directors, executive officers or subsidiaries of any of the foregoing has effected any transaction in Shares during the past 60 days.

        None of Parent, Eisai US, Purchaser or any of the persons listed in Schedule A of this offer to purchase has, during the past 5 years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Parent, Eisai US, Purchaser or any of the persons listed in Schedule A of this offer to purchase has, during the past 5 years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this offer to purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by us with the SEC, may be inspected at the SEC's public reference library at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 100 F Street, N.E., Room 1580, Washington D.C. 20549. The SEC also maintains a web site at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that we have filed with the SEC via the EDGAR system.

10.    Background of the Offer; Contacts with the Company.

        As part of Parent's long-term strategic plans and with a view to continuing to expand its worldwide oncology business and U.S. operations and to mitigate the expected future impact of generic competition to its current products, most significantly Aricept®, its treatment for Alzheimer's disease, Parent has from time to time explored various strategic options potentially available to it. These options have included seeking out and evaluating strategic acquisition candidates, as well as establishing collaborative research and development efforts, particularly in the field of oncology, and organically expanding its U.S. infrastructure.

        Similarly, the Company's board of directors (in this Section we refer to the Company's board of directors as the "board" or the "Company's board") regularly has reviewed and assessed the Company's business strategies and objectives and the various trends and conditions affecting the Company's business and the markets in which the Company operates, including considering various strategic alternatives that might be available to the Company, all with the goal of enhancing shareholder value. As part of this ongoing review and assessment, the Company's board has considered a range of opportunities, including acquisitions, joint ventures, strategic alliances and other strategic transactions and relationships, and the Company's senior management has met periodically with the Company's business partners, financial advisors and others to discuss trends and conditions in the market and to explore potential opportunities for strategic business relationships. These activities resulted in a number of important strategic developments for the Company, including its acquisitions of Guilford Pharmaceuticals Inc. and Zycos, Inc. and its strategic development transaction in 2007 with AkaRx, Inc. In addition, from time to time during the past several years, Parent and other third parties have contacted the Company to inquire whether the Company was willing to consider an acquisition proposal.

        In September 2005, the head of business development for Eisai US met with the head of business development for the Company to exchange information about the companies and, in particular, their oncology pipelines, and to explore potential collaborative ventures.

        In November 2005, representatives of Parent and Eisai US met with representatives of the Dealer Manager and JPMorgan Securities Japan Co., Ltd. (collectively, "JPMorgan") to discuss a potential retention of JPMorgan to act as Parent's advisor with respect to an analysis of and potential business combination with, or investment in, the Company.

        In January 2006, representatives of Parent and Eisai US met with Leon O. Moulder, Jr., the President and Chief Executive Officer of the Company, and other representatives of the Company in San Francisco, California where Parent and the Company were participating in the JPMorgan Healthcare Conference. During these discussions, the representatives of each of the companies summarized their businesses, products and late-stage clinical pipelines and discussed potential co-promotion and co-development opportunities, particularly in the oncology field.

        In May 2006, after entering into a confidentiality agreement with respect to such discussions, representatives of Parent, Eisai US and the Company met at Eisai US's New Jersey headquarters to continue and further develop the discussions in January regarding potential collaborations between the Company and Parent. These discussions led to an initial meeting in Minneapolis, Minnesota in June 2006 between Haruo Naito, President and Chief Executive Officer of Parent, and Mr. Moulder. At that meeting, Mr. Naito suggested the possibility of a broader partnership between the companies, not just product-specific, co-development or co-promotional activities. Mr. Naito and Mr. Moulder agreed that a meeting of their respective research and development teams would be helpful in evaluating whether a broader partnership would make sense for each company.

        In August 2006, representatives of Parent, Eisai US and the Company, including senior personnel from each company's research and development teams, met at the offices of Eisai Research Institute in Andover, Massachusetts to share information concerning the organization of their research and development activities, the development of product candidates in their pipelines and potential commercial collaborations with respect to those product candidates.

        In August 2006, Parent retained JPMorgan Securities Japan Co., Ltd. as its financial advisor in connection with a possible transaction with the Company.

        In mid-September 2006, Parent met with representatives of its financial and legal advisors, JPMorgan and Sullivan & Cromwell LLP, respectively, in Tokyo to discuss Parent's interest in the Company and whether Parent's strategic goals could be better implemented through a business combination with the Company, rather than through collaborative efforts on individual product candidates.

        On September 25, 2006, Mr. Naito met with Mr. Moulder in New York and advised him that Parent wished to pursue a potential acquisition of the Company. Mr. Moulder indicated that he believed the price Mr. Naito suggested was below the price that the Company's shares could reach in the marketplace in the following 12 months, but that he would discuss Parent's expressed interest at the Company's regularly scheduled board meeting in November.

        At the Company's November 2006 board meeting, Mr. Moulder informed the board of Mr. Naito's acquisition proposal. The board concluded not to take any further action with respect to the proposal at that time.

        On November 16, 2006, Mr. Naito met with Mr. Moulder in Minneapolis, Minnesota and discussed a potential acquisition transaction at a higher price than the one Parent previously had proposed. Mr. Moulder replied that the revised price that Mr. Naito mentioned still was below the price that he believed the Company's board would support.

        On December 20, 2006, Mr. Naito telephoned Mr. Moulder and congratulated him on the successful completion of two Phase III trials related to Aloxi®. Mr. Naito also advised Mr. Moulder that Parent continued to believe that the best alternative for Parent's and the Company's respective stockholders would be a full integration of the two companies. Mr. Moulder indicated that the Company was doing well and that he believed the Company would continue to perform well in 2007 and looked forward to hearing from Mr. Naito in the new year.

        In late May 2007, Mr. Moulder met with Mr. Naito in Minneapolis, Minnesota. In the course of those discussions Mr. Moulder indicated that management of the Company was in the process of its annual strategic planning efforts and the Company was focused on efforts to execute its business plan and grow its platform and business. He indicated that the Company's board would continue to focus on value creation for the Company's shareholders, but that the board also would consider any proposals by Parent that were consistent with this objective.

        On June 2, 2007, Mr. Naito met with Mr. Moulder in Chicago, Illinois and presented an indicative offer of $33.00 per share in cash for MGI. This offer represented a 53% premium to the share price of $21.54 on June 1, 2007. Mr. Moulder advised Mr. Naito that due to the travel plans of the Chairman of the Company's board, he would be unable to respond until after the Chairman returned to the U.S. on June 14, 2007. Mr. Naito expressed Parent's interest in performing due diligence in the interim so that if the Company's board approved Parent's proposal, the parties could work together quickly to consummate a transaction. Mr. Moulder advised that he would need the board's approval before allowing such activities to commence. On the same day, after the in person discussions, Mr. Naito telephoned Mr. Moulder and asked whether a letter sent directly to the Company's board would accelerate the Company's consideration of Parent's proposal. Mr. Moulder responded that a formal letter would not be necessary and that he would be able to advise Mr. Naito of the decision of the Company's board with respect to Parent's offer promptly after June 14. On June 15, 2007, Mr. Moulder telephoned Mr. Naito and advised him that the Company's board would consider Parent's proposal at its next meeting.

        At a telephonic meeting of the Company's board held on June 18, 2007, at which a representative from Hogan & Hartson LLP, the Company's outside legal counsel, participated, Mr. Moulder updated the board on Parent's desire to acquire the Company. The board then discussed the Company's business strategy and whether to hold further discussions with Parent and other potentially interested parties. As a result of this discussion, the board agreed to engage an investment bank to assist in the evaluation of Parent's interest in the Company and other strategic alternatives available to the Company. The board formed a Financial Advisor Selection Committee for the purpose of interviewing and retaining an investment bank for these purposes.

        At a telephonic meeting of the Company's board held on June 22, 2007, Hugh E. Miller, the Chairman of the board, informed the board members that he and the other members of the Financial Advisor Selection Committee had met with various investment banking firms who were active in the biopharmaceutical industry and, after considering those firms, recommended that the Company retain Lehman Brothers Inc. as the Company's financial advisor. The board authorized the engagement of Lehman Brothers. At this meeting, the board also discussed its response to Parent regarding Parent's interest in a potential business combination. The board decided that Mr. Moulder should communicate to Parent that the board was considering Parent's expression of interest, but intended to evaluate its strategic alternatives before deciding whether to engage in discussions with Parent concerning a possible acquisition transaction.

        Following the board's meeting, management advised Lehman Brothers of its decision to engage Lehman Brothers as its financial advisor in connection with the board's review of strategic alternatives and, on July 6, 2007, the Company executed an engagement letter with Lehman Brothers. Shortly thereafter, Lehman Brothers began working with members of the Company's senior management to gather and assemble financial and other information regarding the Company to assist Lehman Brothers in its review of the Company and the strategic alternatives that were available to the Company.

        On July 20, 2007, the Company's board held a meeting at which representatives of Hogan & Hartson and Lehman Brothers were present. At the meeting, representatives of Lehman Brothers provided the board with their initial analysis of the Company's strategic plan and potential strategic alternatives available to the Company. The board members discussed the appropriate considerations and steps in the process of evaluating whether to consider an acquisition of the Company or other strategic alternatives, including continuing its business as an independent biopharmaceutical company. The board determined that it would convene another meeting after having additional time to consider the analysis provided by Lehman Brothers. Additionally, the board asked management and Lehman Brothers to refine their analysis of the Company as an independent company. Following the meeting, Mr. Moulder contacted Mr. Naito and indicated that the board had not reached a decision as to whether to proceed with discussions concerning a possible acquisition transaction.

        On August 16, 2007, the Company's board held a meeting to discuss further the Company's possible strategic alternatives. Representatives of Lehman Brothers and Hogan & Hartson participated in the meeting. Lehman Brothers reviewed with the board the updated strategic analysis prepared by Lehman Brothers. Also at this meeting, Mr. Moulder provided the board with a presentation of the Company's strategic plan. The board then discussed the strategic alternatives available to the Company and agreed to make a final decision as to whether to contact third parties to assess their interest in a possible strategic transaction with the Company at its regularly scheduled meeting in September. On August 17, 2007, Mr. Moulder telephoned Mr. Naito and indicated that the Company's board was moving forward with the process and expected to make its final decision following Labor Day, but that the board was not prepared to proceed with discussions with Parent on an exclusive basis. Mr. Moulder assured Mr. Naito that, if the process moved forward after Labor Day, Parent would be invited to participate in the process.

        At a meeting of the Company's board on September 11, 2007, at which representatives of Lehman Brothers and Hogan & Hartson participated by teleconference, representatives of Lehman Brothers presented information to the board on the Company's strategic alternatives and provided the board with a proposed list of prospective strategic buyers who could be contacted regarding their potential interest in an acquisition of the Company. Following the presentation by representatives of Lehman Brothers, Mr. Moulder reviewed for the board the process recommended by Lehman Brothers, which was designed to maximize the value of the Company to the Company's shareholders. While the Company's board remained confident in the value inherent in the Company's business plan, the board determined that it would be prudent and in the best interests of the Company and its shareholders to consider strategic alternatives and decided that this process would permit the board to make an informed decision regarding the best strategic alternative available to the Company. The board authorized members of senior management to enter into confidentiality and standstill agreements with potential buyers and to conduct, with the assistance of Lehman Brothers, presentations to prospective buyers regarding the business and operations of the Company. To avoid potential disruption to the Company's business that could be caused by the proposed information gathering process, the Company determined that it would be in the Company's best interests to conduct the process on a confidential basis.

        On September 11, 2007, representatives of Lehman Brothers telephoned representatives of JPMorgan and advised them that the Company was seeking indicative offers based on publicly available information from bidders on October 19, 2007, and that due diligence materials would be made available for selected bidders thereafter. Lehman Brothers also indicated that Parent's preliminary valuation indication of $33.00 per share was below the level that the Company's board would require for any change in control transaction, but was at a level where the board would commence exploration of its strategic alternatives.

        Commencing on September 11, 2007 following the board meeting, representatives of Lehman Brothers contacted approximately 18 potential strategic buyers to solicit preliminary indications of interest. The Company executed confidentiality and standstill agreements with eight potential buyers, including Parent. From September 27, 2007 through October 5, 2007, the Company conducted management presentations at the New York offices of Hogan & Hartson for eight of the potential buyers who had executed confidentiality and standstill agreements, including a formal presentation to Parent on September 27, 2007. Prior to that meeting, Parent and the Company executed the confidentiality agreement. In addition, during the evening of September 27, 2007, Mr. Moulder and Mr. Naito met for dinner. At the dinner, Mr. Naito discussed with Mr. Moulder Parent's desire to acquire the Company and his preliminary views on the manner in which the Company would become an integral part of Parent's oncology and acute care strategy.

        Following the management presentations, Lehman Brothers received preliminary indications of interest from potential buyers, including Parent. Lehman Brothers also was contacted by several other parties who had not initially been contacted by Lehman Brothers, but who indicated that they would be interested in evaluating a possible transaction involving the Company. At a telephonic meeting of the Company's board held on October 22, 2007, at which representatives of Lehman Brothers and Hogan & Hartson participated, Lehman Brothers summarized for the board the status of the discussions prior to the meeting and noted that additional responses were expected to be received on the following day. The board determined that it would reconvene on October 24, 2007 to discuss the Company's alternatives after all indications of interest from potential buyers had been received. The board also directed the representatives of Lehman Brothers to respond to the unsolicited inquiries that Lehman Brothers had received by indicating that the board would be willing to consider the interest expressed by those parties.

        At the telephonic meeting of the Company's board on October 24, 2007, at which representatives of Lehman Brothers and Hogan & Hartson participated, the board reviewed all proposals that had been submitted to the Company.

        On October 19, 2007, Parent provided Lehman with a written indicative offer of $37.00 in cash for each share of the Company, subject to further due diligence. The Company also received a written indicative offer of $40.00 per Share from another bidder, which was also subject to further due diligence. We refer to that other bidder as Company B. On October 24, 2007, Parent commenced due diligence.

        From October 23, 2007 through December 4, 2007, further meetings between management of the Company and the bidders were held; on-line and physical data rooms were made available to the bidders, and the Company responded to numerous questions and inquiries from the bidders regarding its business. During this time, representatives of the Company and Parent met on several occasions, including an in-person diligence meeting on November 19, 2007. Members of the Company's senior management also met with representatives of Company B on several occasions, including in person for diligence meetings on November 14, 15, 20 and 27, 2007, and for on-site facilities visits at various offices of the Company on November 27, 28 and 29, 2007.

        On November 12, 2007, Lehman Brothers transmitted to each of the bidders a procedure letter inviting them to submit definitive written proposals by 5:00 p.m., New York time, on December 5, 2007.

The letter instructed each bidder to include in its definitive written proposal a price per share for the acquisition of all outstanding shares of the Company, comments to the previously distributed merger agreement and a draft of a merger agreement the bidders would be willing to execute and a commitment letter for any financing that would be necessary for the bidder to complete the acquisition.

        On November 28, 2007, the Company was informed that a business news source had published an on-line article commenting on rumors about a confidential acquisition process relating to the Company. In response, in the morning of November 29, 2007, the Company issued a press release stating that the Company was evaluating strategic alternatives and that Lehman Brothers had been retained as the Company's financial advisor to assist the Company in this evaluation.

        On December 5, 2007, Parent provided the Company's financial advisor with its offer of $41.00 in cash for each of the Company's outstanding shares, together with a financing commitment letter signed by JPMorgan Chase Bank, N.A. and a markup of the draft merger agreement previously distributed by the Company to prospective purchasers of the Company providing for the commencement of a tender offer by Parent for the Company's outstanding shares followed by a merger of a subsidiary of Parent with and into the Company in which holders of the Company's outstanding shares would receive the same consideration as was to be paid in the tender offer. In addition, Parent advised the Company that if it was selected as the winning bidder, Parent wished to commence discussions of retention agreements with key Company employees.

        At a telephonic meeting of the Company's board held on December 6, 2007, at which representatives of Lehman Brothers and Hogan & Hartson participated, the board discussed the final proposal submitted by Parent, the discussions between Lehman Brothers and Company B as part of the final bid process, the fact that Company B had declined to submit a final bid advising Lehman Brothers that a combination with the Company was not the right strategic fit for Company B and contacts that Lehman Brothers had received from other third parties inquiring about the Company as a result of the press release that had been issued by the Company on November 29, 2007. At this meeting, the board formed a special committee consisting of those directors who met the independence requirements of certain provisions of the MBCA (the "Special Committee"). The Special Committee was given the authority to, among other things, evaluate and consider the proposal submitted by Parent and recommend to the full board the advisability of the transaction and take any other action in connection with the transaction as the Special Committee determined was necessary or appropriate. The board then adjourned its meeting after authorizing management, Lehman Brothers and Hogan & Hartson to discuss Parent's bid and negotiate such changes in the terms of the proposal as management and the Company's advisors believed were in the best interests of the Company.

        Following the board meeting on December 6, 2007, Lehman Brothers contacted JPMorgan and requested a revised proposal by the end of business. Lehman Brothers indicated that to the extent Parent did not offer its best and final price for the Company, it should do so. In addition, Lehman Brothers and Hogan & Hartson telephoned Parent's financial and legal advisors to discuss certain issues raised by Parent's markup of the draft merger agreement and the commitment letter, including the size of the termination fee that the Company would have to pay Parent in the event that the Company's board exercised its fiduciary duties to terminate the merger agreement to accept a superior proposal, the time that Parent would have to match a potential superior proposal, the level of efforts that Parent would commit to resolve any regulatory issues and the types of events that would allow Parent not to consummate the tender offer. The Company's advisors also indicated that while general discussions concerning retention agreements could proceed once the issues that the Company had raised were adequately addressed, the Company did not anticipate that retention agreements would be executed prior to signing a merger agreement. During the afternoon and evening of December 6, 2007, Parent and its financial and legal advisors negotiated with the Company's financial and legal advisors. In these discussions, Parent offered to reduce the termination fee from 3.65% of the equity value of the Company plus documented out-of-pocket expenses to 3.3% of the equity value and to reduce the match period from 5 business days to 3 business days and to 48 hours with respect to revised proposals and agreed to a certain level of divestitures if required by antitrust authorities. Parent did not alter its $41.00 per share offer price.

        In the course of continuing discussions between the Company's and Parent's respective financial and legal advisors, in the morning of December 7, 2007, Parent agreed to eliminate certain actions with respect to third parties that could be deemed a "material adverse effect" or taken into account in determining whether a "material adverse effect" had occurred. Based on these discussions, the parties instructed their financial and legal advisors to meet later in the day on December 7 in New York to seek to conclude an agreement before the opening of business in New York on Monday, December 10, 2007.

        From December 7, 2007 and until December 10, Parent and its legal advisors continued to negotiate the terms of the Merger Agreement with the Company and its legal advisors, including the situations in which the termination fee would be paid and the timing of such payments, the situations in which the Company's board's recommendation in favor of a merger with Parent could be changed and the Company's representations, warranties and interim operating covenants.

        On December 9, 2007, the Company's board and representatives of Lehman Brothers and Hogan & Hartson met to review Parent's final proposal based on the negotiations of the parties since Parent had submitted its bid. At the meeting, representatives of Lehman Brothers reported on their discussions with Parent and its financial advisors regarding the final proposal. They reviewed with the board the process in which the Company had engaged from the time that Lehman Brothers was retained by the Company, the discussions between Lehman Brothers and parties who had participated in the process and the results of that process, and the terms of the financing commitment that Parent had obtained from JPMorgan Chase Bank, N.A., as well as the other conditions to Parent's final proposal, including Parent's insistence that the termination fee not be lower than $129 million (or approximately 3.3% of the equity value of the Company based on Parent's offer price). At this meeting, representatives of Hogan & Hartson reviewed the terms of the Merger Agreement as it had been negotiated with Parent and its advisors. Following the review of the terms of the Merger Agreement by Hogan & Hartson, a representative of Lehman Brothers reviewed with the board Lehman Brothers' financial analysis of the proposed transaction and delivered orally to the board its opinion, subsequently confirmed in writing, that, as of the date of the board meeting and based upon and subject to the factors and assumptions discussed with the board, from a financial point of view, the $41.00 per share in cash to be received by Company's shareholders in the offer and the merger was fair to such shareholders. The board then recessed to give the Compensation Committee and the Special Committee of the Company's board an opportunity to meet separately with representatives of Lehman Brothers and Hogan & Hartson. Mr. Moulder and Mr. Mitchell, the two members of the board who were not members of the Special Committee, left the meeting.

        A meeting of the Compensation Committee of the Company's board was convened to review and consider the effect of the proposed transaction on various equity incentive arrangements of the Company. The Compensation Committee reviewed the actions it previously had taken regarding certain termination agreements in place between the Company and certain of its employees, approved certain employment compensation, severance and other employee benefit arrangements that previously had been approved and implemented separate from the Company's review of strategic alternatives and approved the level of payouts for 2007 under the Company's incentive compensation plans, subject to the approval of the Special Committee of the proposed transaction with Parent. Following these actions, the Compensation Committee meeting was adjourned.

        A meeting of the Special Committee of the Company's board followed, and at that meeting the Special Committee members reviewed, with the assistance of representatives of Lehman Brothers and Hogan & Hartson, the terms and of the Merger Agreement and the financial analysis discussed during the meeting of the full board. After this discussion and questions by the members of the Special

Committee to representatives of Hogan & Hartson and Lehman Brothers, the Special Committee unanimously adopted resolutions stating that the transactions contemplated by the offer, the Top-Up Option, the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement were fair and advisable and in the best interests of the Company and its stockholders, approving the offer, the Top-Up Option, the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, and recommending that the Company's board approve the same. Following these actions, the Special Committee meeting was adjourned.

        Following the adjournment of the Special Committee meeting, the full board of the Company reconvened. Mr. Miller, as a representative of the Special Committee and as Chairman of the board, reported to the board the recommendation of the Special Committee that the board approve the offer, the Top-Up Option, the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement. Mr. Ferrara, as chairman of the Compensation Committee, reported to the board the actions of the Compensation Committee with respect to various compensation-related matters. Following further discussion among the members of the board, the board unanimously approved the Merger Agreement, authorized the execution, delivery and performance of, and declared advisable, the Merger Agreement and the transactions contemplated thereby, including the offer, the Top-Up Option, and the merger and resolved to recommend that the shareholders accept the offer, tender their shares into the offer, approve the merger and adopt the Merger Agreement. Following this approval, the board directed management and the Company's advisors to finalize the Merger Agreement and directed management to execute the Merger Agreement on behalf of the Company. The board then adjourned its meeting.

        Following the completion of the Company's board's meeting, a representative of Hogan & Hartson contacted a representative of Sullivan & Cromwell to confirm the actions that the board had taken. Thereafter, representatives of Parent and its legal advisors and the Company and its legal advisors finalized the terms of the definitive Merger Agreement.

        A public announcement concerning the execution of the definitive Merger Agreement was made shortly after the signing of the agreement on December 10, 2007, prior to the opening of U.S. stock markets.

11.    Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements.

PURPOSE OF THE OFFER AND PLANS FOR THE COMPANY

        Purpose of the Offer.    The purpose of the offer is to enable Parent to acquire control of, and the entire equity interest in, the Company. The offer is being made in accordance with the Merger Agreement and is intended to reduce the time required for shareholders to receive the transaction consideration and to complete the acquisition of the Company. The purpose of the merger is to acquire all issued and outstanding Shares not purchased in the offer. The transaction structure includes the merger to ensure the acquisition of all issued and outstanding Shares.

        The Company's shareholders who sell their Shares in the offer will cease to have any equity interest in the Company and to participate in any future growth in the Company. If the merger is completed, the current shareholders of the Company will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration according to the Merger Agreement or, to the extent shareholders are entitled to and properly demand appraisal of their Shares pursuant to their dissenters' rights under the MBCA, the amounts to which such shareholders are entitled under the MBCA.

        After completion of the offer and the merger, the Company will be a direct, wholly owned subsidiary of Eisai US, which is a direct wholly owned subsidiary of Parent.

        Plans for the Company.    Except as otherwise disclosed in this offer to purchase, we do not have any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, share exchange, reorganization, liquidation, dissolution, or sale of all or a substantial part of assets, involving the Company or any of its subsidiaries, any material changes in the Company's present dividend policy, indebtedness, capitalization, corporate structure, business or any material change to the composition of the Company's management or board of directors. Our current intention is to continue the Company's current operations at its current facilities, including in Bloomington, Minnesota. Except as otherwise described in this offer to purchase, we do not have any present plans or proposals (i) to change the location of the Company's principal place of business or its principal executive office or of a material portion of its business activities, (ii) to change materially the Company's charitable or community contributions or related policies, programs, or practices or (iii) to change materially the Company's relationship with its suppliers or customers or the communities in which it operates.

        We will continue to evaluate and review the Company and its business, assets, corporate structure, capitalization, operations, properties, policies, standard operation procedures, management and personnel with a view towards determining how to realize optimally any potential benefits that arise from the relationship of the operations of the Company with those of other business units of Parent and its subsidiaries. Such evaluation and review is ongoing and is not expected to be completed until after the consummation of the offer and the merger. If, and to the extent that, Parent acquires control of the Company, Parent will complete such evaluation and review of the Company and will determine what, if any, changes would be desirable in light of the circumstances. Such changes could include, among other things, restructuring the Company through changes in the Company's business, corporate structure, articles of incorporation, bylaws, capitalization or management or could involve consolidating and streamlining certain operations and reorganizing or disposing of other businesses and operations. We intend to work with the Company's management as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing development of the Company's potential. The board of directors of the Surviving Corporation (as defined below) in the merger reserves the right to change its plans and intentions for the Surviving Corporation at any time it deems appropriate.

        Subsequent to the negotiation and execution of the Merger Agreement, certain members of the management team of the Company entered into retention agreements with Eisai US, which are intended to cause such members of the management team of the Company to remain with the Surviving Corporation for a period of time after the Effective Time (as defined below) of the merger. For further details regarding the retention agreements of Leon O. Moulder, Jr. and Mary Lynne Hedley, see this Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—Other Agreements" of this offer to purchase.

        In addition, subject to applicable laws and the Company's organizational documents, promptly upon accepting for payment and paying for any Shares tendered and not withdrawn pursuant to the offer by us, we have the right, as permitted by and in accordance with the Merger Agreement, and currently intend, to designate to the Company's board of directors such number of directors, rounded up to the next whole number, as is equal to the product of (i) the total number of directors on the Company's board of directors (after giving effect to the directors appointed as a result of designations by us) multiplied by (ii) the percentage that the aggregate number of Shares beneficially owned by Parent, us and any of our respective affiliates bears to the number of Shares then outstanding (disregarding any unvested and unexercisable Company Options, Company Tandem Option-SARs, RSUs and Warrants and all other unvested rights to acquire Shares). The directors so designated by us will be chosen from a list of 11 persons, previously provided to the Company, as disclosed in the Schedule 14D-9.

        Further, in accordance with the Merger Agreement, after the Effective Time of the merger, our board of directors at the Effective Time of the merger will, from and after such time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. See this Section 11—"Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement" of this offer to purchase.

THE MERGER AGREEMENT

        The following summary of certain provisions of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which is incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by the Company with the SEC on December 11, 2007. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 17—"Miscellaneous" of this offer to purchase. Shareholders of the Company and other interested parties should read the Merger Agreement in its entirety for a more complete description of the provisions summarized below.

  The Offer

        The Merger Agreement provides for the commencement of the offer as promptly as practicable, but in any event, no later than December 21, 2007. Purchaser's obligation to accept for payment, and pay for, Shares tendered pursuant to the offer is subject to the satisfaction or waiver of the Minimum Condition, the HSR Condition, the Governmental Approval Condition and certain other conditions that are described in Section 13—"Certain Conditions of the Offer" of this offer to purchase. Purchaser expressly reserves the right to (x) increase the Offer Price and (y) waive any conditions of the offer as set forth in Section 13—"Certain Conditions of the Offer" and make any other changes to the terms and conditions of the offer. Purchaser, however, has also agreed that, without the prior written consent of the Company, it will not (i) decrease the Offer Price, (ii) change the form of consideration payable in the offer, (iii) decrease the number of Shares sought to be purchased in the offer, (iv) impose conditions or requirements to the offer that are different than or in addition to the conditions of the offer set forth in Section 13—"Certain Conditions of the Offer" or amend or modify any of those conditions, in either case in a manner that adversely affects or reasonably would be expected to adversely affect the holders of Shares, (v) change or waive the Minimum Condition or (vi) except as otherwise required or permitted in the Merger Agreement, extend or otherwise change the Expiration Date of the offer.

        The Merger Agreement provides that the offer may, and in certain events is required to, be extended by Purchaser, as follows: (i) if on or prior to any then scheduled Expiration Date, all of the conditions of the offer (including the Minimum Condition and all other conditions of the offer) have not been satisfied, or waived by Parent or Purchaser if permitted under the Merger Agreement, Purchaser must (and Parent must cause Purchaser to), at the request of the Company, extend the offer for one or more successive periods of not more than 10 business days each in order to permit the satisfaction of such conditions, each until the earlier of (x) the termination of the Merger Agreement and (y) (A) June 18, 2008 or (B) September 16, 2008 in the event that the HSR Condition and/or the Governmental Approval Condition have not been satisfied, or waived by Parent or Purchaser if permitted under the Merger Agreement, by January 22, 2008; (ii) Purchaser may, in its sole discretion, extend the offer for one or more successive periods of not more than 10 business days each, if at any otherwise scheduled Expiration Date any of the conditions of the offer have not been satisfied, or waived by Parent or Purchaser if permitted under the Merger Agreement, until the termination of the Merger Agreement; (iii) Purchaser must extend the offer for any period or periods required by applicable law, rule, regulation, interpretation or position of the SEC or its staff or NASDAQ or its staff; (iv) Purchaser may, in its sole discretion, provide for a "subsequent offering period" in accordance with Rule 14d-11 promulgated under the Exchange Act. In the event that more than 80% of the then outstanding Shares have been validly tendered and not withdrawn pursuant to the offer following the Expiration Date, Purchaser must (and Parent must cause Purchaser to), at the request of the Company, provide for a "subsequent offering period" in accordance with Rule 14d-11 promulgated under the Exchange Act of at least 10 business days immediately following the Expiration Date; provided, that Purchaser is not be required to make available such a "subsequent offering period" in the event that, prior to the commencement of such "subsequent offering period," Parent, Purchaser and their respective related organizations, in the aggregate, own more than 90% of the outstanding Shares. Subject to the terms and conditions of the Merger Agreement and the offer, Purchaser must (and Parent must cause Purchaser to) accept for payment, and pay for, all Shares that are validly tendered and not withdrawn pursuant to the offer during such "subsequent offering period" promptly after any such Shares are tendered during such "subsequent offering period." Purchaser may not terminate the offer prior to any scheduled Expiration Date unless the Merger Agreement has been terminated or Purchaser has received the Company's consent for such termination.

  Company Board of Directors After Acceptance Time

        Upon Purchaser accepting for payment and paying for any Shares tendered and not withdrawn pursuant to the offer (the "Acceptance Time") and at all times thereafter, subject to compliance with the provisions of the Company's articles of incorporation and bylaws (the "Company Governing Documents"), applicable law and the applicable NASDAQ Marketplace Rules, Purchaser will be entitled to designate such number of directors, rounded up to the next whole number, on the Company's board of directors as is equal to the product of (i) the total number of directors on the Company's board of directors (after giving effect to the directors appointed as a result of designations by Purchaser) multiplied by (ii) the percentage that the aggregate number of Shares beneficially owned by Parent, Purchaser and any of their affiliates bears to the total number of Shares then outstanding (disregarding any unvested and unexerciseable Company Options, Company Tandem-SARs, RSUs, and Warrants and all other unvested rights to acquire Shares). Upon any exercise of such right by Purchaser, the Company will take all such actions as are necessary or desirable to (A) appoint to the Company's board of directors the individuals designated by Purchaser, including promptly filling vacancies or newly created directorships on the Company's board of directors, promptly increasing the size of the Company's board of directors and/or securing the resignations of such number of its incumbent directors as is necessary or desirable to enable Purchaser's designees to be appointed to the Company's board of directors and (B) cause Purchaser's designees to be so appointed at such time. The Company has also agreed that, to the fullest extent permitted by applicable law, the NASDAQ Marketplace Rules and the Company Governing Documents, with respect to (a) each committee of the Company's board of directors, (b) each board of directors (or similar body) of the Company's subsidiaries and (c) each committee (or similar body) of each such board of directors (or similar body), it will cause, at Purchaser's request following the Acceptance Time, Purchaser's designees on each such board or committee to constitute the same percentage (rounded up to the next whole number) as Purchaser's designees constitute on the Company's board of directors.

        From and after the Acceptance Time and until the Effective Time of the merger, (i) Parent, Purchaser and the Company will take all actions necessary to ensure that the composition of the Company's board of directors and each committee thereof is consistent with the independence requirements of the Company Governing Documents and (ii) the Company will take all action necessary to elect to be treated as a "controlled company" as defined by NASDAQ Marketplace Rule 4350(c)(5) and make all necessary filings and disclosures associated with such status. The Company has also agreed that, promptly upon execution of the Merger Agreement, it would take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations described above, including mailing to shareholders (together with the Schedule 14D-9) the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to enable Purchaser's designees to be appointed to the Company's board of directors.

        In the event that Purchaser's designees are appointed to the Company's board of directors as described above, then, subject to the Company Governing Documents, until the Effective Time, the Company will cause the Company's board of directors to maintain at least such number of "independent directors," as defined by the NASDAQ Marketplace Rules, as may be required by the

NASDAQ Marketplace Rules or the federal securities laws, at least one of whom shall be an "audit committee financial expert," as defined in Item 401(h) of Regulation S-K and the instructions thereto (any such "independent directors" as of the date of the Merger Agreement (and their successors as may be selected in accordance with the Merger Agreement), the "Continuing Directors"). If any Continuing Director is unable to serve due to death, disability or resignation, the Company, Purchaser and Parent will take all necessary action (including creating a committee of the Company's board of directors) so that the entire board of directors of the Company will be entitled to appoint another person or persons to fill such vacancy or vacancies, and such person or persons thereafter will be deemed to be a Continuing Director for purposes of the Merger Agreement. However, if a majority of the Continuing Directors then in office did not approve such person or persons, then such person or persons will not be deemed to be a Continuing Director. If no Continuing Director then remains, the other directors will appoint persons to fill such vacancies and such persons will be deemed Continuing Directors for all purposes of the Merger Agreement.

        Notwithstanding any provisions of the Merger Agreement, if after the Acceptance Time and prior to the Effective Time, Purchaser's designees constitute a majority of the Company's board of directors, then the affirmative vote of a majority of the Continuing Directors and a majority of the directors who satisfy the independence requirements of the Company Governing Documents will (in addition to any approval rights of the Company's board of directors or the shareholders of the Company as may be required by Company Governing Documents or applicable law) be required (i) for the Company to amend or terminate the Merger Agreement, (ii) to exercise or waive any of the Company's rights, benefits or remedies under the Merger Agreement or to take any action under the Merger Agreement or (iii) to amend the Company Governing Documents, in each case if such action adversely affects, or reasonably would be expected to adversely affect, the holders of Shares (other than Parent or Purchaser); provided, that Purchaser and Parent will take all actions as may be necessary to give effect to the foregoing. At all times subsequent to the date of the Merger Agreement and prior to the Effective Time, the Continuing Directors will, without any further action by the Company or the Company's board of directors, constitute a committee of the board of directors of the Company and all actions contemplated by the Merger Agreement to be taken by the Continuing Directors or a designated percentage of the Continuing Directors will be taken, and will be deemed to have been taken, by such Continuing Directors acting as a committee of the Company's board of directors.

  The Top-Up Option

        The Company has granted to Purchaser the Top-Up Option to purchase the number of Shares (the "Top-Up Option Shares") equal to the lowest number of Shares that, when added to the number of Shares owned by Parent, Purchaser and their related organizations, at the time of such exercise, would constitute one Share more than the number of Shares necessary for Purchaser to be merged with and into the Company pursuant to the short-form merger provision of Section 302A.621 of the MBCA, at a price per Share equal to the Offer Price (a "Short-Form Merger").

        The Top-Up Option will be exercisable, in whole, but not in part, at any one time during the 10 business day period commencing on the business day after the later of the Acceptance Time or the expiration of the last "subsequent offering period." Notwithstanding anything in the Merger Agreement to the contrary, the Top-Up Option will not be exercisable if (i) the issuance of the Top-Up Option Shares would require shareholder approval under the rules of NASDAQ, (ii) the number of Top-Up Option Shares would exceed the number of authorized but unissued Shares or (iii) after issuance of Shares pursuant to the Top-Up Option, there will be insufficient to allow Purchaser to effect a Short-Form Merger. In addition, the Top-Up Option will terminate concurrently with the Merger Agreement.

        In the event that Purchaser wishes to exercise the Top-Up Option, Purchaser will, after having given notice to the Company and received information from the Company regarding the number of

Shares issued and outstanding and the number of Top-Up Option Shares, pay the Company the aggregate price required to be paid for the Top-Up Option Shares by delivery of, at Purchaser's option, (i) immediately available funds by wire transfer to an account designated by the Company, (ii) a promissory note bearing interest at the 6 Month USD LIBOR Rate (as defined in the Merger Agreement) and due six months after the closing of Purchaser's purchase of the Top-Up Option Shares or (iii) any combination of the foregoing. If Purchaser exercises the Top-Up Option, the Company will cause to be issued to Purchaser a certificate representing the Top-Up Option Shares.

  The Merger

        Subject to the terms and conditions of the Merger Agreement, and in accordance with the MBCA, at the Effective Time, the Company and Purchaser will consummate the merger pursuant to which Purchaser will be merged with and into the Company, and the separate corporate existence of the Purchaser will cease. The Company will be the Surviving Corporation of the merger, will continue to be governed by the MBCA and the separate corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises will continue unaffected by the merger except with respect to its governing documents that will be replaced by the Surviving Corporation's governing documents. References in this Offer to the "Surviving Corporation" mean the surviving corporation of the merger.

  Effective Time of the Merger

        Parent, Purchaser and the Company will cause appropriate articles of merger to be executed and filed on the Closing Date (as defined below) (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Minnesota in accordance with the relevant provisions of the MBCA. The merger will become effective at the time the articles of merger are filed with the Secretary of State of the State of Minnesota or at such later date and time as is agreed upon by the parties to the Merger Agreement and specified in the articles of merger (the "Effective Time").

  Closing

        Unless the parties agree otherwise, the closing of the merger will occur on a date to be specified by the parties to the Merger Agreement, such date to be no later than the second business day after the satisfaction or waiver of all of the closing conditions set forth below (the "Closing Date").

  Surviving Corporation Officers and Directors

        From and after the Effective Time, the directors of Purchaser immediately prior to the Effective Time will become the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time will become the officers of the Surviving Corporation. The Company will cause all directors of the Company, other than those directors, if any, designated by Parent or Purchaser in writing prior to the Effective Time, to resign immediately before the Effective Time.

  Shareholders' Meeting

        If approval of the shareholders of the Company is required under the MBCA to consummate the merger, the Company will, as promptly as practicable following the Acceptance Time and the expiration of any "subsequent offering period," and in any event within 14 days after the Acceptance Time and the expiration of such "subsequent offering period," prepare and file with the SEC in preliminary form a proxy or information statement for a special meeting of the Company's shareholders to consider approval and adoption of the Merger Agreement. Subject to the provisions of Merger Agreement, the Company has agreed to include in the proxy statement the recommendation of the Company's board of directors that shareholders of the Company vote in favor of the approval and adoption of the Merger Agreement.

        The Company will, in accordance with and subject to the requirements of the Company Governing Documents and applicable law, as promptly as practicable following the Acceptance Time and the expiration of any "subsequent offering period," (i) duly set a record date for, call and give notice of a special meeting of its shareholders for the purpose of considering and taking action upon the Merger Agreement and (ii) convene and hold that special meeting. The Company may not postpone or adjourn the special meeting except that, after receiving the written consent of Parent, the Company may adjourn or postpone the special meeting to the extent legally necessary to ensure that any required supplement or amendment to the proxy statement is provided to the Company's shareholders or if as of the time for which the special meeting is originally scheduled there are insufficient Shares represented to constitute a quorum. At the special meeting, Parent will vote, or cause to be voted, all of Shares then owned by it, Purchaser or any of their respective affiliates in favor of the approval and adoption of the Merger Agreement.

  "Short-Form" Merger

        If Parent, Purchaser and their related organizations own in the aggregate at least 90% of the outstanding Shares following the Acceptance Time and the expiration of any "subsequent offering period" and, if applicable, the exercise of the Top-Up Option, then the parties will effect a short-form merger in accordance with Section 302A.621 of the MBCA as promptly as practicable after the acquisition of at least 90% of the outstanding Shares without a meeting of the Company's shareholders.

  Effect of the Merger on the Company's Capitalization

        Conversion of the Shares.    The Merger Agreement provides that, except for (i) Shares that are owned by subsidiaries of each of Parent (other than Purchaser), Purchaser and Company (the "Unaffected Shares"), (ii) Shares that are owned by Parent and Purchaser and not held on behalf of third parties (the "Excluded Shares") and (iii) Shares that are owned by shareholders who have properly demanded appraisal of their Shares under applicable Minnesota law (the "Dissenting Shares"), each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Offer Price, payable to the holder of Shares in cash, without interest (the "Merger Consideration"). From and after the Effective Time, all such Shares will no longer be outstanding, will be automatically cancelled and will cease to exist, and each holder of a certificate formerly representing any such Shares will cease to have any rights with respect thereto, other than the right to receive the Merger Consideration upon surrender of such certificate, without interest.

        Cancellation of the Excluded Shares.    At the Effective Time, each Excluded Share will be cancelled and cease to exist, without payment of any consideration thereof.

        Cancellation of Options.    At the Effective Time, each outstanding and unexercised option to purchase Shares, whether granted under the Company stock plans or otherwise, and which is not accompanied by a tandem stock appreciation right (a "Company Option"), will become fully vested and will entitle the holder thereof in exchange of cancellation of such Company Option to receive as soon as practicable after the Effective Time in cash an amount equal to (i) the Offer Price, less the per Share exercise price of such Company Option, multiplied by (ii) the number of Shares subject to such Company Option, less any applicable withholding of taxes.

        Cancellation of Company Tandem Option-SARs.    At the Effective Time, each outstanding and unexercised option to purchase Shares under the Company stock plans, which is accompanied by a tandem stock appreciation right (a "Company Tandem Option-SAR"), will become fully vested and will entitle the holder thereof, in exchange for cancellation of the Company Tandem Option-SAR, to receive as soon as practicable after the Effective Time in cash an amount equal to the greatest of the Offer Price, the highest price per Share paid in any tender offer during the 60 day period prior to the Acceptance Time, or the highest closing price of Shares in the 60 days prior to the Acceptance Time, less the per Share exercise price of such Company Tandem Option-SAR, multiplied by the number of Shares subject to the Company Tandem Option-SAR, less any applicable withholding of taxes.

        Cancellation of Restricted Stock Units.    At the Effective Time, each outstanding restricted stock unit of the Company (a "RSU"), will be fully vested and in exchange for cancellation, the holder thereof will be entitled to receive as soon as practicable after the Effective Time an amount in cash equal to the Offer Price multiplied by the number of RSUs held by such holder at the Effective Time, less any applicable withholding of taxes.

        Treatment of Warrants.    At the Effective Time, each warrant that is issued and outstanding immediately prior to the Effective Time and not terminated pursuant to its terms (a "Warrant") will be converted into the right to receive cash equal to the product of (x) the aggregate number of Shares for which such Warrant was exercisable immediately prior to the Effective Time and (y) the excess, if any, of the Merger Consideration less the per Share exercise price of a Warrant (the "Warrant Consideration"), less any applicable withholding of taxes, subject, in each case, to the provisions of the Warrants and applicable law.

        Conversion of Purchaser's Common Stock.    At the Effective Time, each share of Purchaser's common stock issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and together with the Unaffected Shares will constitute all of the issued and outstanding capital stock of the Surviving Corporation immediately after the Effective Time.

  Representations and Warranties

        The Merger Agreement contains representations and warranties made by the Company to Parent and Purchaser and representations and warranties made by Parent and Purchaser to the Company. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and solely for the benefit of the other party to the Merger Agreement, and the Merger Agreement is not intended to, and does not, confer upon any other person the right to rely upon such representations and warranties. Moreover, those representations and warranties are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement. In addition, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or Company Material Adverse Effect (as defined below) different from that generally applicable to public disclosures to shareholders or used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

        The Merger Agreement contains representations and warranties made by the Company to the Parent and Purchaser relating to a number of matters, including the following:

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  the organization, valid existence, good standing and qualification to do business of the Company and the Company's subsidiaries;

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  the Company's capitalization, including the Company's interests in its subsidiaries and other entities and the Company Options, Company Tandem Option-SARs, RSUs and Warrants;

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  the corporate authorization and enforceability of the Merger Agreement;

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  the unanimous approval by the Company's board of directors of the Merger Agreement, the offer and the merger, the determination by the Company's board of directors that the terms of the offer and the merger are advisable and in the best interests of the Company's shareholders and the recommendation of the offer by the Company's board of directors to the Company's shareholders;

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  the unanimous approval of a committee of disinterested directors of the Company's board of directors of the Merger Agreement and the transactions contemplated by the Merger Agreement, as a result of which the Merger Agreement and the transactions contemplated by the Merger Agreement are not and will not be subject to the restrictions on control share acquisitions or business combinations under the MBCA;

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  the absence of any conflict of the consummation of the offer, the merger or any related transactions with (i) the Company Governing Documents or the comparable governing documents of any of the Company's subsidiaries, (ii) applicable laws, (iii) subject to certain exceptions set forth in the Merger Agreement, with any agreement to which the Company or any of its subsidiaries is a party and (iv) subject to certain exceptions set forth in the Merger Agreement, the absence of governmental consents, filings and approvals necessary to complete the offer or the merger;

  •
  the proper filing of documents with the SEC and the accuracy of information contained in those documents, compliance with the Sarbanes-Oxley Act, conformity with GAAP of the Company's financial statements filed with the SEC and their fair presentation of the financial position and results of operation of the Company for the applicable periods, the implementation of proper disclosure controls and procedures and compliance with the listing and other regulations of NASDAQ;

  •
  the absence of certain material adverse effects and certain other changes or events since December 31, 2006;

  •
  the absence of undisclosed liabilities and material litigation;

  •
  employee benefit matters concerning the Company;

  •
  various tax matters;

  •
  the existence of certain material contracts involving the Company and its subsidiaries, their validity and the absence of any breach with respect to such arrangements;

  •
  certain matters related to the Company's real property and assets;

  •
  the ownership, license and lawful use of intellectual property used by the Company and its subsidiaries;

  •
  the Company's compliance with various laws;

  •
  the accuracy of the information supplied by the Company for inclusion in this offer to purchase, the Schedule 14D-9 and any proxy statement relating to the merger;

  •
  the receipt by the Company of the opinion of the Company's financial advisor, from a financial point of view, as to the fairness, of the Offer Price to the Company's shareholders;

  •
  the Company's insurance coverage;

  •
  various environmental matters, including compliance with environmental laws;

  •
  the Company's obligations for broker's or finder fees in connection with the offer and the merger;

  •
  the taking of all necessary action to provide that the Rights granted under the Company's Rights Agreement and any anti-takeover statutes or provisions in the Company Governing Documents will not be triggered by the offer or the merger;

  •
  certain regulatory matters; and

  •
  certain labor matters concerning the Company.

        The Merger Agreement also contains representations and warranties by Parent and Purchaser to the Company relating to a number of matters, including the following:

  •
  the organization, valid existence and qualification to do business of Parent and Purchaser;

  •
  the corporate authorization and enforceability of the Merger Agreement;

  •
  the absence of any conflict of the consummation of the offer or the merger with Parents' and Purchasers' respective governing documents, with applicable laws and, subject to certain exceptions set forth in the Merger Agreement, the absence of governmental consents, filings, notices and approvals necessary to complete the offer or the merger;

  •
  the absence of any legal proceeding which would prevent or materially impair the ability of Parent or Purchaser to consummate the offer or the merger;

  •
  the accuracy of the information supplied by Parent and Purchaser for inclusion in this offer to purchase and any proxy statement relating to the merger;

  •
  Parent and Purchaser's ownership of Shares and other rights to acquire Shares;

  •
  Parent and Purchaser's access to the funds necessary to complete the offer and the merger; and

  •
  certain matters regarding the Purchaser.

        Certain of the Company's representations and warranties are qualified as to materiality or "Company Material Adverse Effect." "Company Material Adverse Effect" means any change, effect, event, occurrence, development, circumstance or condition (each, an "Effect") that, individually or when taken together with all other Effects that exist at the date of determination, has or is reasonably likely to have, a material adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company and its subsidiaries taken as a whole, or that has an effect that reasonably would be expected to prevent or materially impair the ability of the Company to consummate the offer or the merger. However, none of the following Effects will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred:

  •
  conditions or changes in any industry or industries (or therapeutic area or areas) in which the Company operates, to the extent that such conditions do not have a materially disproportionate adverse effect on the Company and its subsidiaries taken as a whole relative to other companies of comparable size to the Company operating in such industry or industries (or therapeutic area or areas);

  •
  general market or economic conditions (or changes therein) in the capital or financial markets (including changes in interest rates or exchange rates) in the United States or Japan;

  •
  any change in law not specifically directed at, and to the extent not having a materially disproportionate adverse effect on the Company and its subsidiaries taken as a whole or changes in GAAP, or any changes in the interpretation of any of the foregoing;

  •
  any change in general legal, tax, regulatory, political or business conditions in the United States or in any country in which the Company or any of its subsidiaries conducts business;

  •
  an act of sabotage, terrorism or war or the commencement of armed hostilities, or the escalation of any of the foregoing, in each case to the extent not having a materially disproportionate adverse effect on the Company and its subsidiaries taken as a whole;

  •
  weather or natural disasters, in each case to the extent not having a materially disproportionate adverse effect on the Company and its subsidiaries taken as a whole;

  •
  the announcement of the execution of the Merger Agreement or compliance with the terms of, or the taking of any action required by, the Merger Agreement, or the failure to take any action prohibited by the Merger Agreement;

  •
  an action taken, or failure to take action, to which Parent or Purchaser has expressly consented or requested in writing;

  •
  changes in the Company's stock price or trading volume of the Company's stock on NASDAQ (it being understood that the facts or occurrences giving rise to or contributing to such changes that are not otherwise excluded from the definition of a "Company Material Adverse Effect" may be taken into account);

  •
  any failure by the Company to meet any published analyst estimates or expectations of the Company's revenue, earnings or other financial performance measures for any period ending on or after the date of the Merger Agreement (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a "Company Material Adverse Effect" may be taken into account);

  •
  determinations or actions by the Federal Food and Drug Administration or other governmental entities, or any advisory or other panel or body empowered or appointed by or under the authority of the foregoing, in respect of any product or product candidate of any person other than the Company or its subsidiaries;

  •
  the results of any pre-clinical or clinical trial being conducted by or on behalf of any person other than the Company or its subsidiaries, or the publication or release of any pre-clinical or clinical data or results by any Person other than the Company or its subsidiaries, or any adverse events or serious adverse events involving products or product candidates of a person other than the Company or any of its subsidiaries; or

  •
  the submission by a person other than the Company or its subsidiaries of a new drug application, supplemental new drug application or abbreviated new drug application.

  Covenants and Agreements

        Conduct of the Company's Business Pending the Merger.    Except as approved in writing by Parent, the Company has agreed that, until the earlier of the termination of the Merger Agreement or the Effective Time, it and its subsidiaries will conduct their respective businesses, in all material respects, in the ordinary course consistent with past practice, and they will use their respective reasonable best efforts to preserve intact their business organizations and to maintain their existing relations and goodwill with governmental entities, licensors, customers, suppliers, distributors, creditors, lessors, employees and business associates. The Company has also agreed to use its reasonable best efforts to keep available the services of its and its subsidiaries' employees and agents.

        Additionally, subject to certain exceptions, including that no consent of Parent or Purchaser will be required to the extent such consent would violate applicable law, the Merger Agreement expressly restricts the ability of the Company and its subsidiaries, without Parent's written approval (not to be unreasonably withheld), to:

  •
  amend or amend the terms of any outstanding security;

  •
  split, combine, subdivide or reclassify any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock;

  •
  declare, set aside, make or pay any dividend or other distribution with respect to its capital stock or enter into any agreement with respect to the voting of its capital stock;

  •
  redeem, purchase or otherwise acquire, any shares of its capital stock or any other equity interests or any securities convertible or exchangeable into or exercisable for any shares of its capital stock;

  •
  issue, sell, pledge, deliver, transfer, dispose of or encumber any shares of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, or grant any stock rights, restricted stock or warrants, calls, commitments or rights of any kind to acquire any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of such capital stock, other than the issuance of Shares reserved for issuance on the date of the Merger Agreement pursuant to the valid exercise of Company

    Options, Company Tandem Option—SARs and RSUs outstanding on the date of the Merger Agreement;

  •
  acquire in any transactions any capital stock or other equity interests in any person or any business or division of any person or all or substantially all of the assets of any person (or any business or division thereof);

  •
  transfer, lease, license, sell, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, licenses, operations, rights, product lines, businesses or interests therein of the Company or any of the Company's subsidiaries, including capital stock of any of the Company's subsidiaries, other than (i) in the ordinary course of business consistent with past practice and (ii) dispositions of equipment and property no longer used in the operation of the businesses of the Company or any Company subsidiary and with a fair market value not in excess of $1,000,000 in the aggregate;

  •
  (i) incur or assume any indebtedness for borrowed money or issue or sell any debt securities, except indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice and not to exceed $500,000 in the aggregate; (ii) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness of any other person; or (iii) make any loans, advances or capital contributions to, or investments in, any other person, other than any direct or indirect wholly-owned Company's subsidiary;

  •
  other than in the ordinary course of business consistent with past practice or as required by applicable law or the terms of any binding agreement, and in the case of any officer or director of the Company only to the extent that the Compensation Committee of the Company's board of directors has duly approved such action as an "employment compensation, severance or other employee benefit arrangement" within the meaning of Rule 14d-10(d)(1) promulgated under the Exchange Act, make any change in, or accelerate the vesting of, the compensation or benefits payable or to become payable to, or grant any severance or termination pay to, any of its officers, directors or employees, or enter into or amend any employment, severance, retention, change in control, termination pay, collective bargaining or other agreement or any equity based compensation, pension, deferred compensation, welfare benefits or other employee benefit plan or arrangement with any such officer, director or employee, or make any loans to any of its officers, directors or employees, or make any change in its existing borrowing or lending arrangements for or on behalf of any of such officer, director or employee pursuant to a Company benefit plan or otherwise;

  •
  other than in the ordinary course of business consistent with past practice or as required by applicable law or the terms of any agreement or plan, and in the case of any officer or director of the Company only to the extent that the compensation committee of the Company's board of directors has duly approved such action as an employment compensation arrangement, as described above, (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director or employee of the Company or pay or agree to pay or make any accrual or arrangement for payment to any such officer, director or employee of any amount relating to unused vacation days; or (ii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment agreement with or for the benefit of any Company director, officer or employee, whether past or present, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

  •
  except as announced prior to the date of the Merger Agreement, announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company, other than routine employee terminations;

  •
  enter into any agreement or arrangement that limits or otherwise restricts the Company or any Company subsidiary, or after the Effective Time, Parent or its affiliates or any successor thereof, from engaging or competing in any line of business or in any location or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

  •
  change any of its significant accounting policies, except for such changes required by changes in applicable GAAP or SEC Regulation S-X;

  •
  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the merger);

  •
  create or incur any lien material to the Company or any of the Company's subsidiaries not incurred in the ordinary course of business consistent with past practice, other than permitted liens;

  •
  except as set forth in the Company's capital budgets and consistent therewith, make or authorize any capital expenditure in excess of $500,000 in the aggregate during any 12 month period;

  •
  except in the ordinary course of business consistent with past practice, settle any litigation or other proceedings before a governmental entity for an amount in excess of $500,000 or any of its obligations or liabilities in excess of such amount; provided, however, that neither the Company nor any Company subsidiary may settle any litigation or other proceedings (regardless of the amount involved) if any such settlement would impose any material obligation or restriction on the Company (or after the Effective Time, Parent or any of its subsidiaries) or on the Company's (or after the Effective Time, Parent's or any of its subsidiaries') ability to own or operate any of its assets, licenses, operations, rights, product lines, businesses or interests therein or require any material changes (including changes to any licensing arrangement) to the businesses of the Company or any Company subsidiary (or after the Effective Time, Parent or any of its subsidiaries);

  •
  other than in the ordinary course of business consistent with past practice, amend, modify or terminate any material contract, or cancel, modify or waive any material debts or claims held by it or waive any material rights;

  •
  make or change any tax election, amend any material tax return, change any method of tax accounting, settle or finally resolve any tax consent;

  •
  take any action or omit to take any action that reasonably would be expected to result in any of the conditions of the offer and any of the conditions to the merger not being satisfied; or

  •
  enter into any agreement, contract, commitment or arrangement to do or authorize any of the foregoing.

        No Solicitation.    The Merger Agreement precludes the Company, its subsidiaries and their respective officers, directors employees, investment bankers, financial advisors and attorneys, brokers, accountants or other agents or advisors (collectively "Representatives"), from:

  •
  soliciting, initiating or knowingly encouraging or otherwise facilitating (including by way of furnishing non-public information) any inquiries relating to, or any effort to make or the making or submission of, or any inquiry, offer, proposal or indication of interest that constitutes, or reasonably could be expected to lead to, any Acquisition Proposal (as defined below);

  •
  participating, engaging in or continuing any discussions or negotiations with, or disclosing or providing any non-public information or data relating to the Company or any of its subsidiaries to, any person or group (any such person or group and its Representatives, a "Third Party") relating to any Acquisition Proposal;

  •
  accepting, approving, endorsing or recommending to the Company's shareholders any Acquisition Proposal; or

  •
  entering into any agreement, arrangement, contract or commitment with respect to or contemplating any Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement.

        The Merger Agreement provides that these no solicitation restrictions do not prohibit the Company from:

  •
  issuing a "stop-look-and-listen communication" pursuant to Rule 14d-9(f) under the Exchange Act or taking and disclosing to its shareholders a position required by Rule 14d-9 or Rule 14e-2 under the Exchange Act;

  •
  issuing a statement in connection with an Acquisition Proposal that does not involve the commencement of a tender offer, if the statement includes no more information than would be required for a "stop-look-and-listen communication;" or

  •
  other than in connection with an Acquisition Proposal, disclosing any information to its shareholders that the Company's board of directors determines in good faith that it is required to disclose in order to comply with the directors' fiduciary duties or not to violate applicable law;

provided, however, that if such "stop-look-and-listen communication," statement or other disclosure (i) withholds, withdraws, qualifies or adversely modifies or amends the Company's recommendation in favor of the offer and the merger or takes a favorable position with respect to an Acquisition Proposal or (ii) continues to take no position with respect to a competing offer or an Acquisition Proposal after the tenth business day following the commencement of such offer or the public announcement of such Acquisition Proposal, such communication, statement or other disclosure will be deemed to be a Company Change in Recommendation (as defined below) and Parent will have the right to terminate the Merger Agreement.

        The Merger Agreement also provides that if, at any time prior to, the Acceptance Time,

  •
  the Company receives an unsolicited bona fide written Acquisition Proposal from a Third Party without the Company's violation of the no solicitation provision of the Merger Agreement, and

  •
  the Company's board of directors determines in good faith based on the information then available that

  •
  such Acquisition Proposal is, or reasonably could be expected to lead to, a Superior Proposal (as defined below), and

  •
  such action is likely to be required in order for the directors to comply with their fiduciary duties,

        then the Company may, subject to providing Parent prior written notice,

    •
    participate or engage in discussions or negotiations with such Third Party, or

    •
    disclose or provide in response to a request therefor by such Third Party any information or data relating to the Company or any of its subsidiaries to such Third Party; provided, that the disclosure or provision of any non-public information or data to such Third Party is made pursuant to a confidentiality agreement, and that a copy of any such non-public information or data is delivered simultaneously to Parent to the extent it has not previously been so furnished to Parent.

        In addition, the Company must as promptly as practicable (and in any event within 24 hours) notify Parent of:

  •
  any Acquisition Proposal that the Company or any of its Representatives receives,

  •
  any request for information or inquiry that the Company or any of its Representatives receives which relates to or could reasonably lead to an Acquisition Proposal, and

  •
  any request for discussions or negotiations that the Company or any of its Representatives receives which relates to or could reasonably lead to an Acquisition Proposal,

which notification must include (i) the material terms and conditions of such Acquisition Proposal, request or inquiry (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and (ii) the identity of the person making such Acquisition Proposal, request or inquiry. The Company must keep Parent informed on a current basis (but in any event within 24 hours) of the status and terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry.

        Company Board Recommendation.    Subject to the exceptions described below, the Company's board of directors must (i) recommend that the holders of Shares accept the offer, tender their Shares to Purchaser pursuant to the offer and, if approval and adoption of the Merger Agreement is required under the MBCA, approve and adopt the Merger Agreement (the "Company Recommendation") and (ii) include the Company Recommendation in the Schedule 14D-9 and permit Parent and Purchaser to include the Company Recommendation in this offer to purchase.

        Subject to the exceptions described below, neither the Company's board of directors nor any committee thereof may withhold, withdraw, qualify, modify or amend (or publicly propose or resolve to withhold, withdraw, qualify, modify or amend) in any manner adverse to Parent or Purchaser (including by virtue of disclosure in the Schedule 14D-9 or any amendment thereto) the Company Recommendation, the approval by the Company's board of directors of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the offer and the merger, or the approval by the compensation committee of the Company's compensation arrangements as employment compensation arrangements for purposes of satisfying the requirements of the non-exclusive safe-harbor in accordance to Rule 14d-10(d)(2) under the Exchange Act (a "Company Change in Recommendation").

        However, the Company's board of directors may effect a Company Change in Recommendation at any time prior to the Acceptance Time if:

  •
  the Company's board of directors has received an unsolicited bona fide written Acquisition Proposal (that has not been withdrawn) that the Company's board of directors

  •
  determines in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined below) and such Superior Proposal has not arisen in connection with a breach by the Company or any of its subsidiary or any of their respective Representatives of the no solicitation provision of the Merger Agreement,

  •
  determines that such action is likely to be required in order for the directors to comply with their fiduciary duties, and

  •
  the Company has provided to Parent a written notice (a "Notice of Recommendation Change") of its intention to make such Company Change in Recommendation;

provided, however, that no Company Change in Recommendation may be made until (i) after at least 3 business days following Parent's receipt of the Notice of Recommendation Change and (ii) after the Company has (and has caused its Representatives to have) negotiated in good faith with Parent and Purchaser to enable Parent and Purchaser to make a binding written offer that is at least as favorable to the Company's shareholders as the Superior Proposal such that the Acquisition Proposal of the other party no longer is a Superior Proposal. In determining whether to make a Company Change in Recommendation in response to a Superior Proposal or otherwise, the Company's board of directors must take into account, in addition to any other relevant information available to the Company's board of directors, any changes to the terms of the Merger Agreement proposed by Parent in any binding written offer and any other information provided by Parent in response to such notice. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal, including with respect to the notice period referenced above, provided, that such notice period for such amendment will be 2 business days from the time such amendment is provided to Parent.

        In addition, other than in connection with an Acquisition Proposal, the Company's board of directors may effect a Company Change in Recommendation at any time prior to the Acceptance Time, if it determines in good faith that the Company Change in Recommendation is likely to be required for the directors to comply with their fiduciary duties under applicable law or so as not to violate any other provisions of applicable law.

        The Company may not enter into any agreement with respect to a Superior Proposal unless the Merger Agreement has been or concurrently is being terminated and the Company has confirmed in writing its obligation to pay the termination fee.

        "Acquisition Proposal" means any offer, proposal, inquiry or indication of interest, whether or not in writing, as the case may be, by any person in respect of an acquisition transaction.

        "Superior Proposal" means a bona fide written Acquisition Proposal received by the Company after the date of the Merger Agreement, and not in breach of the Merger Agreement, that the Company's board of directors determines in its good faith judgment (taking into account the information that the Company's board of directors determines is relevant to its decision, including the likelihood that the Acquisition Proposal will be consummated) to be more favorable to the holders of Shares (in their capacity as such) than the transactions contemplated by the Merger Agreement, including the offer and the merger.

        Notice and Access to Information.    The Company, Parent and Purchaser have agreed to notify each other of certain facts and events that would cause any conditions of the offer to fail to be satisfied and any material failure to comply with the Merger Agreement. In addition, the Company has agreed to provide Parent and Purchaser with reasonable access to its and its subsidiaries' properties, books, contracts, records and other information and to use its reasonable best efforts to make available appropriate individuals for discussions, subject to applicable law and confidentiality obligations.

        Consents and Approvals.    The Company, Parent and Purchaser have agreed to use their reasonable best efforts to, in connection with the transactions contemplated by the Merger Agreement, make regulatory filings (including filing under the HSR Act), pay fees due in connection with regulatory filings, take actions to consummate the transactions contemplated by the Merger Agreement, obtain regulatory approvals, obtain third party consents, comply with regulatory requests for additional information or documents, cooperate with each other in connection with regulatory filings and governmental investigations, and provide to each other information necessary to make regulatory filings or obtain regulatory approvals, subject to applicable laws and confidentiality obligations.

        Subject to applicable law and as required by any governmental entity, each of the Company and Parent will promptly inform the other of any material communication and agreement with any governmental entity regarding any regulatory filings and will give the other party reasonable prior notice of any meeting or conference call with any governmental entity and invite Representatives of the other party to participate in such meeting or conference call, unless prohibited by such governmental entity. Parent, Purchaser and the Company will promptly notify each other of, and consult with each other regarding, any pending or threatened action, suit or other proceeding or investigation by any governmental entity or any other person in connection with the transactions contemplated by the Merger Agreement, subject to attorney-client privilege. The Company, Parent and Purchaser will also cooperate and use their reasonable best efforts to contest and resist any action or proceeding challenging the transactions contemplated by the Merger Agreement as violative of law, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the transactions contemplated by the Merger Agreement, subject to applicable law.

        Notwithstanding the above, nothing in the Merger Agreement will give Parent or Purchaser the right, directly or indirectly, to control or divest the operation of the Company prior to the consummation of the offer. Prior to the consummation of the offer, the Company will exercise, consistent with the terms and conditions of the Merger Agreement, control and supervision over its own business operations.

        Nothing in the Merger Agreement will require Parent

  •
  to proffer or agree to sell, divest, lease, license, transfer, dispose of or otherwise hold separate any assets, licenses, operations, rights, product lines, businesses or interest therein of the Company or any of its subsidiaries that are material to the Company and its subsidiaries, taken as a whole ("Company Material Businesses"),

  •
  to consent to the sale, divestiture, lease, license, transfer or disposition by the Company or any of its subsidiaries of any Company Material Businesses,

  •
  to proffer or agree to sell, divest, lease, license, transfer, dispose of or otherwise hold separate any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent or any subsidiary of Parent that are material to Parent and its subsidiaries, taken as a whole ("Parent Material Businesses"),

  •
  to consent to the sale, divestiture, lease, license, transfer or disposition by Parent or any subsidiary of Parent of any Parent Material Businesses, or

  •
  to agree to any material changes (including through a licensing arrangement) or material restrictions on, or other impairment of Parent's ability to own or operate, any of the Company Material Businesses or Parent Material Businesses, or Parent's ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the capital stock of the Surviving Corporation.

        Nothing in the Merger Agreement will require Parent or any of its affiliates to take any other action described in this Consents and Approvals section if the United States Department of Justice or the Federal Trade Commission (the "FTC") successfully obtains from a court of competent jurisdiction a permanent injunction enjoining consummation of the offer, the merger or any other transactions contemplated by the Merger Agreement.

        Publicity.    Neither the Company nor Parent, nor any of their respective affiliates, will issue or cause the publication of any press release or other announcement with respect to the offer, the merger, the Merger Agreement or any other related transactions without consulting with each other, subject to applicable law and any listing agreement with or the listing rules of the Tokyo or Osaka Stock Exchanges, NASDAQ or, any national securities exchange or trading market, subject to certain exceptions.

        Directors' and Officers' Insurance and Indemnification.    For a period of 6 years after the Effective Time, Parent will cause the Surviving Corporation to honor and fulfill in all respects the indemnification obligations of the Company to the current and former directors, officers and employees of the Company, determined as of the Effective Time to the fullest extent permissible under the MBCA and the Company Governing Documents. The Company or the Surviving Corporation will maintain directors' and officers' liability insurance coverage for an aggregate period of at least 6 years with respect to claims arising from facts or events that occurred on or before the Effective Time.

        Employee Benefits Matters.    Parent has agreed that, for 12 months following the Effective Time, it will (i) arrange for the Company or its subsidiaries' employees who become employees of Eisai US or its affiliates to be eligible for a base salary and other compensation at a rate no less favorable in the aggregate than such employee was receiving immediately prior to the Acceptance Time and (ii) arrange for the participant in the Company's benefit plans who become employees of Eisai US or its affiliates, subject to certain limitations and restrictions on the benefits plan, to be eligible for benefits comparable in the aggregate to those available to such employees immediate prior to the Acceptance Time and to be treated in a manner so as to avoid any discontinuation of coverage. In addition, subject to certain limitations, each benefit plan participant will receive credit for purposes of eligibility to participate, matching contributions, benefit accrual and vesting under Eisai US employee benefit plans for years of service with the Company prior to the Effective Time.

        Rule 14d-10(d) Matters.    Prior to the Effective Time, the Company (acting through the compensation committee of the Company's board of directors) must use reasonable efforts to take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or any of its subsidiaries with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an employment compensation arrangement (as described above) and to satisfy the requirements of the non-exclusive safe-harbor set forth in Rule 14d-10(d) under the Exchange Act.

        Financing.    The Company has agreed, if reasonably requested by Parent, to cooperate with respect to obtaining financing for the transactions contemplated by the Merger Agreement, subject to certain exceptions.

  Conditions to the Merger

        The respective obligations of Parent, Purchaser and the Company to complete the merger are subject to the satisfaction or waiver of the following conditions:

  •
  the Merger Agreement has been approved and adopted by the holders of a majority of the then outstanding Shares, if required by applicable law;

  •
  no statute, law, ordinance, rule or regulation has been enacted or promulgated by any governmental entity which restrains, enjoins or prohibits the consummation of the merger or the other related transactions, and there has been no judgment, order, writ, decree, award or injunction (whether temporary, preliminary or permanent) of a court of competent jurisdiction in effect restraining, enjoining or otherwise preventing the consummation of the merger or the other related transactions (each, an "Order");

  •
  Purchaser has accepted for payment and paid for all Shares validly tendered and not properly withdrawn pursuant to the offer; and

  •
  any waiting period under the HSR Act or under any similar foreign antitrust or competition law applicable to the merger in the United States, Canada and Japan (the "Significant Jurisdiction") has expired or terminated, or, where applicable, approval under such laws has been obtained.

  Termination

        The Merger Agreement may be terminated and the transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Acceptance Time:

  •
  by either Parent or the Company if:

  •
  if the other party breaches any representation or warranty or knowingly fails to perform any covenant or agreement made by such party such that (i) in the case of the Company, the conditions to the offer with respect to representations, warranties, covenants and agreements are not satisfied and (ii) in the case of Parent or Purchaser, their ability to consummate the offer on the merger is materially impaired or is reasonably likely to be prevented or materially impaired, and such breach or failure to perform is either not curable or, if curable, has not been cured within the earlier of the (I) Initial Outside Date or the Extended Outside Date (as applicable) and (II) 30 days following receipt of notice of such breach or failure to perform; provided, however, that the right to terminate the Merger Agreement under these circumstances is not available to any party that has breached its obligations under the Merger Agreement in any manner that has substantially contributed to the occurrence of the event which gave rise to the termination right under these circumstances;

    •
    Purchaser has not accepted for payment and paid for all Shares validly tendered and not withdrawn pursuant to the offer on or before the Initial Outside Date or the Extended Outside Date, provided, however, that the right to terminate the Merger Agreement under this circumstance is not available to a party whose breach of any representation or warranty or knowing failure to perform any covenant or agreement has been the cause of, or resulted in, the failure of Purchaser to accept for payment and pay for all Shares validly tendered (and not withdrawn) pursuant to the offer prior to the Initial Outside Date or the Extended Outside Date; or

    •
    if the offer has been withdrawn, terminated or expired in accordance with the Merger Agreement, without Purchaser having purchased any Shares validly tendered (and not withdrawn) pursuant to the offer, provided, however, that the right to terminate the Merger Agreement under this circumstance will not be available to any party whose breach of any representation or warranty or knowing failure to perform any covenant or agreement, causes or results in the offer having been withdrawn, terminated or expired.

  •
  by Parent if:

  •
  the Company's board of directors or any committee thereof has effected a Company Change in Recommendation;

  •
  the Company's board of directors or any committee thereof has recommended any Acquisition Proposal (whether or not a Superior Proposal);

  •
  the Company has entered into any agreement with a person (other than a confidentially agreement pursuant to the Merger Agreement) with respect to any Acquisition Proposal;

  •
  the Company has failed to include the Company Recommendation in the Schedule 14D-9, or to permit to be included in the offer documents the Company Recommendation;

  •
  the Company has materially breached its no solicitation obligation and its obligation not to change the recommendation of the Company's board of directors under the Merger Agreement; or

  •
  there has occurred, and is continuing, a Company Material Adverse Effect, Parent has delivered to the Company a written notice of such Company Material Adverse Effect and either (i) such Company Material Adverse Effect is not reasonably likely to be cured prior to the Initial Outside Date or the Extended Outside Date (as applicable) or (ii) the Company is not using its reasonable best efforts to cure such Company Material Adverse Effect prior to the Initial Outside Date or the Extended Outside Date (as applicable).

  •
  by the Company if the Company's board of directors authorizes the Company, subject to compliance with the terms of the Merger Agreement, to enter into a definitive agreement with respect to a Superior Proposal; provided, however, that

  •
  the Company has not materially breached or materially violated any terms of its no solicitation obligation and its obligation not to change the recommendation of the Company's board of directors,

  •
  Parent has received a Notice of Recommendation Change from the Company at least 3 business days prior to the Company's board of directors or any committees thereof effecting a Company Change in Recommendation and/or terminating the Merger Agreement,

  •
  prior to the expiration of such 3 business day period, Parent has not made a binding written offer that the Company's board of directors determines in good faith is at least as favorable to the Company's shareholders as such Superior Proposal,

  •
  immediately following the termination of the Merger Agreement, the Company enters into a definitive agreement to effect such Superior Proposal, and

    •
    on or before the close of business on the business day immediately following the day on which the Company enters into a definitive agreement to effect such Superior Proposal, the Company pays Parent the Termination Fee (as defined below).

        The Merger Agreement may also be terminated and the transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval:

  •
  by either Parent or the Company if any final, non-appealable Order permanently restraining, enjoining or otherwise prohibiting the offer, the merger or the other transactions contemplated by the Merger Agreement exists; or:

  •
  by mutual written consent of the Company and Parent, if such authorization of termination by the Company's board of directors occurs prior to the Acceptance Time.

  Effect of Termination

        If the Merger Agreement is terminated, the Merger Agreement will be null and void, and there will be no liability or obligation of Parent, Purchaser or the Company (or each of their respective or affiliates) except (i) the provisions in respect of publicity and effect of termination and the miscellaneous provisions in Article IX of the Merger Agreement shall survive and remain in full force and effect, and (ii) no such termination will relieve any party from liability for intentional fraud or any knowing and intentional material breach of any of its representations, warranties, covenants and agreements set forth in the Merger Agreement.

  Termination Fees

        A termination fee of $129 million in cash (the "Termination Fee") will be paid by the Company to Parent as follows:

  •
  if Parent terminates the Merger Agreement because:

  •
  the Company's board of directors or any committee thereof has effected a Company Change in Recommendation,

  •
  the Company's board of directors or any committee thereof has recommended any Acquisition Proposal,

  •
  the Company has entered into any agreement with a person with respect to any Acquisition Proposal, or

  •
  the Company has failed to include the Company Recommendation in the Schedule 14D-9 or permit Parent and Purchaser to include the Company Recommendation in the offer documents,

  •
  if the Company terminates the Merger Agreement because the Company's board of directors authorizes the Company, subject to compliance with the terms of the Merger Agreement, to enter into a definitive agreement with respect to a Superior Proposal;

  •
  if

  •
  Parent or the Company has terminated the Merger Agreement because Parent has not accepted for payment and paid for all Shares validly tendered (and not withdrawn) pursuant to the offer on or before the Initial Outside Date or the Extended Outside Date (as applicable) as a result of the failure to satisfy the Minimum Condition,

  •
  prior to the termination the Merger Agreement, an Acquisition Proposal has been made with respect to the Company or any person has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company and the Acquisition Proposal has not been withdrawn prior to the termination of the Merger Agreement, and

    •
    (i) concurrently with, or within 12 months following, such termination, the Company enters into an agreement the consummation of which would result in a Third Party Acquisition Event (as defined below) and such Third Party Acquisition Event occurs within 24 months following such termination, or (ii) within 12 months following such termination, a Third Party shall consummate a transaction or transactions in which it directly or indirectly acquires a majority of the outstanding Shares, then contingent upon the consummation of the Third Party Acquisition Event, the Termination Fee will be paid. For purpose of this circumstance, each reference to 20% in the definition of "Acquisition Proposal" is deemed to be a reference to 50%; and

  •
  if

  •
  Parent has terminated the Merger Agreement because the Company has materially breached its obligations of no solicitation and no change of recommendation and the Company's breach was knowing and intentional, and

  •
  (i) concurrently with, or within 12 months following, such termination, the Company enters into an agreement the consummation of which would result in a Third Party Acquisition Event and such Third Party Acquisition Event occurs within 24 months following such termination, or (ii) within 12 months following such termination, a Third Party consummates a transaction or transactions in which it directly or indirectly acquires a majority of the outstanding Shares, then contingent upon the consummation of the Third Party Acquisition Event, the Termination Fee will be paid. For purpose of this circumstance, each reference to 20% in the definition of "Acquisition Proposal" is deemed to be a reference to 50%.

        "Third Party Acquisition Event" means the consummation of, an Acquisition Transaction or series of related Acquisition Transactions; provided, that the consummation of such Acquisition Transaction or Acquisition Transactions results in the acquisition by any Third Party of (i) a majority of the outstanding Shares or (ii) a majority of the assets (including the capital stock or assets of any subsidiary of the Company) of the Company and the Company's subsidiaries taken as a whole.

        "Acquisition Transaction" means any transaction or series of transactions involving (i) any merger, joint venture, partnership, consolidation, statutory share exchange, reorganization, recapitalization, liquidation, dissolution, other direct or indirect business combination or similar transactions involving the Company or any of the Company's subsidiaries pursuant to which the shareholders of the Company immediately preceding such transaction would hold, directly or indirectly, 50% or less of the equity or voting securities of the surviving or resulting entity following such transaction, (ii) the issuance by the Company, directly or indirectly, or the acquisition in any manner by any person or group, directly or indirectly, of shares of any class of capital stock or other equity securities of the Company or any of the Company's subsidiaries representing 20% or more (by ownership or voting power) of the outstanding shares of any class of capital stock or other equity interest of the Company or any of the Company's subsidiaries, (iii) the consummation of any tender or exchange offer pursuant to which any person or group acquires beneficial ownership of shares of any class of capital stock or other equity securities of the Company or any of the Company's subsidiaries representing 20% or more (by ownership or voting power) of the outstanding shares of any class of capital stock or other equity interest of the Company or any of the Company's subsidiaries, (iv) the acquisition or purchase of assets that constitute 20% or more of the assets of the Company and the Company's subsidiaries taken as a whole, other than as a result of the sale of inventory in the ordinary course of business consistent with past practice, or (v) any combination of the foregoing.

  Amendment, Extension and Waiver

        The Merger Agreement may be amended or modified in writing at any time prior to the Effective Time.

        At any time prior to the Effective Time, Parent, Purchaser and the Company may, to the extent legally allowed, extend the time of performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the Merger Agreement, or in any document delivered pursuant to the Merger Agreement, and waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any extension or waiver will be valid only if set forth in writing and signed by the party granting the waiver or extension.

OTHER AGREEMENTS

        Retention Agreements.    Set forth below is the disclosure regarding the retention agreements for the executive officers of the Company. Following the execution of the Merger Agreement, Leon O. Moulder, Jr. and Mary Lynne Hedley entered into retention agreements with Eisai US, which terminate and supersede the officers' existing termination agreements with the Company. The retention agreements will become effective upon the Effective Time of the merger (the "Closing"). Pursuant to the new retention agreements with Eisai US, Mr. Moulder and Dr. Hedley agree to remain employed by Eisai US for a period of one year beginning on the Closing on the same base salary and annual incentive target that they received from the Company. In addition, the new retention agreements provide for the following:

  •
  Cash Retention Bonus: Mr. Moulder and Dr. Hedley will receive cash retention bonuses as provided in the table below. Each of them will receive 40% of the applicable retention bonus if he or she remains employed on the 6 month anniversary of the Closing and the remaining 60% if he or she remains employed on the first anniversary of the Closing.

  •
  Tax Gross-Up: Mr. Moulder and Dr. Hedley will each receive an amount equal to the value of the gross-up of any applicable golden parachute excess tax.

  •
  Restrictive Covenant: In consideration for these benefits, Mr. Moulder and Dr. Hedley are subject to a non-solicitation of employees and customers restrictive covenant during their respective employment and for 12 months thereafter.

Name	Retention Bonus
Leon O. Moulder, Jr.	$2,802,500
Mary Lynne Hedley	$1,603,500

        Under the new retention agreements, in the event that Mr. Moulder's or Dr. Hedley's employment is terminated by Eisai US without cause or by either of them for good reason (as defined in the Retention Agreements) prior to the first anniversary of the Closing, he or she will receive any remaining amounts due pursuant to the cash retention bonus.

12.    Source and Amount of Funds.

        Parent has received a debt commitment letter, dated as of December 8, 2007, from JPMorgan Chase Bank, N.A. pursuant to which, subject to the conditions set forth therein, JPMorgan Chase Bank, N.A. has committed to provide Parent a Senior Bridge Facility for the Japanese Yen equivalent of $3,730,895,197 for the purpose of financing the offer and the merger and paying fees and expenses related to the offer, the merger and the financing. The definitive documentation that will govern the Senior Bridge Facility, which we refer to as the Definitive Loan Documentation, has not been finalized and, accordingly, the actual terms of the Senior Bridge Facility may differ from those described in this offer to purchase. In addition, Parent has approximately $816 million cash on hand, as of September 30, 2007 (the last publicly available figures), that would be used to finance the offer and the merger and to pay related fees and expenses.

  Conditions Precedent to the Funding of the Senior Bridge Facility

        The availability of the Senior Bridge Facility is subject to the following conditions:

  •
  there not occurring any Company Material Adverse Effect;

  •
  JPMorgan Chase Bank, N.A.'s satisfaction that prior to the funding date of the Senior Bridge Facility there has been no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of Parent or its subsidiaries or affiliates, provided that the foregoing does not limit the ability of Parent or its subsidiaries or affiliates to raise finance for working capital needs in the ordinary course of business, issue commercial paper or raise finance under other short-term debt programs currently in place;

  •
  the closing and funding of the Senior Bridge Facility occurs on or before the date falling 9 months from the date of the commencement of the offer;

  •
  the negotiation, execution and delivery of the Definitive Loan Documentation consistent with the terms of the debt commitment letter, the term sheet attached thereto and the fee letter relating thereto and otherwise reasonably satisfactory to Parent and JPMorgan Chase Bank, N.A.;

  •
  the payment of all fees and expenses due under the debt commitment letter or the fee letter relating to the debt commitment letter;

  •
  the submission by Parent and Eisai US of certain documents enumerated in the term sheet attached as an exhibit to the debt commitment letter, including, among others, a document confirming Parent's long-term unsecured debt rating by Moody's is at least Baa3, certain legal opinions and such other evidentiary documentation reasonably required by JPMorgan Chase Bank, N.A. in connection with the Senior Bridge Facility;

  •
  the truthfulness and correctness in all material respects as of the funding date of the Senior Bridge Facility of certain customary and specified representations and warranties and the non-occurrence of certain customary and specified events of default; and

  •
  the satisfaction of the terms for completion of the acquisition of the Company, as described in Section 13—"Certain Conditions of the Offer" of this offer to purchase, and the substantially concurrent consummation of the merger in accordance with the terms of the Merger Agreement.

  The Senior Bridge Facility

        General.    The Senior Bridge Facility will be an unsecured facility under which Parent is the Borrower. The entire amount necessary to finance the offer and the merger will be drawn on the closing date of the offer. No alternative financing arrangements or alternative financing plans have been made in the event that the Senior Bridge Facility is not available as anticipated. JPMorgan Chase Bank, N.A. has been appointed as lead arranger, bookrunner and administrative agent for the Senior Bridge Facility.

        Interest Rate and Fees.    Borrowings under the Senior Bridge Facility are expected to bear interest, at the borrower's option, at (i) a rate equal to 1-month LIBOR (London Interbank Offered Rate) plus an applicable margin for borrowings in U.S. dollars or (ii) a rate equal to 1-month TIBOR (Tokyo Interbank Offered Rate) plus an applicable margin for borrowings in Japanese Yen. In addition, Parent will pay customary commitment and other fees.

        Term and Prepayments.    The term of the Senior Bridge Facility will be 364 days from the execution date of the Definitive Loan Documentation. Parent will be entitled, on any interest payment date, to repay all or a part of the principal amount of the Senior Bridge Facility and will be required to prepay a portion of the Senior Bridge Facility upon customary terms from debt and equity issuances.

        Other Terms.    The Definitive Loan Documentation governing the Senior Bridge Facility will contain representations, warranties, affirmative and negative covenants and events of default customary in the Japanese market for a borrower with the same or similar credit rating as Parent in connection with an unsecured bridge loan facility.

13.    Certain Conditions of the Offer.

        Notwithstanding any other provision of the offer, we will not be obligated to accept for payment, and subject to the rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act relating to our obligation to pay for or return the tendered Shares promptly after termination or withdrawal of the offer, will not be obligated to pay for, or may delay the acceptance or payment for, any Shares tendered pursuant to the offer if:

  (i)
  as of the Expiration Date, the Minimum Condition has not been satisfied;

  (ii)
  at or prior to the Expiration Date, the HSR Condition has not been satisfied;

  (iii)
  at or prior to the Expiration Date, the Government Approval Condition has not been satisfied, or any other Required Approvals shall not have been obtained or any waiting period (or extension thereof) shall not have lapsed, expired or terminated, either unconditionally or on terms satisfactory to Parent, in each case, at or prior to any then scheduled Expiration Date;

    "Required Approvals" means any approval, consent or expiration or termination of a waiting period required by applicable law in a Significant Jurisdiction, the failure of which to obtain (x) would reasonably be expected to result in material limitation on the ownership or operation by Parent or its affiliates of the properties, assets or business of Parent or its affiliates or the Surviving Corporation or (y) would subject Parent or its affiliates to a material fine or penalty.

  (iv)
  upon the expiration of the offer and before acceptance of any Shares for payment, any of the following events or conditions has occurred or exists and is continuing at the Expiration Date, regardless of the circumstances giving to such events or conditions:

  (a)
  there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable pursuant to an authoritative interpretation by or on behalf of a governmental entity to the offer, the merger or any of the other transactions contemplated by the Merger Agreement, or any injunction shall have been issued and be in effect, by any United States federal or state court that prohibits, restrains or enjoins the consummation of the offer or the merger or that otherwise has the effect of making the acceptance for payment of Shares pursuant to the offer or the consummation of the merger illegal;

  (b)
  any of the representations and warranties of the Company contained in the Merger Agreement that (i) are not made as of a specific date are not true and correct as of the date of the Merger Agreement and as of the Acceptance Time, as though made on and as of the Acceptance Time and (ii) are made as of a specific date are not true and correct as of such date, in each case, except where (A) the failure of such representations and warranties (other than certain representations and warranties specified in the Merger Agreement) to be true and correct (disregarding, for this purpose, any limitation as to "materiality" or "Company Material Adverse Effect" set forth in such representation or warranty) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (B) the failure of certain representations or warranties relating to capitalization, authorization, validity or agreement, company action, board approval, action under rights plan and takeover statutes to be true and correct is not, individually or in the aggregate, a failure to be true and correct in any material respect;

    (c)
    the Company shall have breached or failed to perform or to comply with, in any material respect, any obligation, agreement or covenant to be performed or complied with by it under the Merger Agreement prior to the expiration of the offer and such breach or failure, if curable, shall not have been cured prior to the expiration of the offer;

    (d)
    the Company shall have failed to deliver to Parent a certificate, dated as of the Expiration Date, signed by the chief executive officer and the chief financial officer of the Company and certifying as to the satisfaction by the Company of the conditions specified in paragraphs (b) and (c) above;

    (e)
    the Merger Agreement shall have been terminated in accordance with its terms;

    (f)
    there shall have occurred and be continuing (i) any general suspension of or limitation on trading in securities on NASDAQ (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States generally or in the State of New York, or (iii) any material limitation (whether or not mandatory) by any governmental entity on the extension of credit by banks or other lending institutions; or

    (g)
    there shall have occurred any Company Material Adverse Effect.

        Subject to the terms of the Merger Agreement, the foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or inaction by us) giving rise to any such conditions or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right, which may be asserted at any time and from time to time. Notwithstanding the fact that we reserve the right to assert the occurrence of a condition following acceptance for payment but prior to payment in order to delay payment of cash or cancel our obligation to pay cash for the properly tendered Shares, we will either promptly pay for properly tendered Shares or promptly return such Shares.

        A public announcement will be made of a material change in, or waiver of, such conditions, and the offer may, in certain circumstances, be extended in connection with any such change or waiver. All offer conditions must be satisfied or waived prior to the commencement of any "subsequent offering period."

14.    Dividends and Distributions.

        In the event that, notwithstanding the Company's covenant in the Merger Agreement to the contrary, the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding immediately prior to the Effective Time of the merger as a result of a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into the Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination or other like change with respect to the Common Stock occurring on or after the date of the Merger Agreement, the Merger Consideration will be equitably adjusted.

15.    Certain Legal Matters.

        Legal Proceedings.    On December 14, 2007, a putative shareholder class action lawsuit was filed by a single plaintiff against the Company and members of the board of directors of the Company in the District Court of Hennepin County, Minnesota. The action, styled L.A. Murphy v. MGI Pharma, Inc., et al., alleges, among other things, that members of the board of directors of the Company violated their fiduciary duties of care, loyalty, candor, good faith and independence and allegedly failed to maximize value for the Company's shareholders by entering into the Merger Agreement. The sole plaintiff seeks to enjoin the acquisition of the Company by Purchaser and Parent.

        The Company believes the allegations of plaintiff's complaint are entirely without merit and defendants intends to vigorously defend this action. Even a meritless lawsuit, however, may carry with it the potential to delay consummation of the transactions contemplated by the Merger Agreement, including the offer and merger.

        Antitrust Compliance.    Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares by us pursuant to the offer is subject to these requirements. We have conditioned our obligation to purchase Shares on these events occurring. We filed a Notification and Report Form with respect to the purchase of Shares pursuant to the offer and the merger with the Antitrust Division and the FTC on December 19, 2007. The waiting period under the HSR Act will expire after a 15-calendar-day waiting period, which is at 11:59 p.m. (New York City time) on Friday, January 3, 2008, unless early termination of the waiting period is granted or we receive a request for additional information or documentary material. We have requested early termination of the waiting period applicable to the offer and the merger, but there can be no assurances that we will be granted early termination. Should a request for additional information be issued, complying with such a request can take a significant amount of time. In addition, while there are statutory limitations on the period of time that the Antitrust Division and the FTC may delay an acquisition (10 calendar days after substantial compliance with the additional information request), as a practical matter if substantive antitrust issues are raised, the parties often agree to delay completion of the transaction while discussion of the substantive issues are ongoing. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the offer, neither the Company's failure to make such filings nor the Company's failure to respond to a request from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period.

        The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed purchase of Shares by us pursuant to the offer. At any time before or after our purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the offer or seeking divestiture of Shares purchased by us or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 13—"Certain Conditions of the Offer" of this offer to purchase for certain conditions to the offer that could become applicable in the event of such a challenge.

        State Takeover Statutes.    A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, shareholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the offer or the merger, and we have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the offer or the merger, we believe that there are reasonable bases for contesting such laws.

        The Company is incorporated under the laws of the state of Minnesota. Under the MBCA and other Minnesota statutes, the Company is subject to several state takeover laws including, but not limited to, the Minnesota Control Share Acquisition Act and the Minnesota Business Combination Act. The Company has not opted out of the Minnesota Control Share Acquisition Act or the Minnesota Business Combination Act as permitted under the MBCA and, accordingly, these laws could apply to the offer and the subsequent merger.

        Minnesota Control Share Acquisition Act.    The Company is currently subject to the Minnesota Control Share Acquisition Act under Section 302A.671 of the MBCA, which provides that, absent certain exceptions, a person who becomes the beneficial owner of a new range of the voting power of the shares of an issuing public corporation (i.e., from less than 20% to 20% or more, from less than 33 1/3% to 33 1/3% or more, or from less than a majority to a majority or more) will lose voting rights with respect to the shares above any such new percentage level of voting control, in the absence of special shareholder approval. That approval can be obtained only by a resolution adopted by (i) the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote and (ii) the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote, excluding all "interested shares" (generally, shares held by the acquiring person, any officer of the issuing public corporation, or any director who is also an employee of the issuing public corporation). If such approval is not obtained, the issuing public corporation may redeem the shares that exceed the new percentage level of voting control at their market value. A shareholders' meeting to vote on whether to grant voting power to the acquiring person may not be held unless the acquiring person has delivered an information statement to the issuing public corporation.

        The above provisions do not apply if the issuing public corporation's articles of incorporation or bylaws approved by the corporation's shareholders provide that the statute is inapplicable or if there is an applicable exception. The statute contains several exceptions, including an exception for cash tender offers (i) approved by a majority vote of the members of a committee composed solely of one or more disinterested directors of the issuing public corporation formed pursuant to Section 302A.673, 1, paragraph (d) of the MBCA, prior to the commencement of, or the public announcement of the intent to commence, the offer, and (ii) pursuant to which the acquiring person will become the owner of over 50% of the voting stock of the issuing public corporation. Under Section 302A.673 of the MBCA, a director or person is "disinterested" if the director or person is neither an officer nor an employee, nor has been an officer or employee within 5 years preceding the formation of the committee, of the publicly held Minnesota corporation or of a related organization.

        The Company's Second Amended and Restated Articles of Incorporation and Restated Bylaws do not exclude the Company from the restrictions imposed by the Minnesota Control Share Acquisition Act. However, prior to the execution of the Merger Agreement, a committee composed solely of disinterested members of the Company's board of directors approved the offer and the merger for purposes of the Minnesota Control Share Acquisition Act. Therefore, as a purchase of Shares pursuant to the offer for all the voting securities of the Company that will not be consummated unless the Minimum Condition is satisfied, the offer is not subject to the Minnesota Control Share Acquisition Act under Section 302A.671 of the MBCA.

        Minnesota Business Combination Act.    The Company is currently subject to the Minnesota Business Combination Act under Section 302A.673 of the MBCA, which prohibits a publicly held Minnesota corporation, like the Company, from engaging in any "business combination," including a merger, with an "interested shareholder" (defined to include any beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding shares of such corporation entitled to vote) for a period of 4 years after the date of the transaction in which the person became an interested shareholder, unless, among other things, a committee of that corporation's board of directors comprised solely of one or more disinterested directors has given its approval of either the business combination or the transaction which resulted in the shareholder becoming an "interested shareholder" prior to the shareholder becoming an interested shareholder. Under the MBCA, a director or person is "disinterested" if the director or person is neither an officer nor an employee, nor has been an officer or employee within 5 years preceding the formation of the committee, of the publicly held Minnesota corporation or of a related organization.

        Prior to the execution of the Merger Agreement, a committee composed solely of the Company's disinterested directors approved both our purchase of Shares pursuant to the offer and the subsequent merger and other relevant transactions, which we intend to complete if we consummate the offer, for the purposes of the Minnesota Business Combination Act. Therefore, the restrictions of the Minnesota Business Combination Act do not apply to our intended consummation of the merger following our purchase of Shares pursuant to the offer.

        Takeover Disclosure Statute.    The Minnesota Takeover Disclosure Law, Minnesota Statutes Sections 80B.01-80B.13 (the "Takeover Disclosure Statute"), by its terms requires certain disclosures and the filing of certain disclosure material with the Minnesota Commissioner of Commerce (the "Commissioner") with respect to any offer for a corporation, such as the Company, that has its principal place of business or principal executive office in Minnesota and a certain number or percentage of shareholders resident in Minnesota or a specified percentage of its shares owned by Minnesota residents. We filed a registration statement with the Commissioner on the date of this offer to purchase. Although the Commissioner does not have an approval right with respect to the offer, the Commissioner is empowered to suspend summarily the offer in Minnesota within 3 business days of such filing if the Commissioner determines that the registration statement does not contain all of the information required by the Takeover Disclosure Statute, or that the takeover offer materials provided to offerees do not provide full disclosure to offerees of all material information concerning the offer, or that the offer is in material violation of any provision of the Takeover Disclosure Statute. If such summary suspension occurs, a hearing must be held (within 10 days of the summary suspension) as to whether to suspend permanently the offer in Minnesota, subject to corrective disclosure. If the Commissioner takes action under the Takeover Disclosure Statute, such action may have the effect of significantly delaying the offer. In filing a registration statement under the Takeover Disclosure Statute, we do not concede that some or all of the provisions of the Takeover Disclosure Statute are applicable, valid, enforceable or constitutional.

        "Fair Price" Provision.    Section 302A.675 of the MBCA provides that an offeror may not acquire shares of a Minnesota publicly held corporation from a shareholder within 2 years following the offeror's last purchase of shares of the same class pursuant to a takeover offer, including, but not limited to, acquisitions made by purchase, exchange or merger, unless the selling shareholder is afforded, at the time of the proposed acquisition, a reasonable opportunity to dispose of the shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer. The provision described above does not apply if the proposed acquisition of shares is approved, before the purchase of any shares by the offeror pursuant to the earlier takeover offer, by a committee of the board of directors of the corporation, comprised solely of directors who: (i) are not, nor have been in the preceding 5 years, officers or directors of the corporation or a related organization, (ii) are not the offerors in the takeover offer or any affiliates or associates of the offeror, (iii) were not nominated for election as directors by the offeror or any affiliates or associates of the offeror and (iv) were directors at the time of the first public announcement of the earlier takeover offer or were nominated, elected, or recommended for election as directors by a majority of the directors. Because the Special Committee of the Company's board of directors, the members of which met the foregoing independence requirements, has approved the Merger Agreement and the transactions contemplated thereby and because the per Share merger consideration is identical to the consideration to be paid in the offer, the restrictions of Section 302A.675 of the MBCA are not applicable to the Merger Agreement or the transactions contemplated thereby, including the merger.

        In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated, and has a substantial number of shareholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida. If any government official or third party seeks to apply any state takeover law to the offer or the merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the offer or any such merger or other business combination and an appropriate court does not determine that it is inapplicable or invalid as applied to the offer the merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the offer, or be delayed in continuing or consummating the offer or the merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares.

        Dissenters' Rights.    No rights to seek to obtain the "fair value" of their Shares are available to the Company's shareholders in connection with the offer. However, if the merger is consummated, a shareholder of the Company who has not tendered his or her Shares in the offer will have certain rights under Sections 302A.471 and 302A.473 of the MBCA to dissent from the merger and obtain payment in cash for the "fair value" of that shareholder's Shares. Those rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (immediately prior to the effective date of the merger) required to be paid in cash to dissenting shareholders of the Company for their Shares. Any such judicial determination of the fair value of Shares would not necessarily include any element of value arising from the accomplishment or expectation of the merger and could be based upon considerations other than or in addition to the consideration per share to be paid in the merger and the market value of Shares, including asset values and the investment value of Shares. The value so determined could be more or less than the price per Share paid pursuant to the offer or consideration per Share payable in the merger. Moreover, we may argue in such a judicial proceeding that, for purposes of such proceeding, the fair value of Shares is less than the price per Share paid pursuant to the offer or consideration per Share payable in the merger. Under Subdivision 4 of Section 302A.471 of the MBCA, a Company shareholder's rights, other than dissenters' rights provided under Sections 302A.471 and 302A.473 of the MBCA, are limited. A Company shareholder has no right, at law or in equity, to set aside the approval of the merger or the consummation of the merger, unless such adoption or consummation was fraudulent with respect to such shareholder or the Company. Any Shares which are issued and outstanding immediately prior to the effective time of the merger and which are held by a holder who has not voted such Shares in favor of the merger and who has properly exercised dissenters' rights with respect to such Shares in accordance with the MBCA (including Sections 302A.471 and 302A.473 thereof) and, as of the Effective Time of the merger, has neither effectively withdrawn nor otherwise lost for any reason its right to exercise such dissenters' rights, will not be converted into or represent a right to receive the consideration payable in the merger. The holders of dissenting shares will be entitled to only such rights as are granted by Sections 302A.471 and 302A.473 of the MBCA. If any Company shareholder who asserts dissenters' rights with respect to its Shares under the MBCA effectively withdraws or otherwise loses for any reason (including failure to perfect) dissenters' rights, then as of the Effective Time of the merger or the occurrence of such event, whichever later occurs, such holder's Shares will automatically be cancelled and converted into and represent only the right to receive the consideration payable in the merger, without interest, upon surrender of the certificate or certificates formerly representing such dissenting shares.

        THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRES STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE MBCA. FAILURE TO FULLY AND PRECISELY FOLLOW THE STEPS REQUIRED BY SECTIONS 302A.471 AND 302A.473 OF THE MBCA FOR THE PERFECTION OF DISSENTERS' RIGHTS WILL RESULT IN THE LOSS OF THOSE RIGHTS. THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS UNDER THE MBCA IS NOT A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY DISSENTERS' RIGHTS AVAILABLE UNDER THE MBCA AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MBCA.

        DISSENTERS' RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO SHAREHOLDERS IF THE MERGER IS CONSUMMATED. SHAREHOLDERS WHO WILL BE ENTITLED TO DISSENTERS' RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING DISSENTERS' RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH SHAREHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

        Short-Form Merger.    The MBCA also provides that if a parent company and its related organizations own at least 90% of the outstanding shares of each class of stock of a subsidiary, the parent company and that subsidiary may merge without a vote of the shareholders of the parent or the subsidiary through a so-called "short-form" merger. Accordingly, if, as a result of the offer or otherwise, Parent, we or our respective related organizations own at least 90% of the outstanding Shares, we could, and intend to, effect the merger without prior notice to, or any action by, any other shareholder of the Company. Pursuant to the Merger Agreement, the Company granted us the Top-Up Option, which permits but does not require us to purchase, at a price per Share equal to the Offer Price, a number of Shares that, when added to the number of Shares directly or indirectly owned by Parent or us at the time of exercise of the Top-Up Option would constitute at least one share more than 90% of Shares then outstanding.

16.    Fees and Expenses.

        J.P. Morgan Securities Inc. is acting as the Dealer Manager in connection with the offer, while its affiliate, J.P. Morgan Securities Japan Co., Ltd., has provided certain financial advisory services to Parent in connection therewith. We have agreed to pay J.P. Morgan Securities Japan Co., Ltd. a reasonable and customary fee, a substantial portion of which will become payable only if the proposed transaction is consummated, as compensation for its services as financial advisors in connection with the offer. We have agreed to reimburse the Dealer Manager for its reasonable out-of-pocket expenses, including the fees and expenses of its counsel, in connection with the offer, and have agreed to indemnify the Dealer Manager against certain liabilities and expenses in connection with the offer and the merger, including liabilities under the federal securities laws.

        We have also retained Georgeson Inc. to act as the Information Agent in connection with the offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses, and we have agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the offer, including liabilities under the federal securities laws.

        We will pay the Depositary reasonable and customary compensation for its services in connection with the offer, plus reimbursement for its out-of-pocket expenses, and we have agreed to indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.    Miscellaneous.

        The offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our sole discretion, take such action as we may deem necessary to make the offer in any such jurisdiction and extend the offer to holders of Shares in such jurisdiction.

        We are not aware of any jurisdiction in which the making of the offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

        Pursuant to Rule 14d-3 under the Exchange Act, Parent and we have filed with the SEC the Schedule TO and exhibits thereto. In addition, the Company has filed with the SEC the Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act. The Schedule TO and exhibits thereto, the Schedule 14D-9 and exhibits thereto, and other information filed by Parent, us and the Company with the SEC, may be inspected at the SEC's public reference library at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 100 F. Street, N.E., Washington D.C. 20549. The SEC also maintains a website at www.sec.gov that contains these documents and other information that Parent, we and the Company have filed with the SEC via the EDGAR system.

        No person has been authorized to give any information or make any representation on our behalf, or on behalf of the Dealer Manager, not contained in this offer to purchase or in the letter of transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                        JAGUAR ACQUISITION CORP.

December 21, 2007

SCHEDULE A
Information Concerning the Directors and Executive Officers of
Parent, Eisai US and Purchaser

        The following table sets forth, with respect to each director and executive officer of Parent, Eisai US and Purchaser, the (i) name, (ii) current principal occupation, (iii) name, address and principal business of the organization in which the present occupation is conducted, (iv) material occupations, positions, offices or employment held within the past five years and (v) name, address and principal business of any organization in which the past occupations, positions, offices or employment was carried on. Unless otherwise specified, each person listed below is a citizen of the United States.

Name (Citizenship)	Current Principal Occupation	Name, Address and Principal Business of the Organization in Which the Present Occupation is Conducted	Material Occupations, Positions, Offices or Employment Held Within the Past Five Years	Name, Address, and Principal Business of any Organization in Which the Past Occupations, Positions, Offices or Employment Were Carried On
Hideaki Matsui (Japanese)	Executive Vice President (Representative Executive Officer), Management Affairs, Human Resources	Eisai Co., Ltd. 4-6-10 Koshikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical	Executive Vice President (Representative Executive Officer) of Eisai Co., Ltd. since June 24, 2004

			Corporate Officer, Global Pharmaceuticals Business, Global Human Resources of Eisai Co., Ltd. since June 27, 2002	Eisai Co., Ltd. 4-6-10 Koshikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical
Representative Director, Senior Corporate Officer and Chief Financial Officer of Eisai Co., Ltd., from June 24 2003 to June 23, 2004
Director and Senior Corporate Officer of Eisai Co., Ltd., from June 27, 2002 to June 23, 2003

Director, Product Operations Department and Asia, Oceania and Middle East Business Headquarters since June 22, 2007

Soichi Matsuno (Japanese)	Deputy President (Representative Executive Officer), Global Pharmaceutical Business, Global Human Resources	Eisai Co., Ltd. 4-6-10 Koshikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical
Corporate Officer, Global Pharmaceutical Business, Global Human Resources of Eisai Co., Ltd. since June 23, 2006

Deputy President (Representative Executive Officer) of Eisai Co., Ltd. since June 24, 2004

Corporate Officer, Global Pharmaceuticals Business Headquarters of Eisai Co., Ltd., from June 24, 2004 to June 22, 2006

			Senior Advisor of Eisai Inc., from April 1, 2004 to June 23, 2004	Eisai Co., Ltd. 4-6-10 Koshikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical
			Chairman of Eisai Inc., from June 28, 2001 to March 31, 2004	Eisai Inc. 100 Tice Blvd. Woodcliff Lake NJ 07677 Pharmaceutical
Seiichi Kobayashi (Japanese)	Vice President, Discovery & Development Research, Japan	Eisai Co., Ltd. 5-1-3 Tokodai Tsukuba-shi, Ibaraki 300-2635, Japan Pharmaceutical	Vice President of Eisai Co., Ltd. since June 23, 2006 Director, Discovery & Development Research Headquarters of Eisai Co., Ltd. since April 1, 2006	Eisai Co., Ltd. 5-1-3 Tokodai Tsukuba-shi, Ibaraki 300-2635, Japan Pharmaceutical
			Lead Researcher, Eisai Research Institute of Boston Inc., from April 1, 2000 to March 31, 2006	Eisai Research Institute of Boston Inc. 4 Corporate Drive Andover, MA 01810-2447 Basic Pharmaceutical Research

Kiyoshi Hasegawa (Japanese)	Vice President, Consumer Health Product Division	Eisai Co., Ltd. 5-5-5 Koshikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical
Vice President, Consumer Health Product Division of Eisai Co., Ltd. since June 22, 2007

			Director, Marketing Channel Managing Department, Prescription Drug Division of Eisai Co., Ltd., from June 24, 2005 to June 21, 2007	Eisai Co., Ltd. 5-5-5 Koshikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical

Deputy Director, Marketing Channel Managing Department, Prescription Drug Division of Eisai Co., Ltd., from April 1, 2005 to June 23, 2005

Director, Kyusyu Marketing Channel Department, Prescription Drug Division of Eisai Co., Ltd., from April 1, 2003 to March 31, 2005

Manager, Marketing Channel Managing Department, Prescription Drug Division of Eisai Co., Ltd., from April 1, 1999 to March 31, 2003

Noboru Naoe (Japanese)	Vice President, Japan Business Headquarters, Prescription Drug Division	Eisai Co., Ltd. 5-5-5 Koshikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical
Vice President of Eisai Co., Ltd. and Director, Prescription Drug Division of Eisai Co., Ltd. since June 24, 2005

Deputy Director, Japan Business Headquarters of Eisai Co., Ltd. since April 1, 2007

Deputy Director, Prescription Drug Division of Eisai Co., Ltd., from April 1, 2005 to June 23, 2005

Supervisor, Kyushu Area, Prescription Drug Division of Eisai Co., Ltd., from April 1, 2003, to March 31, 2005

			Supervisor, Chugoku-Shikoku Area, Prescription Drug Division of Eisai Co., Ltd., from April 1, 2002 to March 31, 2003	Eisai Co., Ltd. 5-5-5 Koshikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical
Makoto Shiina (Japanese)	Executive Vice President (Representative Executive Officer), Strategy	Eisai Co., Ltd. 4-6-10 Koishikawa Bunkyo-ku Tokyo 112-8088, Japan Pharmaceutical	Executive Vice President (Representative Executive Officer), Strategy of Eisai Co., Ltd. since June 24, 2005 Senior Vice President of Eisai Co., Ltd., from June 24, 2004 to June 23, 2005	Eisai Co., Ltd. 4-6-10 Koishikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical
Managing Corporate Officer of Eisai Co., Ltd., from June 24, 2003 to June 23, 2004 Corporate Officer, Business Development of Eisai Co., Ltd., from June 29, 2001 to June 23, 2003

Masanori Tsuno (Japanese)	Director and President	Eisai Medical Research Inc. 55 Challenger Road Ridgefield Park, NJ 07660-2104 Pharmaceutical Clinical Research	Director and President of Eisai Medical Research Inc. since April 30, 2007	Eisai Medical Research Inc. 55 Challenger Road Ridgefield Park, NJ 07660 Pharmaceutical Clinical Research
			Vice President, Project Management of Eisai R&D Management Co., Ltd., from April 1, 2006 to March 19, 2007	Eisai R&D Management Co., Ltd. 4 Koishikawa Bunkyo-ku Tokyo, Japan Pharmaceutical R&D Management
			Vice President of Clinical Development of Europe Eisai Ltd., from April 7, 2003 to March 31, 2006	Eisai Ltd. 3 Shortland Hammersmith London, UK Pharmaceutical Sales, Clinical Research
			Director, Global Clinical Development of Eisai Inc., from January 2001 to March 2003	Eisai Inc. 100 Tice Boulevard Woodcliff Lake, NJ 07677 Pharmaceutical
Edward Stewart Geary	Vice President, Deputy Director, Corporate Regulatory Compliance, Quality Assurance	Eisai Co., Ltd. 4-6-10 Koishikawa Bunkyo-ku Tokyo 112-8088, Japan Pharmaceutical	Vice President of Eisai Co., Ltd. since June 22, 2007 Deputy Director, Corporate Regulatory Compliance, Quality Assurance of Eisai Co., Ltd. since April 1, 2004	Eisai Co., Ltd. 4-6-10 Koishikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical
Director, Medical, Regulatory Affairs & Pharmacovigilance Department of Eisai Co., Ltd., from January 1, 2001 to March 31, 2004

Hiroyuki Mitsui (Japanese)	Vice President, General Affairs, Environment and Safety Affairs, Information System	Eisai Co., Ltd. 4-6-10 Koishikawa Bunkyo-ku Tokyo 112-8088, Japan Pharmaceutical	Vice President of Eisai Co., Ltd. since June 24, 2004 Director, Corporate Information System Planning Department of Eisai Co., Ltd. since April 1, 2007	Eisai Co., Ltd. 4-6-10 Koishikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical

Corporate Officer, General Affairs, Environment and Safety Affairs, Information System of Eisai Co., Ltd. since June 23, 2006

Corporate Officer, Corporate Communications, IR, General Affairs, Environment and Safety Affairs of Eisai Co., Ltd., from April 1, 2005 to June 22, 2006

Corporate Officer, Corporate Communications, IR and General Affairs of Eisai Co., Ltd., from April 1, 2004 to March 31, 2005

Corporate Officer, Corporate Communications, PR, IR and General Affairs of Eisai Co., Ltd., from June 24, 2003 to March 31, 2004

Corporate Officer, Corporate Communications, Environment and General Affairs of Eisai Co., Ltd., from June 28, 2001 to June 23, 2003

Nobuo Deguchi (Japanese)	Executive Vice President, Internal Control, Compliance, Intellectual Property	Eisai Co., Ltd. 4-6-10 Koishikawa Bunkyo-ku Tokyo 112-8088, Japan Pharmaceutical	Executive Vice President of Eisai Co., Ltd. since June 22, 2007 Corporate Officer, Internal Control, Compliance, Legal Affairs and Intellectual Property of Eisai Co., Ltd. since June 23, 2006	Eisai Co., Ltd. 4-6-10 Koishikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical

Director, Intellectual Property Division of Eisai Co., Ltd., from June 23, 2006 to December 31, 2006

Senior Vice President of Eisai Co., Ltd., from June 24, 2005 to June 21, 2007

Corporate Officer, Internal Control, Business Ethics, Legal Affairs and Intellectual Property of Eisai Co., Ltd., from April 1, 2005 to June 22, 2006

Corporate Officer, Business Ethics, Legal Affairs, Intellectual Property and Environmental Affairs of Eisai Co., Ltd., from June 24, 2004 to March 31, 2005

Vice President of Eisai Co., Ltd., from June 24, 2004 to June 23, 2005

Corporate Officer, Business Ethics, Legal Affairs and Environmental Affairs of Eisai Co., Ltd., from June 24, 2003 to June 23, 2004

Corporate Officer, Business Ethics, PR and Legal Affairs of Eisai Co., Ltd., from June 28, 2001 to June 23, 2003

Hajime Shimizu (Japanese)	Senior Vice President, Pharmaceutical Business, U.S.	Eisai Co., Ltd. 4-6-10 Koishikawa Bunkyo-ku Tokyo 112-8088, Japan Pharmaceutical	Senior Vice President, Pharmaceutical Business, U.S. of Eisai Co., Ltd. since June 22, 2007 Vice President of Pharmaceutical Business of Eisai Co., Ltd., U.S. since June 2006	Eisai Co., Ltd. 4-6-10 Koishikawa Bunkyo-ku Tokyo 112-8088, Japan Pharmaceutical
	Director and Chief Executive Officer	Jaguar Acquisition Corp. 100 Tice Blvd. Woodcliff Lake, NJ 07677 Acquisition Vehicle	Director and Chief Executive Officer of Jaguar Acqusition Corp. since December 7, 2007	Jaguar Acquisition Corp. 100 Tice Blvd. Woodcliff Lake, NJ 07677 Acquisition Vehicle
	Director and President	Eisai Corporation of North America 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical	Director and President of Eisai Corporation of North America since June 22, 2004	Eisai Corporation of North America 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical
	Director, Chairman & Chief Executive Officer	Eisai Inc. 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical	Director, Chairman & Chief Executive Officer of Eisai Inc. since April 1, 2004 Vice President, Corporate Planning & Business Development of Eisai Inc., from July 2002 to March 2004	Eisai Inc. 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical
	Director	Eisai Research Institute of Boston, Inc. 4 Corporate Drive Andover, MA 01810 Pharmaceutical Basic Research	Director of Eisai Research Institute of Boston Inc. since April 1, 2004	Eisai Research Institute of Boston, Inc. 4 Corporate Drive Andover, MA 01810 Pharmaceutical Basic Research
	Director	Eisai Medical Research Inc. 55 Challenger Road Ridgefield Park, NJ 07660 Pharmaceutical Clinical Research	Director of Eisai Medical Research Inc. since June 21, 2004	Eisai Medical Research Inc. 55 Challenger Road Ridgefield Park, NJ 07660 Pharmaceutical Clinical Research

	Director	Eisai Machinery U.S.A. Inc. 90 Boroline Road Allendale, NJ 07601-6208 Pharmaceutical Machinery Production/Sales	Director of Eisai Machinery U.S.A. Inc. since June 21, 2004	Eisai Machinery U.S.A. Inc. 90 Boroline Road Allendale, NJ 07601-6208 Pharmaceutical Machinery Production/Sales
	Director	Morphotek, Inc. 210 Welsh Pool Rd. Exton, PA 19061 Pharmaceutical Basic Research	Director of Morphotek, Inc. since April 16, 2007	Morphotek, Inc. 210 Welsh Pool Rd. Exton, PA 19061 Pharmaceutical Basic Research
			Director of Corporate Management Planning Division of Eisai Co., Ltd., from June 2001 to June 2002	Eisai Co., Ltd. 4-6-10 Koishikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical
Yukio Akada (Japanese)	Vice President, Pharmaceutical Business China	Eisai Co., Ltd. 4-6-10 Koishikawa Bunkyo-ku Tokyo 112-8088, Japan Pharmaceutical	Vice President of Eisai Co., Ltd. since June 24, 2004 Corporate Officer, Pharmaceutical Business, China of Eisai Co., Ltd. since June 22, 2007	Eisai Co., Ltd. 4-6-10 Koishikawa Bunkyo-ku Tokyo 112-8088, Japan Pharmaceutical
	Chairman of the Board	Eisai China Inc. 1266 Nanjing Xi Road Shanghai City, 200040 China Pharmaceutical Production/Sales
Chairman of the Board of Eisai China Inc. since June 22, 2007

Corporate Officer, Asia, Oceania and Middle East Business Division of Eisai Co., Ltd., from June 23, 2006 to June 21, 2007

Corporate Officer, Corporate Planning and Information Systems of Eisai Co., Ltd., from June 24, 2005 to June 22, 2006

Corporate Officer of Eisai Co., Ltd., from June 24, 2003 to June 23, 2004

			Director, Human Resources Division of Eisai Co., Ltd., from June 27, 2002 to June 23, 2005	Eisai China Inc. 1266 Nanjing Xi Road Shanghai City, 200040 China Pharmaceutical Production/Sales

Takafumi Asano (Japanese)	Vice President, Corporate Officer of Production and Logistics, Transformation and Director of Production & Logistics Headquarters	Eisai Co., Ltd. 4-6-10 Koishikawa Bunkyo-ku Tokyo 112-8088, Japan Pharmaceutical	Vice President, Corporate Officer of Production and Logistics, Transformation and Director of Production & Logistics Headquarters of Eisai Co., Ltd. since June 22, 2007	Eisai Co., Ltd. 4-6-10 Koishikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical

Deputy Director, Production & Logistics, Transformation of Eisai Co., Ltd., from April 1, 2007 to June 21, 2007

Chief, Kawashima Plant of Eisai Co., Ltd., from April 1, 2005 to March 31, 2007

Director, Manufacturing Department, Misato Plant of Eisai Co., Ltd., from April 1, 2003 to March 31, 2005

Director, Planning & Coordination Department, Production & Logistics Headquarters of Eisai Co., Ltd., from April 1, 2002 to March 31, 2003
Yasushi Okada (Japanese)	Vice President, Business Planning, Japan Business Headquarters	Eisai Co., Ltd. 5-5-5 Koshikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical
Vice President of Eisai Co., Ltd. since June 24, 2005

Director, Business Planning, Japan Business Headquarters of Eisai Co., Ltd. since April 1, 2007

Director, Business Strategy Department, Prescription Drug Division of Eisai Co., Ltd., from June 23, 2006 to March 31, 2007

			Director, Business Promotion Department, Prescription Drug Division of Eisai Co., Ltd., from April 1, 2005 to June 22, 2006	Eisai Co., Ltd. 5-5-5 Koshikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical

Director Management Planning Division of Eisai Co., Ltd., from June 27, 2002 to March 31, 2005
Norio Kano (Japanese)	Vice President, Corporate Regulatory Compliance, Quality Assurance	Eisai Co., Ltd. 4-6-10 Koishikawa Bunkyo-ku Tokyo 112-8088, Japan Pharmaceutical
Vice President of Eisai Co., Ltd. since June 24, 2004

Director, Corporate Regulatory Compliance, Quality Assurance Headquarters of Eisai Co., Ltd. since June 22, 2007

Deputy Director, Corporate Regulatory Compliance, Quality Assurance Headquarters of Eisai Co., Ltd., from April 1, 2005 to June 21, 2007

Supervisor, Tokyo Area, Prescription Drug Division of Eisai Co., Ltd., from April 1, 2003 to March 31, 2005

			Director, Aricept Department, Prescription Drug Division of Eisai Co., Ltd., from April 1, 2001 to March 31, 2003	Eisai Co., Ltd. 4-6-10 Koishikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical
Kenta Takahashi (Japanese)	Vice President, General Counsel	Eisai Co., Ltd. 4-6-10 Koishikawa Bunkyo-ku Tokyo 112-8088, Japan Pharmaceutical	Vice President, General Counsel of Eisai Co., Ltd. since June 22, 2007 Director, Legal Department of Eisai Co., Ltd. since June 28, 2001	Eisai Co., Ltd. 4-6-10 Koishikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical
Kentaro Yoshimatsu (Japanese)	Senior Vice President, Research & Development	Eisai Co., Ltd. 4-6-10 Koishikawa Bunkyo-ku Tokyo 112-8088, Japan Pharmaceutical	Senior Vice President of Eisai Co., Ltd. since June 24, 2005 Corporate Officer, Research & Development of Eisai Co., Ltd. since April 1, 2006	Eisai Co., Ltd. 4-6-10 Koishikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical

	President	Eisai R&D Management Co., Ltd. 4-6-10 Koishikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical R&D Management
President of Eisai R&D Management Co., Ltd. since April 1, 2006

Vice President of Eisai Co., Ltd., from June 24, 2004 to June 23, 2005

Corporate Officer of Eisai Co., Ltd., from June 24, 2003 to June 23, 2004

Director, Drug Discovery Headquarters of Eisai Co., Ltd., from April 1, 2003 to March 31, 2006

			Director, Discovery Research Laboratories II, Discovery & Development Research Headquarters of Eisai Co., Ltd., from April 1, 2000 to March 31, 2003	Eisai R&D Management Co., Ltd. 4-6-10 Koishikawa Bunkyo-ku Tokyo 112-8088, Japan Pharmaceutical R&D Management Eisai Co., Ltd. 4-6-10 Koishikawa Bunkyo-ku Tokyo 112-8088 Japan
Kenji Toda (Japanese)	Senior Vice President and Corporate Officer, Government Relations Eisai Co., Ltd.	Eisai Co., Ltd. 4-6-10 Koishikawa Bunkyo-ku Tokyo 112-8088, Japan Pharmaceutical
Senior Vice President and Corporate Officer, Government Relations of Eisai Co., Ltd. since June 23, 2006

Vice President and Deputy Director, Corporate Regulatory Compliance and Quality Assurance Headquarters of Eisai Co., Ltd., from June 24, 2004 to June 22, 2006

Corporate Officer, Product Quality of Parent and Deputy Director of Corporate Regulatory Compliance and Quality Assurance Headquarters of Eisai Co., Ltd., from April 1, 2004 to June 23, 2004

			Corporate Officer, Product Quality of Eisai Co., Ltd., from June 29, 2000 to March 31, 2004	Eisai Co., Ltd. 4-6-10 Koishikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical

Hisashi Tanaka (Japanese)	Vice President, Clinical Research Center, Japan	Eisai Co., Ltd. 4-6-10 Koishikawa Bunkyo-ku Tokyo 112-8088, Japan Pharmaceutical
Vice President of Eisai Co., Ltd. since June 24, 2004

Director, Clinical Research Center, Japan of Eisai Co., Ltd. since April 1, 2003

Corporate Officer of Eisai Co., Ltd., from June 24, 2003 to June 23, 2004

			Director, R&D Planning Division of Eisai Co., Ltd., from April 1, 2001 to March 31, 2003	Eisai Co., Ltd. 4-6-10 Koishikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical
Akira Fujiyoshi (Japanese)	Vice President, Corporate Communications, Investor Relations	Eisai Co., Ltd. 4-6-10 Koishikawa Bunkyo-ku Tokyo 112-8088, Japan Pharmaceutical
Vice President and Corporate Officer, Corporate Communications, Investor Relations of Eisai Co., Ltd. since June 23, 2006

Director, Corporate Communications Division of Eisai Co., Ltd. since June 22, 2007

Director, Investor Relations Division of Eisai Co., Ltd., from June 23, 2006 to June 21, 2007

Director, IR Group Supervisory Department, Corporate Communications Division of Eisai Co., Ltd., from April 1, 2004 to June 22, 2006

Director, IR Group Supervisory Department, PR Division of Eisai Co., Ltd., from July 7, 2003 to March 31, 2004

			Assistant (eDMS Promotion) to the Director of R&D Headquarters of Eisai Co., Ltd., from April 1, 2002 to July 6, 2003	Eisai Co., Ltd. 4-6-10 Koishikawa Bunkyo-ku Tokyo 112-8088, Japan Pharmaceutical

Yutaka Tsuchiya (Japanese)	President	Eisai Ltd. Titan Court, 3 Bishop Square, Hatfield Hertfordshire AL10 9NE, UK Pharmaceutical Sales, Clinical Research	Vice President of Eisai Ltd. since October 28, 2004	Eisai Ltd. Titan Court 3 Bishop Square Hatfield, Hertfordshire AL10 9NE, UK Pharmaceutical Sales, Clinical Research
	Vice President	Eisai Co., Ltd. 4-6-10 Koishikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical	Vice President of Eisai Co., Ltd. since June 24, 2005	Eisai Co., Ltd. 4-6-10 Koishikawa Bunkyo-ku, Tokyo 112-8088, Japan Pharmaceutical

Corporate Officer, Pharmaceuticals Business, Europe of Eisai Co., Ltd. since June 23, 2006

Deputy Director, Global Pharmaceutical Headquarters of Eisai Co., Ltd., from October 1, 2004 to October 27, 2004

Director, Clinical Research Planning Division, Clinical Research Center, Japan of Eisai Co., Ltd., from April 1, 2001 to September 30, 2004
Hideki Hayashi (Japanese)	Senior Vice President, Business Development	Eisai Co., Ltd. 4-6-10 Koishikawa Bunkyo-ku Tokyo 112-8088, Japan Pharmaceutical
Senior Vice President of Eisai Co., Ltd. since June 22, 2007

Corporate Officer, Business Development of Eisai Co., Ltd. since June 23, 2006

Director, Business Development Department of Eisai Co., Ltd. since April 1, 2004

Vice President of Eisai Co., Ltd., from June 24, 2005 to June 21, 2007

			Director, Business Development Section of Eisai Co., Ltd., from April 1, 2000 to March 31, 2004	Eisai Co., Ltd. 4-6-10 Koishikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical

Name (Citizenship)	Current Principal Occupation	Name, Address and Principal Business of the Organization in Which the Present Occupation is Conducted	Material Occupations, Positions, Offices or Employment Held Within the Past Five Years	Name, Address, and Principal Business of any Organization in Which the Past Occupations, Positions, Offices or Employment Were Carried On
Hideshi Honda (Japanese)	Senior Vice President, Japan Business Headquarters	Eisai Co., Ltd. 5-5-5 Koishikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical	Senior Vice President of Eisai Co., Ltd. since June 22, 2007 Director, Japan Business Headquarters of Eisai Co., Ltd. since April 1, 2007	Eisai Co., Ltd. 5-5-5 Koshikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical
Director, Consumer Health Product Division of Eisai Co., Ltd., from June 24, 2005 to March 31, 2007
Vice President of Eisai Co., Ltd., from June 23, 2004 to June 21, 2007
Deputy Director, Global Pharmaceuticals Business Headquarters of Eisai Co., Ltd., from April 1, 2004 to June 23, 2005
Corporate Officer of Eisai Co., Ltd., from June 24, 2003 to June 23, 2004
Director, International Affairs and Business Development Division of Eisai Co., Ltd., from April 1, 2003 to March 31, 2004
			Director, European Business Planning of Eisai Ltd., from October 1, 1998 to March 31, 2003	Eisai Ltd. Titan Court, 3 Bishop Square, Hatfield Hertfordshire AL 10 9 NE, UK Pharmaceuticals Sales, Clinical Research

Shinji Hatta (Japanese)	Professor, Graduate School of Professional Accountancy, Aoyama Gakuin University Outside Director	4-4-25, Shibuya, Shibuya-ku, 150-8366 Tokyo, Japan Eisai Co., Ltd. 4-6-10 Koshikawa Bunkyo-ku Tokyo, 112-8088 Japan Pharmaceutical	Professor, Graduate School of Professional Accountancy, Aoyama Gakuin University since April 1, 2005	Aoyama Gakuin University 4-4-25, Shibuya, Shibuya-ku, 150-8366 Tokyo, Japan Education
			Professor, Department of Business Administration, Aoyama Gakuin University, from April 1, 2001 to March 31, 2005 Director of Eisai Co., Ltd. since June 2006	Eisai Co., Ltd. 4-6-10 Koishikawa, Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical Eisai Co., Ltd. 4-6-10 Koishikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical
Tadashi Kurachi (Japanese)	Advisor Emeritus, Kanematsu Corporation	Kanematsu Corporation 1-2-1, Shibaura, Minato-Ku, 105-8005, Tokyo, Japan	Advisor Emeritus, Kanematsu Corporation since June 28, 2007 Chairman and Representative Director of Kanematsu Corporation, from June 25, 2004 to June 28, 2007	Kanematsu Corporation 1-2-1, Shibaura, Minato-Ku, 105-8005, Tokyo, Japan Information Technology, Food, Iron & Steel, Life Science, Energy, Textile, Machinery & Plant
	Outside Director	Eisai Co., Ltd. 4-6-10 Koshikawa Bunkyo-ku Tokyo, 112-8088 Japan Pharmaceutical		Eisai Co., Ltd. 4-6-10 Koshikawa Bunkyo-ku Tokyo, 112-8088 Japan Pharmaceutical

			President and Representative Director of Kanematsu Corporation, from June 24, 1999 to June 25, 2004 Director of Eisai Co. Ltd. since February 2006	Eisai Co., Ltd. 4-6-10 Koshikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical
Tetsushi Ogawa (Japanese)	Director	Eisai Co., Ltd. 4-6-10 Koshikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical
Director of Eisai Co., Ltd. since June 23, 2006

Director of Board of Director's Secretariat of Eisai Co., Ltd., from June 24, 2004 to June 23, 2006

			Chief of Secretariat Office of Eisai Co., Ltd. from June 28, 2001 to June 24, 2004	Eisai Co., Ltd. 4-6-10 Koshikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical
Ko-Yung Tung	Senior Counselor	Morrison & Foerster LLP. 1209 Avenue of the Americas New York, NY 10104 Law Firm	Senior Counselor, Morrison & Foerster LLP since May 1, 2005	Morrison & Foerster LLP. 1209 Avenue of the Americas New York, NY 10104 Law Firm
	Outside Director	Eisai Co., Ltd. 4-6-10 Koshikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical		Eisai Co., Ltd. 4-6-10 Koshikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical
			Visiting Professor, Yale Law School since January 1, 2006	Yale Law School 127 Wall Street New Haven, CT 06511 Education

			Secretary-General, International Centre for Settlement of Investment Disputes, from April 2000 to December 31, 2003	ICSID 1818 H Street, N.W. Washington, D.C. 20433 Disputes Resolutions Institute
			Vice President and General Counsel, the World Bank, from December 1, 1999 to December 31, 2003 Director of Eisai Co., Ltd. since June 2006	World Bank 1818 H Street, N.W. Washington, D.C. 20433 Financial Institution Eisai Co., Ltd. 4-6-10 Koshikawa Bunkyo-ku Tokyo 112-8088, Japan Pharmaceutical
Shintaro Kataoka (Japanese)	Director	Eisai Co., Ltd. 4-6-10 Koshikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical	Director of Eisai Co., Ltd. since June 24, 2005 Senior Vice President of Eisai Co., Ltd., from June 24, 2004 to June 24, 2005	Eisai Co., Ltd. 4-6-10 Koshikawa Bunkyo-ku Tokyo 112-8088, Japan Pharmaceutical
Managing Corporate Officer of Eisai Co., Ltd., from June 24, 2003 to June 24, 2004
Corporate Officer of Eisai Co., Ltd., from June 1, 2001 to June 24, 2003.
Haruo Naito (Japanese)	Director, President and CEO (Representative Executive Officer)	Eisai Co., Ltd. 4-6-10 Koshikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical	Director, President and CEO (Representative Executive Officer) of Eisai Co., Ltd. since April 1, 1988	Eisai Co., Ltd. 4-6-10 Koshikawa Bunkyo-ku Tokyo 112-8088, Japan Pharmaceutical

Norihiko Tanikawa (Japanese)	President and Representative Director Outside Director	NSK-Chugai, Ltd. Nissei buid., 1-6-3 Ohsaki Shinagawa-ku 141-8608 Tokyo, Japan Eisai Co., Ltd. 4-6-10 Koshikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical	President and Representative Director of NSK-Chugai, Ltd. since June 2006 Senior Vice President of NSK Ltd., from June 27, 2002 to June 2006 Director of Eisai Co., Ltd. since June 2007	NSK-Chugai, Ltd. Nissei buid., 1-6-3 Ohsaki Shinagawa-ku 141-8608 Tokyo, Japan Manufacturing Eisai Co., Ltd. 4-6-10 Koshikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical
Tadahiro Yoshida (Japanese)	Chairman, President and Representative Director Outside Director	YKK Corporation 1 Kandaizumicho Chiyoda-ku 101-8642 Tokyo, Japan Fabricated Structural Metal Manufacturing Eisai Co., Ltd. 4-6-10 Koshikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical	Chairman, President and Representative Director, YKK Corporation since June 27, 1999 Director of Eisai Co., Ltd. since June 2006	YKK Corporation 1 Kandaizumicho Chiyoda-ku 101-8642 Tokyo, Japan Fabricated Structural Metal Manufacturing Eisai Co., Ltd. 4-6-10 Koshikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical
Yoshiyuki Kishimoto (Japanese)	Director of Strategy Outside Director	Booz Allen Hamilton Inc. Shiroyama Hills 18F 4-3-1, Toranomon Minato-ku, 105-6018 Tokyo, Japan Consulting Eisai Co., Ltd. 4-6-10 Koshikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical	Director of Strategy, Booz Allen Hamilton Inc. since January 2005	Booz Allen Hamilton Inc. Shiroyama Hills 18F 4-3-1, Toranomon Minato-ku, 105-6018 Tokyo, Japan Consulting

			Guest Professor of Finance, Waseda University since April 2006	Waseda University 1-104 Totsukamachi Shinjuku-ku 169-8050, Tokyo, Japan Education
Outside Director, Big Rental Co., Ltd. since October 2004 Director of Eisai Co., Ltd. since June 2005
Big Rental Co., Ltd.

Bizendate 1-137 Koriyanna City Fukushima Prefecture 936-8044, Japan

Leasing of Construction Machines and Equipment

Eisai Co., Ltd.
4-6-10 Koshikawa
Bunkyo-ku
Tokyo 112-8088
Japan

Pharmaceutical
			Vice President, Booz Allen Hamilton Inc., from April 2000 to December 2004	Booz Allen Hamilton Inc. Shiroyama Hills 18F 4-3-1, Toranomon Minato-ku, 105-6018 Tokyo, Japan
Ikujiro Nonaka (Japanese)	Professor Emeritus Outside Director	Hitosubashi University 2-1-2, Hitotsubashi Chiyoda-ku, 101-8439 Tokyo, Japan Eisai Co., Ltd. 4-6-10 Koshikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical	Professor Emeritus Hitosubashi University since April 1, 2006	Hitosubashi University 2-1-2, Hitotsubashi Chiyoda-ku, 101-8439 Tokyo, Japan Education

			Outside Director, Mitsui & Co., Ltd. since June 29, 2004	Mitsui & Co. Ltd. Ochtemachi 1-chome Chiyoda-ku, 100-0004 Tokyo, Japan Sales of Metal Products and Minerals, Machinery, Electronics and Information, Chemicals, Energy, Food, Textiles and Fashion
			Outside Director, Fujitsu Limited since June 29, 2004	Fujitsu Ltd. 1-5-2 Higashi-Shimbashi, Minato-ku 105-7123, Tokyo, Japan Technology
			Professor, School of International Corporate Strategy, Hitotsubashi University Graduate School, from April 1, 2000 to March 31, 2006	Hitosubashi University 2-1-2, Hitotsubashi Chiyoda-ku, 101-8439 Tokyo, Japan Education
			Xerox Faculty Fellow in Knowledge, University of California, Berkeley since September 1, 1997 Director of Eisai Co., Ltd. since June 2005	University of California, Berkeley 2200 University Avenue Berkeley, CA 94720 Education Eisai Co., Ltd. 4-6-10 Koshikawa Bunkyo-ku, Tokyo 112-8088, Japan Pharmaceutical
Tadashi Temmyo (Japanese)	Director, Member of Audit Committee	Eisai Co., Ltd. 4-6-10 Koshikawa Bunkyo-ku Tokyo 112-8088 Japan Pharmaceutical	Director of Eisai Co., Ltd. since June 24, 2004	Eisai Co., Ltd. 4-6-10 Koshikawa Bunkyo-ku, Tokyo 112-8088 Japan Pharmaceutical
			Director, Corporate Auditing Department of Eisai Co., Ltd., from April 1, 2001 to June 24, 2004	Eisai Co., Ltd. 4-6-10 Koshikawa Bunkyo-ku, Tokyo 112-8088, Japan Pharmaceutical

Jiro Hasegawa (Japanese)	Director, Chairman and Chief Executive Officer	Eisai Medical Research Inc. 55 Challenger Road Ridgefield Park, NJ 07660 Pharmaceutical Clinical Research	Chairman and Chief Executive Officer of Eisai Medical Research, Inc. since June 1, 2006 Director of Eisai Medical Research Inc. since April 1, 2006	Eisai Medical Research Inc. 55 Challenger Road Ridgefield Park, NJ 07660 Pharmaceutical Clinical Research
			Vice President, Global Clinical Research of Eisai Co., Ltd., from April 1, 2002 to March 31, 2006	Eisai Co., Ltd. 4-6-10 Koishikawa Bunkyo-ku Tokyo 112-8088, Japan Pharmaceutical
Neriman Botas	Vice President, Human Resources	Eisai Corporation of North America 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical	Vice President, Human Resources of Eisai Corporation of North America since July 19, 2004	Eisai Corporation of North America 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical
			Vice President, Human Resources, Schering-Plough Corporation from August 1984 to February 2004	Schering-Plough Corporation 2000 Galloping Hill Rd. Kenilworth, NJ Pharmaceutical
Edward Broughton	Senior Vice President, Global Medical & Marketing Services	Eisai Corporation of North America 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical	Vice President, Global Medical & Marketing Services of Eisai Corporation of North America since 2006	Eisai Corporation of North America 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical
			Vice President, Business Development of Eisai Inc., from 2003 to 2006	Eisai Inc. 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical
Vice President, Sales & Marketing of Eisai Inc., from 1999 to 2003

Michael D. Lewis	Director and President	Eisai Research Institute of Boston, Inc. 4 Corporate Drive Andover, MA 01810 Pharmaceutical Basic Research	President of Eisai Research Institute of Boston, Inc. since 2001 Director of Eisai Research Institute of Boston, Inc. since June 21, 2006	Eisai Research Institute of Boston, Inc. 4 Corporate Drive Andover, MA 01810 Pharmaceutical Basic Research
Lonnel Coats	Executive Vice President	Eisai Corporation of North America 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical	Executive Vice President of Eisai Corporation of North America since December 2007	Eisai Corporation of North America 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical
	Director	Jaguar Acquisition Corp. 100 Tice Blvd. Woodcliff Lake, NJ 07677 Acquisition Vehicle	Director of Jaguar Acquisition Corp. since December 7, 2007	Jaguar Acquisition Corp. 100 Tice Blvd. Woodcliff Lake, NJ 07677 Acquisition Vehicle
	Director, President and Chief Operating Officer	Eisai Inc. 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical	Director, President and Chief Operating Officer of Eisai Inc. since April 1, 2004	Eisai Inc. 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical
Vice President, Sales & Marketing of Eisai Inc., from October 2003 to March 2004
Vice President, Human Resources of Eisai, Inc., from February 2001 to September 2003
Joel H. Dobbs	Vice President of Information Technology	Eisai Corporation of North America 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical	Vice President, Information Technology of Eisai Corporation of North America since December 2007	Eisai Corporation of North America 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical

			Vice President of Eisai Medical Research, Inc. from 2006 to December 2007	Eisai Medical Research, Inc. 55 Challenger Road Ridgefield Park, NJ 07660 Pharmaceutical Clinical Research
			Executive-in-Residence and Program Director, Stevens Institute of Technology from 2004 to 2006	Stevens Institute of Technology Castle Point on Hudson Hoboken, NJ Education
			Vice President, Research Information Services, Schering Plough Research Institute from 1996 to 2004	Schering Plough Research Institute 2000 Galloping Hill Rd. Kenilworth, NJ Research Institute
David B. Harms	Director	Eisai Corporation of North America 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical	Director of Eisai Corporation of North America since June 28, 2002	Eisai Corporation of North America 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical
			Attorney at Sullivan and Cromwell LLP since December 1985	Sullivan and Cromwell LLP 125 Broad St. New York, NY 10004 Law Firm
	Director	Eisai Inc. 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical	Director of Eisai Inc. since July 1, 2002	Eisai Inc. 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical
	Director	Eisai Research Institute of Boston, Inc. 4 Corporate Drive Andover, MA 01810 Pharmaceutical Basic Research	Director of Eisai Research Institute of Boston, Inc. since June 26, 2002	Eisai Research Institute of Boston, Inc. 4 Corporate Drive Andover, MA 01810 Pharmaceutical Basic Research

	Director	Eisai Medical Research, Inc. 55 Challenger Road Ridgefield Park, NJ 07660 Pharmaceutical Clinical Research	Director of Eisai Medical Research Inc. since June 3, 2002	Eisai Medical Research, Inc. 55 Challenger Road Ridgefield Park, NJ 07660 Pharmaceutical Clinical Research
	Director	Eisai Machinery U.S.A. Inc. 90 Boroline Road Allendale, NJ 07601-6208 Pharmaceutical Machinery/Production/Sales	Director of Eisai Machinery U.S.A. Inc. since October 2, 2003	Eisai Machinery U.S.A. Inc. 90 Boroline Road Allendale, NJ 07601-6208 Pharmaceutical Machinery/Production/Sales
	Director	Morphotek, Inc. 210 Welsh Pool Rd. Exton, PA 19061 Pharmaceutical Basic Research	Director of Morphotek, Inc. since April 16, 2007	Morphotek, Inc. 210 Welsh Pool Rd. Exton, PA 19061 Pharmaceutical Basic Research
Junichi Asatani (Japanese)	Vice President, Corporate Planning and Communications	Eisai Corporation of North America 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical	Vice President, Corporate Planning and Communications of Eisai Corporation of North America since December 3, 2007	Eisai Corporation of North America 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical
			Vice President, Corporate Planning and Communications of Eisai Inc., from April 1, 2005 to December 2, 2007	Eisai Inc. 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical
Executive Director, Corporate Development of Eisai Inc., from June 1, 2004 to March 31, 2005
			Finance Director, Finance of Eisai Ltd. UK, from August 2001 to May 2004	Eisai Ltd. Titan Court, 3 Bishop Square, Hatfield, Hertfordshire AL10 9NE, UK Pharmaceutical Sales, Clinical Research

Douglas B. Snyder	General Counsel	Eisai Corporation of North America 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical	General Counsel of Eisai Corporation of North America since August 2005	Eisai Corporation of North America 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical
	Secretary	Jaguar Acquisition Corp. 100 Tice Blvd. Woodcliff Lake, NJ 07677 Acquisition Vehicle	Secretary of Jaguar Acquisition Corp. since December 7, 2007	Jaguar Acquisition Corp. 100 Tice Blvd. Woodcliff Lake, NJ 07677 Acquisition Vehicle
			Vice President and Associate General Counsel, GlaxoSmithKline, from August 1999 to August 2005	GlaxoSmithKline One Franklin Plaza Philadelphia, PA 19101 Pharmaceutical
Kenneth R. Klauser, Sr.	Chief Financial Officer	Eisai Corporation of North America 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical	Chief Financial Officer of Eisai Corporation of North America since December 13, 2007	Eisai Corporation of North America 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical
	Chief Financial Officer	Jaguar Acquisition Corp. 100 Tice Blvd. Woodcliff Lake, NJ 07677 Acquisition Vehicle	Chief Financial Officer of Jaguar Acquisition Corp. since December 7, 2007	Jaguar Acquisition Corp. 100 Tice Blvd. Woodcliff Lake, NJ 07677 Acquisition Vehicle
			Chief Financial Officer of Eisai Inc., from December 15, 1997 to December 12, 2007	Eisai Inc. 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical
Nicholas Nicolaides	Director, President and Chief Executive Officer	Morphotek, Inc. 210 Welsh Pool Rd., Exton, PA 19061 Pharmaceutical Basic Research	Director, President and Chief Executive Officer of Morphotek, Inc. since 2000	Morphotek, Inc. 210 Welsh Pool Rd. Exton, PA 19061 Pharmaceutical Basic Research

Hideo Dan (Japanese)	Senior Vice President	Eisai Corporation of North America 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical	Senior Vice President of Eisai Corporation of North America since August 15, 2005	Eisai Corporation of North America 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical
			Senior Vice President and General Counsel, Eisai Inc., from March 1, 1995 to August 15, 2005	Eisai Inc. 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical
Frederick W. Telling	Director	Eisai Corporation of North America 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical Clinical Research	Director of Eisai Corporation of North America since August 29, 2007	Eisai Corporation of North America 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical Clinical Research
	Director	Eisai Research Institute of Boston, Inc. 4 Corporate Drive Andover, MA 01810 Pharmaceutical Basic Research	Director of Eisai Research Institute of Boston, Inc. since October 23, 2007	Eisai Research Institute of Boston, Inc. 4 Corporate Drive Andover, MA 01810 Pharmaceutical Basic Research
	Director	Eisai Medical Research Inc. 55 Challenger Road Ridgefield Park, NJ 07660 Pharmaceutical	Director of Eisai Medical Research Inc. since August 29, 2007	Eisai Medical Research Inc. 55 Challenger Road Ridgefield Park, NJ 07660 Pharmaceutical
	Director	Eisai Machinery U.S.A. Inc. 90 Boroline Road Allendale, NJ 07601-6208 Pharmaceutical Machinery Production/Sales	Director of Eisai Machinery U.S.A. Inc. since August 29, 2007	Eisai Machinery U.S.A. Inc. 90 Boroline Road Allendale, NJ 07601-6208 Pharmaceutical Machinery Production/Sales
	Director	Morphotek, Inc. 210 Welsh Pool Rd., Exton, PA 19061 Pharmaceutical Basic Research	Director of Morphotek, Inc. since August 29, 2007	Morphotek, Inc. 210 Welsh Pool Rd., Exton, PA 19061 Pharmaceutical Basic Research

	Director	Eisai Inc. 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical	Director of Eisai Inc. since August 2007	Eisai Inc. 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical
			Vice President, Corporate Policy and Strategic Management of Pfizer Inc., from March 2001 to June 2007	Pfizer Inc. 235 East 42nd St. New York, NY 10017 Pharmaceutical
Vice President Pfizer Inc., from May 1977 to June 2007
Hiroki Tsurumi	Director	Eisai Corporation of North America 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical	Professor of Economics at Rutgers University	Rutgers University Department of Economics New Brunswick, NJ 08901 Education
			Director of Eisai Corporation of America since June 28, 2001	Eisai Corporation of North America 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical
	Director	Eisai Research Institute of Boston, Inc. 4 Corporate Drive Andover, MA 01810 Pharmaceutical Basic Research	Director of Eisai Research Institute of Boston, Inc. since July 17, 2001	Eisai Research Institute of Boston, Inc. 4 Corporate Drive Andover, MA 01810 Pharmaceutical Basic Research
	Director	Eisai Inc. 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical	Director of Eisai Inc. since June 28, 2001	Eisai Inc. 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical

	Director	Eisai Medical Research Inc. 55 Challenger Road Ridgefield Park, NJ 07660 Pharmaceutical Clinical Research	Director of Eisai Medical Research Inc. since June 3, 2002	Eisai Medical Research Inc. 55 Challenger Road Ridgefield Park, NJ 07660 Pharmaceutical Clinical Research
	Director	Eisai Machinery U.S.A. Inc. 90 Boroline Road Allendale, NJ 07601 Pharmaceutical Machinery Production/Sales	Director of Eisai Machinery U.S.A. Inc. since October 2, 2003	Eisai Machinery U.S.A. Inc. 90 Boroline Road Allendale, NJ 07601 Pharmaceutical Machinery Production/Sales
	Director	Morphotek, Inc. 210 Welsh Pool Rd., Exton, PA 19061 Pharmaceutical Basic Research	Director of Morphotek, Inc. since April 16, 2007	Morphotek, Inc. 210 Welsh Pool Rd., Exton, PA 19061 Pharmaceutical Basic Research
Alexander Scott[1]	Vice President, Business Development	Eisai Inc. 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical	Vice President, Business Development of Eisai Inc. since July 2006	Eisai Inc. 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical
	Director	Jaguar Acquisition Corp. 100 Tice Blvd. Woodcliff Lake, NJ 07677 Acquisition Vehicle	Director of Jaguar Acquisition Corp. since December 7, 2007	Jaguar Acquisition Corp. 100 Tice Blvd. Woodcliff Lake, NJ 07677 Acquisition Vehicle
Senior Director, Business Development of Eisai Inc., from April 2005 to July 2006
Director, Business Development of Eisai Inc., from July 2002 to April 2005

Vice President, Business Development	Eisai Corporation of North America 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical	Vice President, Business Development of Eisai Corporation of North America since December 3, 2007	Eisai Corporation of North America 100 Tice Blvd. Woodcliff Lake, NJ 07677 Pharmaceutical

1.
Alexander Scott purchased 500 shares of the Company's common stock on each of September 8 and September 9, 2005 through Mr. Scott's 401(k) account at E-Trade at a price of approximately $25.00 per share.

SCHEDULE B
Information Concerning the Identity and Background of the Affiliates and
Associates of Parent, Eisai US and Purchaser

        The following table sets forth the (i) name, (ii) business address, and (iii) principal business of each affiliate and associate of Parent, Eisai US and Purchaser.

I. Affiliates and Associates Under Common Control of Parent

Name	Business Address	Principal Business
Sanko Junyaku Co., Ltd.	1-10-6, Iwamoto-cho Chiyoda-ku Tokyo 101-0032, Japan	Diagnostic product production/sales
Sannova Co., Ltd.	3038-2, Serada-cho Ota-shi Gunma 370-0426, Japan	Pharmaceutical production
Elmed Eisai Co., Ltd.	3-23-5, Higashi-Ikebukuro Toshima-ku Tokyo 170-0013, Japan	Pharmaceutical sales
KAN Research Institute, Inc.	Kobe MI R&D Center 6-7-3, Minatojima-minamimachi Chuo-ku, Kobe-shi Hyogo 650-0047, Japan	Basic research
Eisai Distribution Co., Ltd.	3039-1, Aza-Daichido, Iiyama Atsugi-shi Kanagawa 243-0213, Japan	Pharmaceutical distribution
Clinical Supply Co., Ltd.	3, Takehaya-machi, Kawashima Kakamigahara-shi Gifu 501-6024, Japan	Medical instrument production/sales
Sunplanet Co., Ltd.	3-5-10, Otsuka Bunkyo-ku Tokyo 112-0012, Japan	Administrative services, catering, printing, real estate management
Eisai Machinery Co., Ltd.	3-5-10, Otsuka Bunkyo-ku, Tokyo, Japan	Pharmaceutical machinery production/sales
Eisai Seikaken Co., Ltd.	4-8-13, Hongo Bunkyo-ku, Tokyo 113-0033 Japan	Agro-chemical production/sales
Palma Bee'z Research Institute Co., Ltd.	1-12, Minami-Watarida-cho Kawasaki-ku, Kawasaki-shi Kanagawa 210-0855, Japan	Diagnostic production research
Eisai Food & Chemicals Co., Ltd.	Nihonbashi Sunrise Building 2-13-10, Nihonbashi, Chuo-ku Tokyo 103-0027, Japan	Food additives, chemical sales
Eisai R&D Management Co., Ltd.	4-6-10, Koishikawa Bunkyo-ku, Tokyo 112-8088 Japan	Pharmaceutical R&D management
Eisai Europe Ltd.	Titan Court, 3 Bishop Square Hatfield Hertfordshire AL 10 9 NE, U.K.	European regional headquarters/holding company
Eisai Ltd.	Titan Court, 3 Bishop Square Hatfield Hertfordshire AL 10 9 NE, U.K.	Pharmaceutical sales, clinical research

Eisai London Research Laboratories Ltd.	Bernard Katz Building University College London Gower Street London WC1E 6BT, U.K.	Basic research
Eisai Manufacturing Ltd.	Titan Court, 3 Bishop Square Hatfield Hertfordshire AL 10 9 NE, U.K.	Pharmaceutical production
Eisai GmbH	Lyoner Strasse 36 D-60528 Frankfurt am Main Germany	Pharmaceutical sales
Eisai Machinery GmbH	Mathias Brueggen Strasse 142 D-50829 Köln, Germany	Pharmaceutical machinery production/sales
Eisai S.A.S.	Tour Manhattan 5-6 Place de I'Iris 92095 Paris La Défense 2 Cedex, France	Pharmaceutical production/sales
Eisai B.V.	Strawinskylaan 909 1077 XX, Amsterdam The Netherlands	Pharmaceutical production/sales
Eisai SA/NV	Avenue Louise, 306 1050 Brussels, Belgium	Pharmaceutical sales
Eisai Farmacêutica S.A.	C/Arturo Soria 336, 3[a] Planta 28033 Madrid, Spain	Pharmaceutical sales
Eisai S.r.l	Via dell'Unione Europea 6 7th Floor 20097 San Donato Milanese Italy	Pharmaceutical sales
Eisai Pharma AG	Schaffhauserstrasse 611 8052 Zurich, Switzerland	Pharmaceutical sales
Eisai AB	Svardvagen 3a, Danderyd P.O. Box 23060 104 35 Stockholm, Sweden	Pharmaceutical sales
EF-Eisai Farmaceutica, Unipessoal Lda.	Lagoas Park, Edificio 5, Torre A, Piso 6 Lisbon, Portugal	Pharmaceutical sales
P.T. Eisai Indonesia	Ratu Plaza Office Tower 11th Floor Jl, Jend. Sudirman 9, Jakarta 10270, Indonesia	Pharmaceutical production/sales
Eisai Asia Regional Services Pte. Ltd.	#15-05/08, 152 Beach Road Gateway East, Singapore 189721	Pharmaceutical sales
Eisai (Singapore) Pte. Ltd.	#15-05/08, 152 Beach Road Gateway East, Singapore 189721	Pharmaceutical sales

Eisai Clinical Research Singapore Pte. Ltd.	#15-05/08, 152 Beach Road Gateway East Singapore 189721	Pharmaceutical clinical research
Eisai (Malaysia) Sdn. Bhd.	Lot 6.1, 6th Floor, Menara Lien Hoe No. 8, Persiaran Tropicana 47410 Petaling Jaya, Malaysia	Pharmaceutical sales
Eisai (Thailand) Marketing Co., Ltd.	6th Floor, GPF Witthayu Tower A 93/1 Wireless Road, Bangkok 10330, Thailand	Pharmaceutical production/sales
HI-Eisai Pharmaceutical Inc.	20th Floor, Multinational Bancorporation Centre 6805 Ayala Avenue 1226 Makati City, Philippines	Pharmaceutical production/sales
Eisai (Hong Kong) Co., Ltd.	Room 2008, Fortress Tower 250 King's Road, North Point Hong Kong, China	Pharmaceutical sales
Eisai Taiwan, Inc.	9th Floor, No. 18 Chang An E. Road, Sec. 1 Taipei, Taiwan	Pharmaceutical production/sales
Eisai China Inc.	20th Floor, Plaza 66, 1266 Nanjing Xi Road Shanghai City, 200040 China	Pharmaceutical production/sales
Eisai Korea Inc.	10F Revessant 147-17 Samseong-dong Gangnam-gu, Seoul 135-878 Korea	Pharmaceutical sales
Eisai Pharmaceuticals India, Pte. Ltd.	1st Floor, B-Wing, Marwah Centre Kreshanlal Marwah Marg Andheri (East) Mumbai 400072, India	Pharmaceutical production/sales
Eisai Pharmatechnology & Manufacturing Pte. Ltd.	D. No. 10-153/1 Plot No 135 Sea Breeze villa, Visalakshi Nagar Main Road Visakhapatnam PIN530043, AP India	Pharmaceuticals
Eisai Australia Pty. Ltd.	c/o Cooper Energy Suite 4, Level 4, South Shore Centre 83-85 The Esplanade South Perth, WA 6151, Australia	Pharmaceuticals

II. Affiliates and Associates Under Common Control of Eisai US

Name	Business Address	Principal Business
Eisai Corporation of North America	100 Tice Blvd. Woodcliff Lake, New Jersey 07677 U.S.A.	North America regional headquarters/holding company
Eisai Inc.	100 Tice Blvd. Woodcliff Lake, New Jersey 07677 U.S.A.	Pharmaceutical production/sales
Eisai Research Institute of Boston, Inc.	4 Corporate Drive Andover, Massachusetts 01810-2447 U.S.A.	Pharmaceutical basic research
Eisai Machinery U.S.A. Inc.	90 Boroline Road Allendale, NJ 07601-6208 U.S.A.	Pharmaceutical machinery production/sales
Eisai Medical Research Inc. ..	55 Challenger Road Ridgefield Park, New Jersey 07660-2104, U.S.A	Pharmaceutical clinical research
Morphotek, Inc.	210 Welsh Pool Road, Exton Pennsylvania 19341, U.S.A.	Pharmaceutical basic research and clinical research

        Facsimile copies of the letter of transmittal will be accepted. The letter of transmittal, certificates representing Shares and any other required documents should be sent by you or your broker-dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the offer is:

COMPUTERSHARE TRUST COMPANY, N.A.

By Mail: Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Facsimile Transmission For Eligible Institutions Only: (617) 360-6810 For Confirmation Only Telephone: (781) 575-2332	By Overnight Courier: Computershare c/o Voluntary Corporate Actions 250 Royall Street Canton, MA 02021

        Any questions or requests for assistance or additional copies of the offer to purchase and the letter of transmittal may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the offer.

The Information Agent for the offer is:

GEORGESON INC.

199 Water Street, 26th Floor
New York, NY 10038

Banks and Brokerage Firms Call:
(212) 440-9800

Shareholders and All Others Call Toll-Free:
(888) 605-7543

The Dealer Manager for the offer is:

J.P. MORGAN SECURITIES INC.

277 Park Avenue
New York, NY 10172

Call Toll-Free:
(866) 538-1292

Call Collect:
(212) 622-4918

QuickLinks

  Exhibit 99(a)(1)(A)
OFFER TO PURCHASE FOR CASH ALL OF THE OUTSTANDING SHARES OF COMMON STOCK AND THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS OF MGI PHARMA, INC. AT $41.00 NET PER SHARE BY JAGUAR ACQUISITION CORP. A WHOLLY OWNED SUBSIDIARY OF EISAI CORPORATION OF NORTH AMERICA A WHOLLY OWNED SUBSIDIARY OF EISAI CO., LTD.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 22, 2008, UNLESS THE OFFER IS EXTENDED.
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
Introduction
PURPOSE OF THE OFFER AND PLANS FOR THE COMPANY
THE MERGER AGREEMENT
OTHER AGREEMENTS
SCHEDULE A Information Concerning the Directors and Executive Officers of Parent, Eisai US and Purchaser
SCHEDULE B Information Concerning the Identity and Background of the Affiliates and Associates of Parent, Eisai US and Purchaser